EQUITY PURCHASE AGREEMENT

by and among

BRIGHTSPHERE (LANDMARK) LLC,

LANDMARK INVESTMENT HOLDINGS LP,

LANDMARK PARTNERS, LLC,

ARES HOLDINGS L.P.,

solely for purposes of Section 10.18 hereof, BRIGHTSPHERE INVESTMENT GROUP INC.,

solely for purposes of Sections 7.1.4 through 7.1.7, 7.9.6 and 7.13.2 hereof, LANDMARK

PARTNERS, INC.

and

solely for purposes of Section 2.1, Section 2.3, Section 3.1.7(a)-(b), Section 7.1.4, Section 7.9.5,

Section 7.12.4, Section 7.12.5, Section 7.13.2 hereof, each LANDMARK PARTNER identified on Exhibit E hereof

Dated as of March 30, 2021

Table of Contents

EXHIBITS

Exhibit A    Accounting Principles and Working Capital
Exhibit B    Client Consents
Exhibit C    Company Trademarks
Exhibit D    Seller Trademarks
Exhibit E    Payment Allocation
Exhibit F    Client Consent Percentage Matters
Exhibit G    Management Incentive Matters
Exhibit H    Forms of Fair Competition Agreement
Exhibit I    Exhibit I Person
Exhibit J    Exhibit J Person

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement, dated as of March 30, 2021 (the “Signing Date”) (as the same may be amended or otherwise modified in accordance with the terms hereof, this “Agreement”), is made by and among BrightSphere (Landmark) LLC, a Delaware limited liability company (the “BrightSphere Seller”), Landmark Investment Holdings LP, a Delaware limited partnership (the “Landmark Seller”; each of the BrightSphere Seller and the Landmark Seller, a “Seller”), Landmark Partners, LLC, a Delaware limited liability company (the “Company”), Ares Holdings L.P., a Delaware limited partnership (the “Buyer”), solely for the purposes of Section 10.18 hereof, BrightSphere Investment Group Inc., a Delaware corporation (the “Guarantor”), solely for the purposes of Section 7.1.4 through 7.1.7 , Section 7.9.6, and Section 7.13.2, Landmark Partners, Inc., a Delaware corporation (“LPI”), solely for the purposes of Section 2.1, Section 2.3, Section 3.1.7(a)-(b), Section 7.1.4, Section 7.9.5, Section 7.12.4, Section 7.12.5 and Section 7.13.2 hereof, each limited partner of the Landmark Seller identified on Exhibit E to this Agreement (each, a “Landmark Partner” and together with the Sellers, the Company, and the Buyer, the “Parties” and each individually a “Party”) and the Sellers’ Representative (as defined in Section 10.17).

RECITALS

WHEREAS, the BrightSphere Seller owns a sixty percent (60%) Interest (as defined in the Company LLC Agreement) in the Company (the “BrightSphere Transferred Interests”);

WHEREAS, the Landmark Seller owns a forty percent (40%) Interest (as defined in the Company LLC Agreement) in the Company (the “Landmark Transferred Interests” and, together with the BrightSphere Transferred Interests, the “Transferred Interests”);

WHEREAS, the Transferred Interests, constitute one hundred percent (100%) of the issued and outstanding Capital Stock of the Company;

WHEREAS, subject to the terms and conditions set forth herein, directly and indirectly through a series of transactions, (i) the Buyer desires to first acquire from the Landmark Seller, and the Landmark Seller desires to transfer to the Buyer, the Landmark Transferred Interests (and, for U.S. federal income Tax purposes and to the extent described herein, the Buyer desires to purchase from each Landmark Partner, and each Landmark Partner desires to sell to the Buyer, his or her interests in the Landmark Seller) and (ii) immediately thereafter, the Buyer desires to purchase from the BrightSphere Seller, and the BrightSphere Seller desires to sell to the Buyer, the BrightSphere Transferred Interests;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Buyer to enter into this Agreement, certain employees of the Group Companies have entered into Fair Competition Agreements with an Affiliate of Buyer;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the BrightSphere Seller to enter into this Agreement, the Buyer and an Affiliate of the BrightSphere Seller have entered into agreements whereby the Buyer will purchase from such Affiliate at the Closing the carry and co-investment interests owned by such Affiliate of the BrightSphere Seller and identified with particularity therein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the parties to enter into this Agreement, the Landmark Partners and Ares Owners have entered into contribution agreements (the “Contribution Agreements”) providing for the contribution at Closing by each of the Landmark Partners of the Ares Operating Group Units they receive in the Landmark Distribution to his or her own separate series of Ares Owners in exchange for a number of Class Mirror Units equal to the number of Ares Operating Group Units contributed.

WHEREAS, the Parties agree to treat, and to cause their Affiliates to treat, (i) the acquisition by the Buyer of the Landmark Transferred Interests from the Landmark Seller, together with the Landmark Seller Liquidation, contemplated by this Agreement as an “assets over” partnership merger of Landmark Seller into Buyer subject to Section 1.708-1(c) of the Treasury Regulations in which Buyer continues as the resulting partnership (the “Partnership Merger”), (ii) the sale of the Landmark Transferred Interests by the Landmark Seller to the Buyer contemplated by this Agreement (to the extent of any cash received by the Landmark Seller from the Buyer in such sale) as a sale to the Buyer of an interest in Landmark Seller by any Landmark Partner receiving such cash in the Landmark Seller Liquidation pursuant to Section 1.708-1(c)(4) of the Treasury Regulations, and (iii) the sale of the BrightSphere Transferred Interests by the BrightSphere Seller to the Buyer contemplated by this Agreement (x) in a manner consistent with Situation 1 of Revenue Ruling 99-6, 1999-1 C.B. 432, in each case, for U.S. federal, and, to the extent applicable, state and local Income Tax purposes and (y) as occurring after the sale of the Landmark Transferred Interests and the Landmark Seller Liquidation (including the Landmark Distribution); and

WHEREAS, the Parties desire to make the representations, warranties, covenants, and agreements specified in this Agreement in connection with the Transactions.

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants, and agreements contained herein, the Parties, intending to be legally bound, agree as follows:

1.    DEFINITIONS; CERTAIN RULES OF CONSTRUCTION
1.1.    Definitions. Certain terms used in this Agreement are defined in Exhibit G. As used herein, the following terms shall have the following meanings:

“Accounting Principles” means GAAP as in effect on the Most Recent Balance Sheet Date and using the same accounting methods, policies, practices, procedures, clarifications, judgements and methodologies used to derive the Financials and the example calculation on Net Working Capital set forth on Exhibit A.

“Acquisition Proposal” means any inquiry, proposal or offer (in each case, other than from the Buyer and its Representatives) relating to the direct or indirect acquisition, whether structured as a sale of equity, merger, recapitalization, business combination, liquidation, dissolution, reorganization, or otherwise, by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of (i) any of the Transferred Interests or (ii) assets of any of the Group Companies equal to 5% or more of the value of the assets of the Group Companies or to which 5% or more of the revenues or earnings of the Group Companies are attributable.

“Action” means any arbitration, examination, audit, investigation, action, suit, litigation, complaint, or other legal proceeding by or before any Governmental Authority.

“Actual Fraud” with respect to any Person means an intentional misrepresentation by such Person in the making of the representations and warranties in this Agreement or in any certificate delivered under this Agreement.

“Adjusted Assets Under Management” means, for each account of each Advisory Client, the assets under management with respect to such account as of the Determination Date, as determined by the Group Companies consistent with past practice, the applicable Advisory Contract and the calculation of the Base Date Assets Under Management for such account (as applicable).

Notwithstanding the foregoing: (w) the calculation of Adjusted Assets Under Management (and any resulting calculation of Revenue Run Rate) shall in no event take into account, and such calculation shall otherwise exclude, any increase or decrease in assets under management in any account of any Advisory Client to the extent resulting from market appreciation or depreciation or any fluctuations in the value of any currency from the Base Date (or, if later, the date of such Advisory Client’s formation) to the Determination Date; (x) no adjustment shall be made for contributions to, or distributions from, any Advisory Client whose fees, as of the Signing Date, are calculated based upon reported value (which fees shall continue to be calculated based upon reported value), (y) any change in the method of calculating fees with respect to any Advisory Client from a method based upon committed capital to a method based upon reported value, in each case, that occurs after the Base Date in accordance with an Advisory Contract that was in effect as of the Signing Date shall be disregarded; and (z) after giving effect to the principles and methodologies set forth in this definition, the calculation of Adjusted Assets Under Management shall otherwise be calculated consistent with the calculation methodology set forth on Exhibit F.

“Adjustment Percentage” means a percentage equal to:
(a)    100%, minus

(b)    an amount equal to: (x) 95% minus (y) the Client Consent Percentage.

Notwithstanding the forgoing, if the Client Consent Percentage is equal to or in excess of 95%, the Adjustment Percentage shall be deemed to be 100%.

“Adjustment Percentage Amount” means (a) 100% minus the Adjustment Percentage, multiplied by (b) the Enterprise Value.

“Advisers Act” means the Investment Advisers Act of 1940.
“Advisory Client” means each Person or account to whom a Group Company provides investment advisory, investment sub-advisory or investment management services pursuant to an Advisory Contract or otherwise. Advisory Clients include each pooled investment vehicle, each “single investor vehicle” (including any similar arrangement for a group of related investors) and each separately managed account to which a Group Company provides such services, but does not include investors in a pooled investment vehicle.

“Advisory Contract” means any investment advisory, investment sub-advisory, investment management, or similar Contract pursuant to which a Group Company provides investment advisory, investment sub-advisory or investment management services to any Person, including, where applicable, Fund Documents.

“Affiliate” with respect to any specified Person at any time means each Person directly or indirectly controlling, controlled by, or under common control with such specified Person at such time, and where “control” (and the related terms “controlling” and “controlled by”) means the power to direct the management and policies of such Person, directly or indirectly, whether by ownership of voting securities, by Contract, or otherwise. For purposes of the definition of “control”, a general partner or managing member of a Person shall be considered to control such Person. Notwithstanding the generality of the foregoing (a) no Advisory Client shall be, or shall be deemed to be, an Affiliate of a Group Company for any purpose under this Agreement, (b) no operating company Subsidiary of the Guarantor other than the Group Companies shall have obligations under this Agreement to take any actions or perform any obligations and (c) no investment fund, investment vehicle or investment account managed or advised by Buyer or any of its Affiliates (or any portfolio company or investment thereof) shall be deemed to be an Affiliate of Buyer.
“Allocable Cash Share” (a) with respect to the BrightSphere Seller means a fraction, the numerator of which is $690,000,000 and the denominator of which is $787,500,000, and (b) with respect to the Landmark Seller means a fraction, the numerator of which is $97,500,000 and the denominator of which is $787,500,000.

“Allocable Share” (a) with respect to the BrightSphere Seller means a fraction, the numerator of which is $690,000,000 and the denominator of which is the Enterprise Value, and (b) with respect to the Landmark Seller means a fraction, the numerator of which is $390,000,000 and the denominator of which is the Enterprise Value.

“Amended LLCA” means the fourth amended and restated limited liability company agreement of the Company, to be entered into upon Closing, in a form determined by Buyer, with such changes as Buyer deems appropriate.

“AML” means Ares Management Limited, a company registered in England and Wales under number 05837428.

“Ancillary Agreements” means the Contribution Agreements and all certificates to be executed and delivered in connection with the Transactions.

“Arbiter” means an independent and nationally-prominent accounting or valuation firm with expertise in disputes of the type contemplated by Article 3 and which is mutually acceptable to the Sellers’ Representative and the Buyer; provided that if the Sellers’ Representative and the Buyer are unable to agree on such a firm, they shall each nominate such a firm, and the two firms so nominated shall nominate a third such firm, with such third firm to serve as the Arbiter.

“Ares” means Ares Management Corporation.

“Ares Charter” means the Second Restated Certificate of Incorporation of Ares in the form publicly disclosed prior to the Signing Date.

“Ares Group Company” means the Buyer and each of its Subsidiaries.

“Ares Operating Group” has the meaning given to it in the Ares Charter.

“Ares Operating Group Limited Partner” has the meaning given to it in the Ares Charter.

“Ares Operating Group Unit” has the meaning given to it in the Ares Charter.

“Ares Owners” means Ares Owners Holdings L.P., a Delaware limited partnership.

“Ares Owners LPA” means the Agreement of Limited Partnership of Ares Owners.

“Assets” of any Person means all assets, rights and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible (including Intellectual Property) and wherever situated) owned or leased by such Person.

“Base Date” means January 1, 2021.

“Base Date Assets Under Management” means, for each account of each Advisory Client, the assets under management with respect to such account as of the Base Date, as determined by the Group Companies consistent with past practice and the applicable Advisory Contract, which in the case of Advisory Clients with advisory fees based on capital commitments, includes such commitments. The calculation of the Base Date Assets Under Management is attached as Exhibit F.

“Base Date Revenue Run Rate” means the aggregate Revenue Run Rate for all accounts of all Advisory Clients determined as of the Base Date. The calculation of the Base Date Revenue Run Rate is attached as Exhibit F.

“Business” means the business of the Group Companies as conducted on the Signing Date or the Closing Date.

“Business Assets” with respect to LPI or Landmark UK means all Assets owned by such Person relating to, used in, or necessary for the Business as of the Signing Date or immediately prior to the Closing Date (other than (i) entitlements to carried interest, (ii) any equity interest in Landmark UK and (iii) any cash).

    “Business Day” means any day, other than a Saturday, Sunday, or any other day on which banks located in New York, New York or Los Angeles, California are authorized or required by applicable Legal Requirements to be closed.

“Capital Stock” means (a) all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, and all other equity or ownership interests in a Person, including membership interests, partnership interests, joint venture interests, and beneficial interests, (b) all warrants, options, “profits interests,” compensatory or incentive equity, convertible or exchangeable securities, subscription or redemption rights, or other rights to purchase or otherwise acquire any of the foregoing, and (c) all appreciation rights, phantom equity rights, and other similar rights or Contracts, in each case, whose value or price is derived from or based upon the value or price of any of the foregoing.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136).

“Cash” means all cash, cash equivalents, marketable securities, and short term investments of a Person as determined in accordance with the Accounting Principles. “Cash” shall (a) include the amount of all received but uncleared checks and wires received by a Person at the applicable determination time and (b) exclude (i) the amount of all issued but uncleared checks and wires issued by such Person prior to the applicable determination time, (ii) any amounts that are not freely usable because they are subject to restrictions, limitations or Taxes on use or distribution under Legal Requirements, Contract or otherwise,

(iii) cash deposited with third parties (including landlord or other security deposits or prepayments) and (iv) Cash owned by Landmark UK. Notwithstanding the foregoing, “Cash” shall include all cash of the Group Companies that is maintained to comply with minimum liquid capital required under the Securities and Futures (Financial Resources) Rules.

“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of Ares.
“Class A Price” means $53.12.

“Class Mirror Unit” has the meaning given to it in the Ares Owners LPA.

“Client Consent” with respect to an Advisory Client means the required action to obtain the consent of such Advisory Client to the “assignment” (within the meaning of the Advisers Act) of the applicable Advisory Contract specified in such Advisory Contract and under applicable Legal Requirements, as applicable. Such required action for each Advisory Client to obtain consent to the “assignment” of the applicable Advisory Contract is set forth on Exhibit B.

“Client Consent Percentage” means the fraction, expressed as a percentage, having a numerator equal to the Closing Date Revenue Run Rate and a denominator equal to the Base Date Revenue Run Rate.

“Closing Cash” means Cash of the Group Companies calculated as of the Determination Date.
“Closing Cash Consideration” means an amount equal to (a) the Closing Consideration, multiplied by (b) a fraction, the numerator of which is $787,500,000 and the denominator of which is the Enterprise Value.

“Closing Consideration” means an amount equal to: (a) the Enterprise Value, plus (b) Closing Cash, minus (c) Closing Debt, plus (d) the amount, if any, by which Closing Working Capital is greater than Target Working Capital, minus (e) the amount, if any, by which Target Working Capital is greater than Closing Working Capital, minus (f) Transaction Expenses, minus (g) the Adjustment Percentage Amount.

“Closing Date AOG Unit Amount” means the number of Ares Operating Group Units that an Ares Operating Group Limited Partner would have to surrender pursuant to Section 2.1(a)(ii) of the Exchange Agreement in exchange for a number of shares of Class A Common Stock with an aggregate value equal to the Closing Date Class A Share Amount.

“Closing Date Class A Share Amount” means the number of shares of Class A Common Stock (rounded down to the nearest whole number) equal to: (a) the Estimated Closing Equity Consideration divided by (b) the Class A Price.

“Closing Date Revenue Run Rate” means the aggregate Revenue Run Rate for all accounts of all Advisory Clients determined as of the Determination Date. The calculation of Closing Date Revenue Run Rate shall (a) exclude the Revenue Run Rate from all Non-Consenting Advisory Clients and their respective Adjusted Assets Under Management, (b) include all Advisory Clients and their respective Adjusted Assets Under Management that become Advisory Clients and Consent to the “assignment” (as defined in the Advisers Act) of their Advisory Contract after the Base Date and (c) exclude all Advisory Clients and their respective Adjusted Assets Under Management that cease to be Advisory Clients after the Base Date. Except as set forth otherwise in this definition and in the definition of Adjusted Assets Under Management, Closing Date Revenue Run Rate shall in all respects be calculated using the same methodology used to calculate Base Date Revenue Run Rate.

“Closing Debt” means Debt of the Group Companies calculated as of the Closing Date.
“Closing Equity Consideration” means an amount equal to (a) the Closing Consideration, multiplied by (b) a fraction, the numerator of which is $292,500,000 and the denominator of which is the Enterprise Value.

“Closing Working Capital” means Working Capital calculated as of the Determination Date; provided that items consisting of Taxes shall be calculated as of the end of the day on the Closing Date.
“Code” means the Internal Revenue Code of 1986.

“Company Act” means the Investment Company Act of 1940.
“Company LLC Agreement” means the third amended and restated limited liability company agreement of the Company, dated as of August 18, 2016, as amended by Amendment No. 1, dated as of December 31, 2018 (as the same may be amended or otherwise modified in accordance with the terms thereof).

“Company-Sponsored Benefit Plan” means each Group Company Plan that is sponsored by a Group Company and only covers directors, officers, employees, individual independent contractors or other similar individual service providers of the Group Companies (or the eligible dependents or beneficiaries thereof).

“Company Trademarks” means (a) those trademarks listed on Exhibit C, and (b) all trademarks, service marks, trade dress, trade names, logos, social media accounts and domain names including, or that constitutes a combination of, any trademark referenced in clause (b).

“Confidential Information” means all confidential, proprietary or material non-public information, documents and materials relating to the Group Companies. “Confidential Information” includes Trade Secrets, Intellectual Property, software and documentation, client information, subcontractor information internal analyses, analyses of competitive products, marketing plans, corporate financial information, information related to negotiations with third parties, internal audit reports, contracts and sales proposals, pricing and costs of specific products and services, training materials, employment records, performance evaluations, and other sensitive information. “Confidential Information” does not include information that was or becomes generally available to the public through no breach of this Agreement by a Seller or any of its Affiliates.

“Consent” means any consent, notice, approval, authorization, waiver, grant, agreement, permission or exemption of, or registration, declaration or filing with, or other required action by, any Person.

“Continuing Employee” means any employee of a Group Company immediately prior to the Closing.

“Contract” means, with respect to any Person, any contract, contractual obligation, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or undertaking, together with all amendments, modifications and supplements thereto, in each case, whether written or oral.

“COVID-19 Actions” means any actions taken (or not taken) by any Group Company (x) as a reasonably necessary response to the COVID-19 pandemic (a) to protect the health and safety of the Group Companies’ employees and other individuals having dealings with the Group Companies or (b) in response to business disruptions caused by the COVID-19 pandemic or (y) pursuant to any Legal Requirement issued by a Governmental Authority or the World Health Organization providing for restrictions that relate to, or arise out of, the COVID-19 pandemic.

“Data Security Requirements” means each of the following to the extent relating to data privacy, protection or security or to the Processing of Personal Information by or on behalf of, or otherwise applicable to, the Group Companies: (a) the Group Companies’ internal and external policies and procedures; (b) all applicable Legal Requirements, including security breach notification requirements; (c) Contracts to which any Group Company is a party or by which it is otherwise bound; (d) industry standards applicable to the industries in which any Group Company operates that are binding on any Group Company under applicable Contract or Legal Requirement, or with which they purport to comply, and, to the extent applicable, the Payment Card Industry Data Security Standard; and (e) rulings, findings, interpretation bulletins, guidelines and other guidance documents issued or published by any Governmental Authority to the extent binding on any Group Company.

“Debt” means, with respect to any Person, all obligations of such Person (a) for borrowed money or in respect of loans or advances, (b) evidenced by notes, bonds, debentures, or similar Contracts, (c) under leases which are required to be, and which are, treated as finance or capital leases in accordance with the Accounting Principles (and not under leases which are required to be, or which are, treated as operating leases in accordance with the Accounting Principles), (d) under any interest rate, currency or other similar hedging arrangement or Contract (with the amount of such obligation, if any, determined in accordance with the Accounting Principles as if such arrangement or Contract were terminated in accordance with its terms at the Closing), (e) for (A) deferred compensation, unpaid incentive compensation and unpaid severance obligations, in each case, to the extent a description of such items is not set forth on Section 1.1 of the Company Disclosure Letter, and (B) accrued but unpaid employee bonuses, in each case, together with the employer’s portion of any payroll, security, unemployment or other similar Taxes associated with such undisclosed obligations (computed as though all such amounts were payable as of the Closing), (f) under any performance bond, surety bond, bankers’ acceptance, or letter of credit, but in each case only to the extent actually drawn and outstanding, (g) for the deferred purchase price for property or services, except for current liabilities or other trade payables in each case included in the calculation of Working Capital, (h) in the nature of guarantees or other similar obligations for any of the items described in clauses (a) through (g) above, (i) accrued but unpaid interest, expenses, premiums, penalties, breakage costs and other obligations arising with respect to any of the items described in clauses (a) through (h) above, and (j) any and all unpaid Income Taxes of the Group Companies (which shall not be less than zero) for any taxable period (or portion thereof) ending on or prior to the Closing Date for which a final (rather than estimated) Tax Return has not yet been filed as of the Closing Date (taking into account payments of estimated Tax and prepayments of Tax paid prior to the Closing Date, and any refunds or overpayments of Tax with respect to such periods) determined for any Straddle Period in accordance with Section 7.12.6, including any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) deferred pursuant to Section 2302 of the CARES Act. “Debt” of any Person shall also include the deferred revenues of such Person. For the avoidance of doubt, and notwithstanding the generality of the foregoing, in no event shall Debt include any obligation of such Person (i) under any performance bond or letter of credit, in each case to the extent not actually drawn and outstanding, (ii) for the endorsement of a negotiable instrument in the ordinary course of business, (iii) for intercompany indebtedness or other obligations among the Group Companies, (iv) that is included in Working Capital or Transaction Expenses, (v) for Taxes resulting from actions taken outside the ordinary course of business on the Closing Date and after Closing or from the incurrence of, receipt or transfer of proceeds of, assumption of or credit support provided in respect of, or otherwise related to, the Financing, or (vi) that is incurred by the Buyer or any or its Affiliates or any Group Company in

connection with the Closing at the direction of the Buyer of any of its Affiliates. Notwithstanding the foregoing, (i) if the Closing occurs prior to June 30, 2021, Debt of the Group Companies shall be reduced by $10,666,667; (ii) if (A) the Group Companies make the Initial Incentive Payments and (B) the Closing occurs on or after June 30, 2021, Debt of the Group Companies shall be reduced by $13,366,667 and (iii) Debt may be a negative number.

“Determination Date” means 11:59 p.m., prevailing New York, New York time, on the Business Day immediately prior to the Closing Date.

“Distribution Percentage” means the percentage set forth opposite such Landmark Partner’s name in the “Distribution Percentage” column of Exhibit E.

“Downward Adjustment Cash Amount” with respect to (a) the BrightSphere Seller means an amount equal to the product of (i) the Downward Adjustment, multiplied by (ii) the BrightSphere Seller’s Allocable Share, and (b) the Landmark Seller means an amount equal to the product of (i) the Downward Adjustment, multiplied by (ii) the Landmark Seller’s Allocable Share, multiplied by (iii) a fraction, the numerator of which is $97,500,000 and the denominator of which is $390,000,000.

“Downward Equity Amount” with respect to each Landmark Partner means a number of Class Mirror Units (rounded down to the nearest whole number) with a value equal to the product of: (a) the Downward Adjustment, multiplied by (b) the Landmark Seller’s Allocable Share, multiplied by (c) a fraction, the numerator of which is $292,500,000 and the denominator of which is $390,000,000, and multiplied by (d) such Landmark Partner’s Distribution Percentage. For purposes of this definition, each Class Mirror Unit shall be deemed to have a value equal to the Class A Price.

“Encumbrance” means any charge, lien, pledge, security interest, mortgage, deed of trust, easement, license, option, title imperfection or defect, hypothecation, encroachment or other similar restriction or encumbrance, or other adverse claim of any kind.

“Enterprise Value” means $1,080,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person treated at a relevant time as a single employer with any of the Group Companies pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agreement” means the Amended and Restated Exchange Agreement, to be dated April 1, 2021, by and among Ares, the Buyer, each Ares Operating Group Limited Partner and the other parties thereto in the form provided to the Sellers prior to the Signing Date.

“Fair Competition Agreement” means the form of the Fair Competition Agreement attached to this Agreement in Exhibit H.

“Family Member” with respect to any natural Person means (i) such Person’s current and former spouse(s), parents, grandparents, children, grandchildren and siblings, (ii) the current and former spouse(s) of such Person’s children, grandchildren and siblings and (iii) estates, trusts, partnerships and other entities of which a majority of the interests are held directly or indirectly by the foregoing.

“Family Party” with respect to any natural Person means (i) any Family Member of such Person or (ii) any Person of which the applicable natural Person or any Person in clause (i): (A) owns at least 50% of the Capital Stock or (B) has power to direct the management and policies of such Person, directly or indirectly, whether by ownership of voting securities, by Contract or otherwise.

“Financial Statement Standards” means the accounting standards applicable to the preparation of the financial statements of the Company as set forth in Section 9.5 of the Company LLC Agreement.
“Financing” means any debt or equity financing (whether public or private) contemplated by Buyer in connection with, or to pay amounts due with respect to, the Transactions, whether effected prior to, or substantially concurrently with, the Closing.

“Financing Sources” means the financial institutions, agents, arrangers and institutional investors that otherwise enter into Contracts in connection with all or part of any Financing.

“Fund Documents” means with respect to an Advisory Client that is a pooled investment vehicle, the then-current limited partnership agreement, limited liability company agreement, operating agreement, shareholders’ agreement, memorandum and articles of association, or similar governing document governing the operations of any entities that comprise such pooled vehicle, as well as the then-current offering documents (if any) of such pooled vehicle.

“Fundamental Representations” means the representations and warranties of: (a) each Seller set forth in Section 4.1, Section 4.2, Section 4.4(a), and Section 4.5, and (b) the Company set forth in Section 5.1, Section 5.2, Section 5.4(a), and Section 5.5.1.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any (a) supranational, national, provincial, federal, state, local, or foreign governmental, judicial, regulatory or other public body, agency, court, tribunal, division, subdivision, or authority (including governmental and non-governmental self-regulatory organizations), (b) arbitrator or similar dispute resolution body or Person or (c) securities exchange, including the New York Stock Exchange.

“Group Companies” means (i) the Company and each of its Subsidiaries and (ii) Landmark UK. Notwithstanding anything to the contrary in this Agreement, no Advisory Client shall be considered a Group Company.

“Group Company Intellectual Property” means all Intellectual Property owned or purported to be owned by any Group Company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means any Tax that is, in whole or in part, based on or measured by or with respect to income or gains and any similar Taxes (including Taxes imposed on, or with reference to, multiple bases including income or gains).

“Initial Incentive Payments” means $2,700,000 in bonus payments to individuals as required by letters set forth in section 1 of Section 1.1 of the Company Disclosure Letter.

“Intellectual Property” means: (a) patents, (b) works of authorship and copyrights, (c) trademarks, trade names, service marks, service names, logos, corporate names, and other indicia of origin, (d) domain names, social media accounts, and administrative information related to the foregoing (e) design rights, (f) any and all issuances, registrations, applications, and recordings relating to any of the other clauses of this definition, (g) rights in trade secrets and proprietary or confidential information, inventions, discoveries, innovations, ideas, processes, methods, methodologies, know-how, algorithms, formulae, customer and vendor lists, data, databases, collections of data, and software (including source code, object code, and executable code) (collectively, “Trade Secrets”), and (h) all other intellectual property rights, in each case, whether tangible or intangible, embodied in any form, and whether or not protectable or protected by patent or copyright.

“Knowledge” means, with respect to a Seller or the Group Companies, as applicable, the actual knowledge of those persons listed on Section 1.1(a) of the Company Disclosure Letter.

“Landmark Advisory Clients” means all Advisory Clients except for Sub-Advised Clients.

“Landmark Distribution” means the distribution at the Closing to each Landmark Partner of such Landmark Partner’s Distribution Percentage of the Closing Date AOG Unit Amount in connection with the Landmark Seller Liquidation.

“Landmark UK” means Landmark Partners (Europe) Limited.

“Landmark UK Employees” means all persons employed by Landmark UK at the Signing Date.

“Legal Requirement” means any constitution, law (including common law), statute, ordinance, code, rule, Order or regulation of any Governmental Authority.

“Management Award Cash Amount” with respect to any Management Award Recipient means the amount of cash set forth across from such Management Award Recipient’s name on Annex A to Exhibit G.

“Material Adverse Effect” means any change, effect, event, development, fact, condition, circumstance, or occurrence (each an “Effect”) that, individually or in the aggregate with other applicable Effects, has had, or would reasonably be expected to have, a material adverse effect on: (i) the Company’s or any Seller’s ability to perform its obligations under this Agreement to timely consummate the Closing when required under this Agreement or (ii) the assets, business, financial condition or results of operations of the Group Companies, taken as a whole. For purposes of clause (ii) of the preceding sentence, no Effect resulting from or arising out of any of the following, whether alone or in combination, shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any trade wars or general political, social, economic, financial, capital market, credit market, financial market, or industry-wide conditions, including, in each case, any changes in any of the foregoing, including those arising from or related to protests or social unrest (whether or not violent), epidemics, pandemics, other outbreaks of infectious disease, including in each case the so-called novel coronavirus or COVID-19, or any escalation or worsening of any such protests or unrest, epidemics, pandemics or disease outbreaks; (b) the results of any primary or general elections (including legal challenges related to the foregoing) or any statements or proclamations of any officials (whether elected or not and including candidates for any such offices) of any Governmental Authority; (c) natural or man-made disasters, calamities, emergencies, acts of God, hurricanes, floods, cyclones, tornadoes, storms, or earthquakes, or acts of war, hostilities, sabotage, or terrorism, protests or social unrest (whether or not violent), an escalation or worsening of any of the foregoing, or any action taken by any Governmental Authority in response to any of the foregoing; (d) epidemics, pandemics, other outbreaks of infectious disease, including in each case the so-called novel coronavirus or COVID-19, an escalation or worsening of any of the foregoing, or any action taken by any Governmental Authority in response to any of the foregoing; (e) regulatory changes, changes in Legal Requirements, changes in GAAP or the interpretation, or changes in the interpretation, of any of the foregoing, or any new Legal Requirement, pronouncement or guideline promulgated by a Governmental Authority, the World Health Organization or industry group providing for restrictions that relate to, or arise out of, (A) any epidemics, pandemics, other outbreaks of infectious disease, including in each case the so-called novel coronavirus or COVID-19 or (B) any foreign or domestic protests or social unrest (whether or not violent); (f) any stoppage, shut down, or changes in operating practices or procedures of any Governmental Authority; (g) any action taken by any Seller or any Group Company that is taken at Buyer’s written request but is not otherwise expressly required by the terms of this Agreement; (h) any action taken by any Seller or any Group Company which is not otherwise expressly required by the terms of this Agreement, but which is taken with the prior, written consent of the Buyer after the Company has advised the Buyer in writing that taking such action is reasonably likely to cause a Material Adverse Effect; (i) the fact that the prospective owner of the Group Companies is the Buyer or any Affiliate of the Buyer (including any loss of, or change in, the relationship of any Group Company with any of their Advisory Clients, employees, customers, suppliers, or other business relations as a result of Buyer’s identity); (j) any failure by a Group Company to meet business plans, projections, estimates, expectations, budgets, or forecasts of any kind or for any period (provided that this clause (j) shall not prevent a determination that any Effect underlying such failure to meet such business plans, projections, estimates, expectations, budgets, or forecasts has resulted in a Material Adverse Effect); and (k) any breach of this Agreement by the Buyer. Notwithstanding the foregoing, with respect to clauses (a) through (f) of the preceding sentence, any such Effects shall be disregarded in determining whether a “Material Adverse Effect” has occurred only to the extent they do not disproportionately impact the Group Companies, taken as a whole, in comparison to the other participants in the industries or markets in which the Group Companies operate.

“Material Advisory Client Change” means any Effect after the Base Date that results in the premature (a) termination, dissolution or winding up of an Existing Advisory Client, (b) suspension or termination of: (i) the obligations of all of the investors of an Existing Advisory Client to make capital contributions to such Existing Advisory Client or (ii) the investment period of an Existing Advisory Client, or (c) withdrawal or removal of the general partner, managing member, manager, advisor or similar governing Person of an Existing Advisory Client.

“Material Fund” means each of Landmark Equity Partners XV, L.P., Landmark Equity Partners XVI, L.P., Landmark Equity Partners XVII, L.P., Landmark Real Estate Partners VII, L.P., Landmark Real Estate Partners VIII, L.P., Landmark Hudson Partners I, L.P. and Landmark Infrastructure Partners II, L.P.

“Money Laundering Laws” means: (a) the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, the USA PATRIOT Act of 2001, (b) the money laundering and any related or similar Legal Requirements of all jurisdictions, and (c) any anti money laundering or similar guidelines, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction or authority over any Group Company.

“Non-Consenting Advisory Clients” means each Advisory Client that has not consented, and has not been deemed to have consented, in accordance with Section 7.8, to the “assignment” (as defined in the

Advisers Act) of the relevant Advisory Contract resulting from the consummation of the Transactions, or has submitted a notice of termination or removal in accordance with the relevant Advisory Contract.

“Off-the-Shelf Software” means software non-exclusively licensed to a Group Company from a third-party on terms generally available to the public for an annual or one-time fee or payment of no more than $100,000.

“Order” means any order, injunction, judgment, consent decree, writ, award or ruling of any Governmental Authority.

“ordinary course of business” or “ordinary course” with respect to any Person means the ordinary course of business consistent with the past practice of such Person, other than with respect to any COVID-19 Actions.

“Organizational Documents” means the certificate of incorporation and by-laws of a corporation, the certificate of formation and operating agreement of a limited liability company, the certificate of partnership and partnership agreement of a general or limited partnership, the declaration or agreement of trust and by-laws of a trust, and the similar organizational, governing or constituent documents of any other Person other than a natural person.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state or local Tax laws.

“Pass-Through Income Tax Return” means any Tax Return of a Group Company for, or which includes, a Pre-Closing Tax Period filed (or required to be filed) with respect to Income Taxes that are imposed directly on the Sellers or their direct or indirect beneficial owners (and not a Group Company).
“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).

“Permits” means any license, permit, Consent, certificate, or other similar authorization issued by, or otherwise granted by, any Governmental Authority.

“Permitted Encumbrance” means (a) Encumbrances for Taxes, assessments, or other claims by a Governmental Authority (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with the Accounting Principles; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the ordinary course of business and (i) payment of which is not past due or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with the Accounting Principles; (c) zoning codes, building codes, and other land use Legal Requirements of any Governmental Authority, in each case, which are not violated in any material respect by the current use of the affected asset; (d) purchase money Encumbrances and Encumbrances securing rental payments under capitalized or operating lease arrangements; (e) Encumbrances arising under workers’ compensation, unemployment insurance, social security, retirement, and other similar Legal Requirements; (f) non-exclusive licenses of Intellectual Property granted by a Group Company to its customers or suppliers in the ordinary course of business; (g) restrictions on transfer under applicable securities Legal Requirements (such transfer restrictions, the “Permitted Equity Encumbrances”); (h) the Encumbrances

identified on Section 1.1(b) of the Company Disclosure Letter; and (i) except with respect to Intellectual Property, such other Encumbrances which are not, individually or in the aggregate, material to the Group Companies, taken as a whole. Notwithstanding the foregoing, for purposes of Section 7.1, the definition of “Permitted Encumbrances” shall be deemed not to include the foregoing clause (i) in the definition thereof.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock, or other company, business trust, trust, organization, labor union, Governmental Authority, or other entity of any kind.

“Personal Information” means any information (a) that identifies, describes, is reasonably capable of being associated with, or could reasonably be linked with, directly or indirectly, alone or when combined with other information, an identified or identifiable or other natural person, consumer, or household or (b) that is regulated or protected by one or more Legal Requirements related to privacy or data protection.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion of a Straddle Period that ends on (and includes) the Closing Date.

“Process” means to process, access, collect, use, modify, retrieve, disclose, store, transmit, delete, or manage data or information or any other operation or set of operations performed on any data or information.

“R&W Policy” means a buyer-side representation and warranty insurance policy that may be obtained by Buyer in connection with the Transactions.

“Representative” means, with respect to any Person, any director, officer, member, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Revenue Run Rate” means, as of any determination time, the annualized aggregate investment advisory, sub-advisory, investment management, or similar fees for all accounts of all Advisory Clients payable to the Group Companies as of the relevant determination date.
Revenue Run Rate shall be determined by multiplying:

(1)    in the case of the Base Date Revenue Run Rate, the Base Date Assets Under Management by, for each account of each Advisory Client as of the Base Date, the applicable annual fee rate or fee schedule (excluding incentive and performance fees and net of all applicable fee waivers, reimbursements, similar offsets or reductions, and all sub-advisory fees paid) for such account under the applicable Advisory Contract for such account as of the Base Date; and
(2)    in the case of the Closing Date Revenue Run Rate, the Adjusted Assets Under Management by, for each account of each Advisory Client as of the Determination Date, the applicable annual fee rate or fee schedule (excluding incentive and performance fees and net of all applicable fee waivers, reimbursements, similar offsets or reductions, and all sub-advisory fees paid) for such account under the applicable Advisory Contract for such account (calculated after giving effect to any Material Advisory Client Change with respect thereto) as of the Determination Date.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Incentive Payments” means $5,333,336 in bonus payments to individuals as required by letters set forth in section 2 of Section 1.1 of the Company Disclosure Letter.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any actual or reasonably suspected: (a) theft, loss of, unauthorized access to, alteration or compromise of, unavailability of, unauthorized disclosure, copying, use or destruction of, or other Processing of Personal Information or other confidential or sensitive information (including Trade Secrets), (b) breach of security, phishing incident, ransomware or malware attack, or (c) intrusion or unauthorized access or use, of any Technology System or any data or information contained or stored thereon.

“Seller MAE” means, with respect to a Seller, any Effect that, individually or in the aggregate with other Effects, would reasonably be expected to have a material adverse effect on its obligations under this Agreement or the Ancillary Agreements to consummate the Closing.
“Seller Trademarks” means (i) those trademarks listed on Exhibit D attached hereto, and (ii) all trademarks, service marks, trade dress, trade names, logos, social media accounts and domain names including, or that constitutes a combination of, any trademark in clause (i).

“Settlement Agreement” means a Contract in a form agreed between the Parties to settle any claims arising against Landmark UK or any Ares Group Company in relation to the termination of employment of the Landmark UK Employees.

“Sub-Advised Clients” means all Advisory Clients for which an investment adviser other than a Group Company is the principal investment adviser or sponsor, as set forth on Section 1.1 of the Company Disclosure Letter.

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is the general partner or managing member.

“Target Working Capital” means $7,566,191.

“Tax” or “Taxes” means (a) any federal, state, local, or foreign income, gains, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind, including any interest, penalty, or addition thereto, (b) all liabilities for the payment of the amounts of the type described in clause (a) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto) and (c) all liabilities for the payment of any amounts described in clause (a) or (b) as a result of being a transferee or successor to any Person, by Contract or under applicable Legal Requirements.

“Tax Receivable Agreement” means the Amended and Restated Receivable Agreement to be dated as of April 1, 2021 in the form provided to the Seller prior to the Signing Date.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto and any amendment thereof.

“Technology Systems” means computer systems and software, computer hardware, electronic data processing and telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, co-location facilities, and information contained therein or transmitted thereby, including any outsourced systems and processes, in each case, that are used by or for, or otherwise relied on by, any Group Company.

“Time-Vesting RU Agreement” means a Time-Vesting Restricted Unit Agreement substantially in the form attached as Annex B to Exhibit G.

“Transaction Expenses” means, to the extent unpaid as of the Determination Date and to the extent not otherwise paid or assumed by a Seller or the Sellers: (a) the aggregate fees and expenses of each of the Group Companies relating to (i) the negotiation, preparation and execution of this Agreement and the Ancillary Agreements and all other documents relating to the Transactions, (ii) the transactions contemplated with other potential acquirers of any of the Group Companies or the businesses or material assets thereof, and (iii) any transaction, incentive, retention, severance or similar payments payable to any employee or other individual service provider by or on behalf of any Group Company in connection with the consummation of the Transactions (whether prior to or upon such consummation, and whether or not in connection with another event, but excluding a termination of employment following the Closing), together with the employer’s portion of any payroll, social security, unemployment or other similar Taxes associated with such payments, and (b) the aggregate fees and expenses of the Sellers and any employee of any Group Company (including with respect to employment arrangements), in each case, that any of the Group Companies has agreed, or is otherwise obligated, to pay; (d) 50% of the Transfer Taxes payable in connection with the Transactions; and (e) all other fees and expenses that the Group Companies expressly agree to bear in this Agreement or any Ancillary Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“UK Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

“Upward Adjustment Cash Amount” with respect to each Seller means an amount equal to the product of: (a) the Upward Adjustment multiplied by (b) such Seller’s Allocable Share.

“Union” means any labor union, works council, or other labor organization.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Legal Requirement.

“Working Capital” means those current assets of the Group Companies identified on Exhibit A, minus those current liabilities of the Group Companies identified on Exhibit A, in each case, calculated in accordance with the Accounting Principles.

Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit, or Disclosure Letter means a Section or Article of, Exhibit to, or Disclosure Letter delivered in connection with, this Agreement, (b) the word “including” shall be construed as “including without limitation” and the words “include” and “includes” shall have corresponding meanings, (c) references to a particular statute or regulation include such statute and regulation and all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case, as amended, supplemented, consolidated, rewritten or otherwise modified from time to time, (d) defined terms in the singular or plural form include the plural and singular forms of such defined terms, respectively, (e) words expressed in the masculine shall include the feminine and neuter genders and vice versa, (f) the word “will” shall have the same meaning as the word “shall”, (g) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and shall not simply mean “if”, (h) references to “day” or “days” in the lower case means calendar days, (i) references to the “date hereof” are to the date of this Agreement, (j) the words “hereof”, “herein”, “hereto”, and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not any particular provisions of this Agreement, (k) references to dollars or “$” are to United States dollars, (l) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (m) unless context specifies otherwise, the word “either,” “or,” “neither,” “nor” and “any” are not exclusive, (n) accounting terms not otherwise defined have the meaning assigned to them in accordance with GAAP, and (o) unless the context expressly provides otherwise, the terms “made available”, “provided”, “furnished” or other similar terms refer to information having been disclosed on or prior to 11:59 p.m. Los Angeles time on the day prior to the Signing Date in the online dataroom maintained by the Company in connection with the Transactions.

1.2.    Certain Other Definitions. Each of the following terms has the meaning ascribed to such term in the Section set forth opposite such term:

TERM	SECTION
Adjusted Closing Consideration	3.1.7
Agreement	Preamble
Allocation Objections Statement	7.12.5
Allocation Schedule	7.12.5
Buyer	Preamble
CBA	5.12.1
Closing	2.2
Closing Date	2.2
Closing Statement	3.1.2
Closing UK Transactions	7.1.4
Company	Preamble
Company Disclosure Letter	5
Confidentiality Agreement	7.4.2
Covered Party	7.10.1
D&O Tail	7.10.3
Employee Plan	5.17.1
End Date	9.1.3

TERM	SECTION
Estimated Closing Cash Consideration	3.1.1
Estimated Closing Consideration	3.1.1
Estimated Closing Equity Consideration	3.1.1
FCA	7.1.5
FCA License	7.1.6
Financials	5.6.1(b)
Group Company Plan	5.17.2
Group Company Releasing Parties	10.2.1
Inbound IP Contracts	5.11.2
IP Contracts	5.11.2
Landmark Seller Liquidation	2.3.4
Leased Real Property	5.10.2
Material Contracts	5.12.1(k)
Most Recent Balance Sheet	5.6.1(a)
Most Recent Balance Sheet Date	5.6.1(a)
Notice of Disagreement	3.1.4
Outbound IP Contracts	5.11.2
Owned Real Property	5.10.1
Parties	Preamble
Partnership Merger	7.12.4
Party	Preamble
Policies	5.2
Principle 11 Notifications	7.1.5
Purchase Price Allocation	7.12.5
Real Property	5.10.2
Real Property Leases	5.10.2
RIAs	5.13.4
Ropes	10.16.1
SEC Documents	6.9.2
Section 1542	10.2.3
Seller	Preamble
Seller Disclosure Letter	4
Seller Released Parties	10.2.1
Straddle Period	7.12.6
Tax Contest	7.12.2
Termination Date	7.1.1
Transfer Taxes	7.12.7
Transferred Interests	Recitals
Waived 280G Benefits	7.18

2.    THE PURCHASE AND SALE TRANSACTIONS; THE CLOSING

2.1.    Purchase and Sale of the Transferred Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the following will occur in the order set forth below:

2.1.1.    First, the Landmark Seller shall transfer and convey the Landmark Transferred Interests to the Buyer, and the Buyer shall acquire the Landmark Transferred Interests from the Landmark Seller, free and clear of all Encumbrances, other than Permitted Equity Encumbrances. In exchange for the transfer and conveyance of the Landmark Transferred Interests by the Landmark Seller, the Buyer shall pay to the Landmark Seller its Allocable Share of the Closing Consideration, in the form, and as adjusted and as payable as set forth in, Articles 2 and 3. Immediately thereafter, the Landmark Partners and the officers and managers of the Landmark Seller shall effect the Landmark Seller Liquidation (including the Landmark Distribution).

2.1.2.    Second, following the transactions described in Section 2.1.1, the BrightSphere Seller shall transfer and convey the BrightSphere Transferred Interests to the Buyer, and the Buyer shall purchase and acquire the BrightSphere Transferred Interests from the BrightSphere Seller, free and clear of all Encumbrances, other than Permitted Equity Encumbrances. In exchange for the sale, transfer, and conveyance of the BrightSphere Transferred Interests by the BrightSphere Seller, the Buyer shall pay to the BrightSphere Seller its Allocable Share of the Closing Consideration, in the form, and as adjusted and as payable as set forth in, Articles 2 and 3.

2.2.    Closing. The consummation of the purchase and sale of the Transferred Interests (the “Closing”) shall take place remotely via the electronic exchange of documentation at 10:00 a.m. Los Angeles time on the third Business Day immediately following the first day on which the conditions set forth in Article 8 are satisfied or waived (to the extent permitted by applicable Legal Requirements) (other than any such conditions that by their terms or by their nature are to be satisfied at the Closing, but subject to satisfaction or written waiver (to the extent permitted by applicable Legal Requirements) thereof at the Closing), or at such other time or on such other date as the Sellers’ Representative and the Buyer may mutually agree in writing (the date on which the Closing actually occurs is referred to herein as the “Closing Date”).

2.3.    Closing Deliveries.

2.3.1.    At the Closing, each Seller shall deliver, or cause to be delivered, to the Buyer the following:
(a)    one or more instruments of transfer, in customary form, sufficient to transfer such Seller’s Transferred Interests from such Seller to the Buyer (if requested);

(b)    a certificate of the Company and the Sellers, dated as of the Closing Date and signed on behalf of the Company and the Sellers by a duly authorized officer of the Company and the Sellers, certifying to the effect that the conditions set forth in Section 8.2 have been satisfied (with respect to such Person); and

(c)    a valid IRS Form W-9 from each of (x) the Landmark Seller to be provided prior to the transfer of the Landmark Transferred Interests and (y) the BrightSphere Seller to be provided prior to the transfer of the BrightSphere Transferred Interests.

Notwithstanding the above, the foregoing deliveries shall be provided at the times and in the order appropriate for the Transactions to occur in the order set forth in Section 2.1.

2.3.2.    At the Closing, the Landmark Seller shall deliver, or cause to be delivered, to the Buyer the following:
(a)    a duly executed joinder or signature page by the Landmark Seller to the Ares Holdings L.P. partnership agreement;
(b)    evidence (in reasonable and customary form) that the Landmark Seller Liquidation (including the Landmark Distribution) shall be effected before the sale of the BrightSphere Transferred Interests;

(c)    with respect to each Landmark Partner, to be provided prior to the transfer of the Landmark Transferred Interests, (i) a valid IRS Form W-9, or (ii) a calculation, reasonably acceptable to the Buyer, of any amounts required to be withheld with respect to such Landmark Partner (including a determination of any “amount realized” by such Landmark Partner with respect to the transactions contemplated by this Agreement) under Section 1446(f) of the Code and the Treasury Regulation thereunder; provided that, absent manifest error, for purposes of this clause (ii) the Buyer agrees to accept a validly executed certificate from the Landmark Seller or such Landmark Partner, as applicable, in accordance with the provisions of Section 1.1446(f)-2(c)(2)(ii)(B) or 1.1446(f)-2(c)(2)(ii)(C) of the Treasury Regulations for purposes of establishing any such Landmark Partner’s share of the liabilities of the Landmark Seller;

(d)    a validly executed certificate from and with respect to the Landmark Seller to be provided prior to the transfer of the Landmark Transferred Interests, dated as of the Closing Date and reasonably acceptable to the Buyer, in form and substance in accordance with the provisions of Section 1.1445-11T(d)(2) of the Treasury Regulations; and

(e)    a duly executed joinder or signature page by each Landmark Partner who receives Ares Operating Group Units in the Landmark Distribution of: (i) the Ares Owners LPA, (ii) the Exchange Agreement and (iii) the Tax Receivables Agreement.

Notwithstanding the above, the foregoing deliveries shall be provided at the times and in the order appropriate for the Transactions to occur in the order set forth in Section 2.1.

2.3.3.    At the Closing, the Buyer shall:

(a)    deliver, or cause to be delivered, to each Seller a certificate of the Buyer, dated as of the Closing Date and signed on behalf of the Buyer by a duly authorized officer of the Buyer, certifying to the effect that the conditions set forth in Section 8.3 have been satisfied;

(b)    deliver, or cause to be delivered, to each Seller such Seller’s Allocable Cash Share of the Estimated Closing Cash Consideration, by wire transfer of immediately available funds pursuant to wire transfer instructions specified by such Seller to the Buyer at least three (3) Business Days prior to the Closing;

(c)    deliver, or cause to be delivered, to the Landmark Seller: (i) a copy of the partners register of the partners of the Ares Operating Group (which may be redacted with respect to all partners therein as of immediately prior to Closing Date) reflecting (x) the issuance of the Closing Date AOG Unit Amount to the Landmark Seller and (y) the transfers of the Closing Date AOG Unit Amount to Ares Owners substantially concurrently with the contributions pursuant to the Contribution Agreements, (ii) a copy of the Ares Owners partners register (which may be redacted with respect to all partners therein as of immediately prior to Closing Date) reflecting the issuance of Class Mirror Units to the Landmark Partners pursuant to the Contribution Agreements and (iii) a duly executed counterpart by Ares of the Time-Vesting RU Agreements contemplated by Section         10(b)(i) of the Contribution Agreements; and

(d)    pay (or cause to be paid) on behalf of the Company or the other Group Companies, as applicable, the Transaction Expenses as set forth in the Estimated Closing Statement, to the account or accounts designated in the invoices delivered by or on behalf of the Company to Buyer at least two (2) Business Days prior to the Closing Date.

Notwithstanding the above:

(i) the foregoing deliveries shall be provided at the times and in the order appropriate for the Transactions to occur in the order set forth in Section 2.1;

(ii) the Parties agree that the Person set forth on Exhibit I shall receive Ares Operating Group Units in lieu of cash pursuant to this Section 2.3.3 and, at Buyer’s election, Section 3.1.7(a) (if applicable) in accordance with the terms of such Person’s Contribution Agreement and the Buyer will increase the Closing Date AOG Unit Amount and decrease the Closing Cash Consideration payable to the Landmark Seller in the amount set forth in such Person’s Contribution Agreement; and

(iii) the Parties agree that (A) the Closing Cash Consideration otherwise payable to the Landmark Seller shall be reduced by 25.6% of the aggregate amount of the Second Incentive Payments, (B) (x) the Landmark Seller shall reduce the cash distributions to certain Landmark Partners (as identified on Exhibit E) by 25.6% of the aggregate amount of the Second Incentive Payments (on a pro rata basis based on their respective Distribution Percentages relative to one another) and (y) Buyer shall reduce the Management Award Cash Amount (as defined in their respective Contribution Agreements) to certain Landmark Partners (as set forth on Annex A to Exhibit G) by 74.4% of the aggregate amount of the Second Incentive Payments and (C) if one or more of the individuals entitled to receive a portion of the Second Incentive Payments forfeits such entitlement, Buyer shall pay over such amounts to the Landmark Partners whose cash payments or Management Award Cash Amounts were reduced as set forth above (on a pro rata basis based on the amounts withheld relative to the aggregate Second Incentive Payments).

Notwithstanding anything in this Agreement to the contrary, the Parties agree that if the Person set forth on Exhibit J holds an equity interest in the Landmark Seller on the Closing Date, the Landmark Seller shall only distribute cash proceeds to such Person in connection with the Transactions and in no event shall the Landmark Seller distribute Ares Operating Group Units to such Person.

2.3.4.    Prior to the transfer of the Landmark Transferred Interests, each Landmark Partner shall deliver, or cause to be delivered, to the Landmark Seller any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold Tax under the applicable Legal Requirements, including, if applicable, (x) a validly executed certificate in accordance with the provisions of Section 1.1446(f)-2(c)(2)(ii)(B) of the Treasury Regulations for purposes of establishing any such Landmark Partner’s share of the liabilities of the Landmark Seller and (y) a validly executed certificate in accordance with the provisions of Section 1.1446(f)-2(b)(6)(i) or 1.1446(f)-2(c)(4)(v) of the Treasury Regulations, as applicable, for purposes of establishing any exemption from withholding under Section 1446(f) of the Code by reason of the operation of a non-recognition provision of the Code.

2.3.5.    The Parties agree that, at Closing, (i) the transfer of the Landmark Transferred Interests from the Landmark Seller to the Buyer shall occur first, (ii) immediately following such transfer of the Landmark Transferred Interests to the Buyer, the Landmark Partners and the officers and managers of the Landmark Seller shall cause the Landmark Seller to liquidate and commence dissolution by distributing all of the assets of the Landmark Seller (including, as part of the Landmark Distribution, the Ares Operating Group Units received from the Buyer in exchange for the Landmark Transferred Interests) to the Landmark Partners (collectively, the “Landmark Seller Liquidation”), and (iii) immediately following the Landmark Seller Liquidation, the BrightSphere Seller shall complete the sale and transfer of the BrightSphere Transferred Interests to the Buyer. Notwithstanding the foregoing, the Landmark Seller shall be entitled to deduct or cause the Buyer to deduct from any amounts otherwise distributable in the Landmark Seller Liquidation to a particular Landmark Partner any such amounts as the Landmark Seller is required to deduct and withhold under the Code, or any provision of state, local, or foreign Tax Legal Requirement, in connection with income and gain allocable to such Landmark Partner through the Closing Date or with respect to the Landmark Seller Liquidation. In order to give effect to the foregoing, any such Landmark Partner authorizes and directs the Buyer to transfer any such amount that would otherwise be paid to such Landmark Partner to the Landmark Seller for further payment to the appropriate Governmental Authority. To the extent that amounts are so deducted and withheld by the Buyer or the Landmark Seller, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to any such Landmark Partner in respect of which such deduction and withholding was made.

2.3.6.    Each Seller acknowledges its withdrawal as a member of the Company effective as of the Closing and the Buyer’s right to amend and restate the Amended LLCA without any further action or approval of either Seller upon such withdrawal.

3.    PURCHASE PRICE CALCULATION AND ADJUSTMENT

3.1.    The Closing Consideration.

3.1.1.    At least three (3) Business Days prior to the Closing, the Company shall deliver to Buyer a statement duly certified by the Chief Administrative Officer (or other comparable officer) of the Company (the “Estimated Closing Statement”), setting forth (i) a good faith estimate of the Closing Consideration (the “Estimated Closing Consideration”), and on the basis of such estimate an estimate of the Closing Cash Consideration (the “Estimated Closing Cash Consideration”), an estimate of the Closing Equity Consideration (the “Estimated Closing Equity Consideration”), and reasonable supporting detail regarding each element of all such estimates and (ii) the Closing Date Revenue Run Rate, together with all reasonable supporting calculations therefor. Following delivery of the Estimated Closing Statement, the Company shall provide Buyer and its Representatives with reasonable access to all relevant information, records, data, working papers and relevant personnel of the Group Companies used in the preparation of the Estimated Closing Statement as Buyer may reasonably request. The Estimated Closing Statement shall be prepared (a) on the basis of the most recently available books and records of the Group Companies, (b) in accordance with the Accounting Principles, to the extent applicable, and the other applicable provisions of this Agreement, and (c) so as not to give effect to the consummation of the Transactions or the incurrence or arrangement of any financing incurred or to be incurred by the Buyer or any of its Affiliates in connection therewith. Prior to the Closing Date, the Company shall consider in good faith any proposed changes to the Estimated Closing Statement and the calculations set forth thereon that are proposed by Buyer and will use its reasonable best efforts to attempt to resolve any of Buyer’s reasonable questions or objections regarding the Estimated Closing Statement. If applicable, the Company shall deliver to Buyer a final version of the Estimated Closing Statement, duly certified by the Chief Administrative Officer (or other comparable officer) of the Company, at least one Business Day prior to the Closing, reflecting any changes or amendments agreed to by the Company. In no event shall the Company’s obligation to consider in good faith any changes, or use reasonable best efforts to attempt to resolve Buyer’s questions or objections, to the Estimated Closing Statement cause the Closing to be postponed or delayed in any manner. From the date the final version of the Estimated Closing Statement is delivered until the Closing Date, the Company shall not, and shall not permit any of the Group Companies to, pay any Transaction Expenses, repay any Debt, make any distributions or dividends, or declare any distributions or dividends that are payable after such time.

3.1.2.    Within ninety (90) days following the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Representative a statement (the “Closing Statement”) setting forth the Buyer’s calculation of the Closing Consideration, Closing Cash Consideration, Closing Equity Consideration, and reasonable supporting detail regarding each element thereof, together with reasonable supporting calculations as applicable. The Closing Statement shall be prepared in accordance with the same requirements applicable to the preparation of the Estimated Closing Consideration as set forth in Section 3.1.1.

3.1.3.    During the thirty (30) days immediately following the Sellers’ Representative’s receipt of the Closing Statement, the Buyer shall, and shall cause the Group Companies to, provide the Sellers’ Representative and its Representatives with reasonable access during normal business hours to the books and records (including work papers) of the Buyer and the Group Companies to the extent relevant to, and for purposes of, their review of the Closing Statement and the preparation of any Notice of Disagreement.

3.1.4.    The Closing Statement, and all of the calculations, amounts, and line items included therein, shall become final and binding upon all of the Parties forty-five (45) days following the Sellers’ Representative’s receipt thereof, unless the Sellers’ Representative gives written notice of its disagreement with the Closing Statement or the calculation of any of the amounts included therein (a “Notice of Disagreement”) to the Buyer on or prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted, including alternative calculations with respect to any disagreement so asserted or, if such specification is not practicable, shall specify in reasonable detail the nature of the information that the Sellers’ Representative requires in order to reasonably specify the nature and amount of any disagreement so asserted. Any item not objected to in the Notice of Disagreement (an “Undisputed Item”) shall become final and binding on Buyer and the Sellers, except to the extent an adjustment made to a disputed item requires an offsetting adjustment to be made to an Undisputed Item.

3.1.5.    If a timely Notice of Disagreement is delivered to the Buyer pursuant to Section 3.1.4, then the Closing Statement and the calculation of the items included therein (as revised in accordance with this Section 3.1) shall become final and binding upon all of the Parties hereto on the earlier of (a) the date any and all matters specified in the Notice of Disagreement are finally resolved in writing by the Sellers’ Representative and the Buyer, and (b) the date any and all matters specified in the Notice of Disagreement and not resolved in writing by the Sellers’ Representative and the Buyer are finally resolved in writing by the Arbiter. The Closing Statement and the calculation of the Closing Consideration included therein shall be revised by the Sellers’ Representative and the Buyer to the extent necessary to reflect any resolution by the Sellers’ Representative and the Buyer and any final resolution made by the Arbiter in accordance with this Section 3.1. During the fifteen (15) days immediately following the delivery of a Notice of Disagreement, or such longer period as the Sellers’ Representative and the Buyer may agree in writing, the Sellers’ Representative and the Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by the Sellers’ Representative and the Buyer) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar Legal Requirements. At the end of such fifteen (15) day period (or such longer period to the extent such fifteen (15) day period has been extended), the Sellers’ Representative and the Buyer shall submit to the Arbiter for review and resolution any and all matters (but only such matters) that remain in dispute and that were included in the Notice of Disagreement.

3.1.6.    If submitted to the Arbiter pursuant to Section 3.1.5, the Sellers’ Representative and the Buyer shall instruct the Arbiter to, and the Arbiter shall, make a final determination of: (i) all such matters (but only such matters) that remain in dispute and that were included in the Notice of Disagreement and (ii) all Undisputed Items that require offsetting adjustments. Such determination shall be made in accordance with the Accounting Principles, to the extent applicable, the applicable terms and provisions of this Agreement, and applicable Tax Legal Requirements. The Sellers’ Representative and the Buyer shall cooperate with the Arbiter during the term of its engagement. The Sellers’ Representative and the Buyer shall instruct the Arbiter not to, and the Arbiter shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by the Sellers’ Representative, on the one hand, or the Buyer, on the other hand, or less than the smallest value for such item assigned by the Sellers’ Representative, on the one hand, or the Buyer, on the other hand. The Sellers’ Representative and the Buyer shall also instruct the Arbiter to, and the Arbiter shall, make its determination based solely on presentations by the Sellers’ Representative and the Buyer that are in accordance with the Accounting Principles, to the extent applicable, the applicable terms and provisions of this Agreement, and applicable Tax Legal Requirements. The Sellers’ Representative and the Buyer shall request the Arbiter to deliver its final determination in writing and within thirty (30) days following final submission of the disputed matters to it. The fees and expenses of the Arbiter shall be borne by the Sellers, on the one hand, and the Buyer, on the other hand, based on the percentage that the portion of the contested amount not awarded to the Sellers, on the one hand, and Buyer, on the other hand, bears to the amount actually contested by the Sellers’ Representative or Buyer. Such allocation of fees and expenses shall be calculated by the Arbiter and such calculation shall be final and binding on the Parties. At any time the Sellers’ Representative and the Buyer may agree to settle any objections raised in a Notice of Disagreement, which agreement shall be in writing and binding upon all of the Parties hereto with respect to the subject matter of any such dispute so resolved.

3.1.7.    The Closing Consideration, as finally determined pursuant to this Section 3.1, shall be the “Adjusted Closing Consideration”.

(a)    If the Adjusted Closing Consideration is greater than the Estimated Closing Consideration (the amount of the difference, an “Upward Adjustment”), then the Buyer shall pay in cash, or cause to be paid in cash, to each Seller (or, in the case of the Landmark Seller, the Landmark Partners in accordance with his or her Distribution Percentage) such Seller’s Upward Adjustment Cash Amount.

(b)    If the Adjusted Closing Consideration is less than the Estimated Closing Consideration (the amount of the difference, a “Downward Adjustment”), then: (x) the BrightSphere Seller shall pay in cash, or cause or cause to be paid in cash, the BrightSphere Seller’s Downward Adjustment Cash Amount to Buyer, and (y) (i) the Landmark Partners (severally on a pro rata basis in accordance with their Distribution Percentages), shall pay in cash, or cause or cause to be paid in cash, the Landmark Seller’s Downward Adjustment Cash Amount to Buyer and (ii) (A) Buyer shall cause Ares Owners to cancel each Landmark Partner’s Downward Equity Amount of Class Mirror Units and (B) Buyer shall cancel a number of Ares Operating Group Units owned by Ares Owners equal to the aggregate number of Class Mirror Units cancelled pursuant to the foregoing clause (A). The Landmark Partners shall, and shall cause their respective Representatives to, and each Landmark Partner shall, provide such assistance and execute such documents as the Buyer reasonably requests to effect such cancellation of Class Mirror Units.

(c)    Any payments required to be made or other actions required to be taken pursuant to this Section 3.1.7 shall be made or taken within five (5) Business Days after the date on which the Adjusted Closing Consideration is finally determined pursuant to this Section 3.1. All payments of cash shall be made by wire transfer of immediately available funds pursuant to the instructions specified in writing by the receiving party.

3.2.    Withholding. Each Party shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as such Party is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, or foreign Tax Legal Requirement, and pay such withheld amounts over to the appropriate Governmental Authority. If such Party believes that any deduction or withholding is so required under the Code, or any provision of the applicable Tax-related Legal Requirements with respect to the Closing Consideration or Adjusted Closing Consideration (other than as a result of the failure to provide any certificate described in Section 2.3.1(c), Section 2.3.2(c), or Section 2.3.2(d)), then such Party shall (a) give written notice to the applicable payee in respect of whom such deduction or withholding is required at least five (5) Business Days prior to such deduction or withholding, or as soon as thereafter as reasonably practicable but in any event before any deduction or withholding, and (b) provide the applicable payee a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold Tax under the applicable Legal

Requirements. To the extent that amounts are so deducted and withheld by any Party and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

4.    REPRESENTATIONS AND WARRANTIES OF THE SELLERS

In order to induce the Buyer to enter into and perform this Agreement and to consummate the Transactions, and except as disclosed in the disclosure letter delivered by the Sellers to the Buyer immediately prior to the execution of this Agreement (the “Seller Disclosure Letter”) (it being understood and agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure in all other sections or subsections if the relevance of such item to such sections or subsections is reasonably apparent on the face of such disclosure), each Seller, as to itself, severally, and not jointly or jointly and severally, hereby represents and warrants to the Buyer as follows:

4.1.    Organization. Such Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite organizational power and authority to conduct its business substantially in the manner in which it is currently being conducted as of the Signing Date and to own, lease and operate its respective properties and assets.

4.2.    Power and Authority. Such Seller has all requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements (to which such Seller is a party) and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements (to which such Seller is a party), and the consummation by such Seller of the Transactions, have been duly authorized by such Seller and no other action on the part of such Seller is necessary to authorize the execution and delivery by such Seller of this Agreement, the Ancillary Agreements (to which such Seller is a party) or the consummation by such Seller of the Transactions. This Agreement and each Ancillary Agreement to which such Seller is a party has been duly executed and delivered by such Seller and, assuming due and valid authorization, execution, and delivery hereof and thereof by the Buyer or its applicable Affiliates, constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

4.3.    Authorization of Governmental Authorities. Except for compliance with the HSR Act, the execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which it is a party does not, and the consummation by such Seller of the Transactions will not, require any Order, Consent or Permit of, or filing with or notification to, any Governmental Authority, except, in each case, for such matters which would not result in a Seller MAE.

4.4.    Noncontravention. None of the execution and delivery of this Agreement or the Ancillary Agreements (to which such Seller is a party), or the consummation of the Transactions will (with or without the giving of notice or the lapse of time or both) (a) violate any provision of the Organizational Documents of such Seller, (b) violate any Legal Requirement applicable to such Seller, (c) result in a breach of, constitute a default under, result in the termination of or a right of termination or cancellation under, or create in any Person the right to accelerate, terminate, modify, cancel, revoke or exercise any other material right or remedy under, or require any Consent under, any Contract to which such Seller is a party, or (d) result in the creation of any Encumbrance upon any of the Transferred Interests, except, in the case of clause (c), for such matters which would not result in a Seller MAE.
4.5.    Capitalization. The BrightSphere Seller is the sole owner of all of the BrightSphere Transferred Interests and the Landmark Seller is the sole owner of all of the Landmark Transferred Interests, in each case, free and clear of any Encumbrances, other than Permitted Equity Encumbrances. Other than the Transferred Interests, there exists no Capital Stock of or relating to the Company. Other than this Agreement, the Ancillary Agreements and the Company’s Organizational Documents, (i) such Seller is not a party to or bound by any Contract relating to its Transferred Interests or the nomination, designation or election of members of a board of directors, managers, or similar governing body or Person of any of the Group Companies or (ii) there are no proxies, voting trusts, voting agreements or similar arrangements outstanding or powers of attorney granted by such Seller with respect to any Transferred Interests or Capital Stock of any Group Company.

4.6.    Litigation. There are no Actions pending or threatened in writing against such Seller which would result in a Seller MAE.

4.7.    Brokers. No Person is or may be entitled to a broker’s commission, finder’s fee, advisor’s fee or similar payment in connection with this Agreement or the Transactions as a result of any arrangement or undertaking entered into by, or on behalf of, such Seller.

4.8.    ERISA. Such Seller does not hold “plan assets” within the meaning of Section 3(42) of ERISA.

4.9.    Acquisition for Investment. The Ares Operating Group Units to be acquired by the Landmark Seller pursuant to this Agreement and the Class Mirror Units to be acquired by the Landmark Partners are being acquired for investment only and not with a view to any public distribution thereof. The Landmark Seller and the Landmark Partners will not offer to sell or dispose of any such Ares Operating Group Units or Class Mirror Units in violation of any of the registration requirements of the Securities Act or any applicable state or other Legal Requirement. The Landmark Seller and each Landmark Partner has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement and the Transactions. The Landmark Seller acknowledges that it has been afforded: (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Buyer and its Affiliates concerning the merits and risks of investing in the Ares Operating Group Units and the Class Mirror Units; (b) access to information about the Buyer, its Affiliates, their respective results of operations, financial condition, and cash flows, and their business generally, in each case, sufficient to the Landmark Seller’s satisfaction to enable the Landmark Seller to evaluate whether or not to proceed with the execution and delivery of this Agreement, the Ancillary Agreements (to which the Landmark Seller is a party) and the consummation of the Transactions; and (c) the opportunity to obtain such additional information that the Landmark Seller believes is necessary to make an informed investment decision with respect to the execution and delivery of this Agreement and the consummation of the Transactions. The Landmark Seller understands that the Ares Operating Group Units and Class Mirror Units: (a) will not have been registered pursuant to the Securities Act or any applicable state securities laws, (b) will be characterized as “restricted securities” under federal securities laws, and (c) cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

4.10.    Due Diligence Review.

4.10.1.    Each Seller acknowledges and agrees that it has conducted, and completed to its satisfaction, such investigations of the Buyer, its Affiliates and their respective businesses as it deems necessary and appropriate, and has been furnished or made available to it, its Affiliates, any of their respective Representatives, or any other Person for their benefit, information that it has requested from the Buyer or its Affiliates, or their respective Representatives in connection with the execution and delivery of this Agreement and the consummation of the Transactions. Each Seller further acknowledges and agrees that: (i) no Affiliate of the Buyer is making any representations or warranties whatsoever express or implied, at law or in equity, except for such representations and warranties of the Buyer contained in Section 6 of this Agreement, and (ii) the Landmark Seller is acquiring the Ares Operating Group Units, and the Landmark Partners will be acquiring the Class Mirror Units, and the interests such securities represent in Affiliates of Buyer and its business, on an AS IS/WHERE IS basis. In making the decision to enter into this Agreement and to consummate the Transactions, other than reliance on the representations and warranties of the Buyer in Article 6 of this Agreement, each Seller acknowledges and agrees that it has relied solely on its own independent investigation, analysis, and evaluation of the Buyer, its Affiliates and their respective businesses. Each Seller further acknowledges and agrees that no Affiliate of the Buyer, nor any of its Representatives, nor any other Person has made any representation or warranty, express or implied, at law or in equity, as to the accuracy or completeness of any information regarding the Buyer, its Affiliates or their respective businesses, or the Transactions, other than those expressly set forth in Article 6 of this Agreement.

4.10.2.    In connection with such Seller’s investigation of the Buyer, its Affiliates and their respective businesses, such Seller may have received from or on behalf of the Buyer certain estimates, projections, and other forecasts and plans, including projected statements of operating revenues and income from operations of the businesses of the Buyer or certain of its Affiliates. Each Seller acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, and other forecasts and plans, that such Seller is familiar with such uncertainties, and that such Seller is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, and other forecasts and plans so furnished to it (including the reasonableness of the disclosed assumptions underlying such estimates, projections, and other forecasts and plans). Accordingly, neither the Buyer, nor any of its Affiliates, nor any other Person makes any representations or warranties whatsoever with respect to such estimates, projections, or other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, and plans). Notwithstanding the foregoing, nothing in this Section 4.10.2 shall relieve any Person of any liability for Actual Fraud.

4.11.    Investor Status. The Landmark Seller and each Landmark Partner is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

4.12.    Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR ANY ANCILLARY AGREEMENT, SUCH SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING ITSELF, THE GROUP COMPANIES, THE BUSINESS OF THE GROUP COMPANIES, THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR ANY INFORMATION FURNISHED OR MADE AVAILABLE TO THE BUYER OR ITS AFFILIATES, ANY OF THEIR RESPECTIVE REPRESENTATIVES, OR ANY OTHER PERSON FOR THEIR BENEFIT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR ANY ANCILLARY AGREEMENT, SUCH SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, OR ANY USE BY

THE BUYER OR ITS AFFILIATES OR REPRESENTATIVES OF, ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALS DELIVERED TO THE BUYER AND/OR MADE AVAILABLE IN THE DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY) OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS OF THE GROUP COMPANIES, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW. EACH SELLER ACKNOWLEDGES THAT THE BUYER AND ITS AFFILIATES MAY POSSESS MATERIAL NONPUBLIC INFORMATION REGARDING THE BUYER AND ITS AFFILIATES (INCLUDING ARES) NOT KNOWN TO THE SELLERS OR THE LANDMARK PARTNERS THAT MAY IMPACT THE VALUE OF THE ARES OPERATING GROUP UNITS, CLASS MIRROR UNITS, AND CLASS A COMMON STOCK. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL RELIEVE ANY PERSON OF ANY LIABILITY FOR ACTUAL FRAUD. EACH REPRESENTATION AND WARRANTY IN THIS ARTICLE 4 IS GIVEN INDEPENDENT EFFECT SO THAT IF A PARTICULAR REPRESENTATION AND WARRANTY PROVES TO BE INCORRECT OR IS BREACHED, THE FACT THAT ANOTHER REPRESENTATION AND WARRANTY CONCERNING THE SAME OR SIMILAR SUBJECT MATTER IS CORRECT OR IS NOT BREACHED, WHETHER SUCH OTHER REPRESENTATION AND WARRANTY IS MORE GENERAL OR MORE SPECIFIC, NARROWER OR BROADER OR OTHERWISE, WILL NOT AFFECT THE INCORRECTNESS OR BREACH OF SUCH PARTICULAR REPRESENTATION AND WARRANTY.

5.    REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES

In order to induce the Buyer to enter into and perform this Agreement and to consummate the Transactions, and except as disclosed in the disclosure letter delivered by the Company to the Buyer immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure in all other sections or subsections if the relevance of such item to such sections or subsections is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to the Buyer as follows:

5.1.    Organization. Each Group Company is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable, and has all requisite organizational power and authority to conduct its business in the manner in which it is currently being conducted and to own, lease and operate its respective properties and assets. Each Group Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The Company has delivered or made available to Buyer complete and correct copies of the Organizational Documents of each Group Company as currently in effect. No Group Company is in violation of any provision of its Organizational Documents or any resolution adopted by its governing body or holders of its Capital Stock, except where such violation would not have a Material Adverse Effect.

5.2.    Power and Authority. The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the

Transactions. The execution and delivery of this Agreement, and each such Ancillary Agreement, and the consummation by the Company of the Transactions, have been duly authorized by the Company and no other action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, each such Ancillary Agreement or the consummation by the Company of the Transactions. This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by the Company and, assuming due and valid authorization, execution, and delivery hereof and thereof by the other Parties hereto and thereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

5.3.    Authorization of Governmental Authorities. Except for compliance with the HSR Act, and applicable federal securities laws, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation by the Company of the Transactions will not, require any Order, Consent or Permit of, or filing with or notification to, any Governmental Authority, except, in each case, for such items as would not be material to the Group Companies, taken as a whole.

5.4.    Noncontravention. Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Company nor the consummation by it of the Transactions will (with or without the giving of notice or the lapse of time or both) (a) violate any provision of the Organizational Documents of any of the Group Companies, (b) violate any Legal Requirement applicable to any of the Group Companies, (c) result in a breach of, constitute a default under, result in the termination of or a right of termination or cancellation under, or create in any Person the right to accelerate, terminate, modify, cancel, revoke or exercise any other material right or remedy under, or require a Consent under, any Contract (other than the Advisory Contracts) to which any Group Company is a party, or (d) result in the creation of any Encumbrance upon any of the properties or assets of the Group Companies, except, in the case of clauses (c) and (d), for such matters which would not be material to the Group Companies, taken as a whole.

5.5.    Capitalization; Subsidiaries.

5.5.1.    Section 5.5 of the Company Disclosure Letter sets forth the authorized and issued Capital Stock of each Group Company as of the Signing Date. There is no outstanding Capital Stock of any Group Company as of the Signing Date that is not described in Section 5.5 of the Company Disclosure Letter. Other than such Group Company’s Organizational Documents, there are no proxies, voting trusts, voting agreements or similar arrangements outstanding or powers of attorney granted by any Person with respect to the Capital Stock of any Group Company. All Capital Stock of each Group Company has been duly and validly authorized and is validly issued, fully paid, and non-assessable and was not issued in violation of any Legal Requirements, preemptive or similar right, purchase option, call or right of first refusal or similar right or other Contract. The Transferred Interests are not represented by any certificates or other similar documents. Upon consummation of the Transactions, (i) Buyer will own all of the Transferred Interests and (ii) the Company will continue to directly or indirectly own all of the issued and outstanding Capital Stock of each of its Subsidiaries, in each case, free and clear of all Encumbrances (other than Permitted Equity Encumbrances or Encumbrances created by Buyer or its Affiliates). There are no outstanding or authorized (or commitments to grant or issue) compensatory or other incentive equity or equity-linked interests with respect to the Capital Stock of any Group Company. No Person holds shares of Capital Stock of any Group Company that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not timely been made.

5.5.2.    Except for the Capital Stock of another Group Company, no Group Company owns any Capital Stock of any Person. No Group Company has any obligation or liability regarding the making of any investment (in the form of a loan, capital contribution, or otherwise) in any other Person, other than another Group Company.

5.5.3.    The general partner or managing member of the general partner or other controlling Person of each Advisory Client is a wholly-owned Group Company (other than Landmark UK). No employee of a Group Company is entitled to receive carried interests from an Advisory Client, other than through a general partner, managing member or other Person controlled by a Group Company (other than Landmark UK).

5.6.    Financial Matters.

5.6.1.    Attached to Section 5.6 of the Company Disclosure Letter are complete and correct copies of the following:

(a)    the unaudited balance sheet of the Company as of February 28, 2021 (respectively, the “Most Recent Balance Sheet” and the “Most Recent Balance Sheet Date”) and the related unaudited statements of income and cash flows of the Company for the two (2)-month period then ended (the “Most Recent Income Statement”); and

(b)    the unaudited balance sheet of the Company as of December 31, 2020 and the related unaudited statements of income and cash flows of the Company for the fiscal year then ended (collectively, the “2020 Financials”); and

(c)    the audited balance sheet of the Company as of December 31, 2019 and the related audited statements of income and cash flows of the Company for the fiscal year then ended (collectively, and together with the Most Recent Balance Sheet, the Most Recent Income Statement and the 2020 Financials, the “Financials”).

5.6.2.    Except as described in the notes thereto, the Financials have been prepared in accordance with the Financial Statement Standards consistently applied (subject, in the case of the Most Recent Balance Sheet, to normal year-end audit adjustments and the absence of notes, none of which are material in nature or amount) and fairly present, in all material respects, in accordance with the Financial Statement Standards the consolidated financial position of the Group Companies as at the respective dates thereof and the consolidated results of operations and changes in equityholders’ capital, cash flows and financial position of the Group Companies for the respective periods covered thereby. The Financials have been prepared from, and are in accordance with, the books and records of the Group Companies.

5.6.3.    The Group Companies have established and maintain systems of internal accounting controls that are designed to provide reasonable assurances (i) that (A) all transactions are executed in accordance with management’s general or specific authorization, and are recorded as necessary to permit the preparation of proper and accurate financial statements in accordance with the Financial Statement Standards and (B) access to their property is permitted only in accordance with management’s general or specific authorization and (ii) regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies. Since January 1, 2018, no Group Company or Advisory Client has received any complaint, allegation, assertion, notice or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Group Company, Advisory Client or their respective internal accounting controls.

5.7.    Absence of Undisclosed Liabilities. No Group Company has any liabilities or obligations of any nature (whether absolute, accrued, contingent, fixed or otherwise) other than liabilities (a) set forth in the Financials (or disclosed in the related notes thereto), (b) incurred in the ordinary course of business since the Most Recent Balance Sheet Date (none of which relates to any breach of contract, tort, violation of Legal Requirements or any Action), or (c) arising or resulting from unperformed obligations under an existing Contract (none of which relates to a breach of Contract), or (d) which would not be material to the Group Companies, taken as a whole.

5.8.    Absence of Certain Developments. Since January 1, 2020, (a) the Group Companies have conducted their business in the ordinary course, and (b) there has not been any Material Adverse Effect. Since the Most Recent Balance Sheet Date, no Group Company has taken any action that, if taken during the Interim Period, would have required disclosure to, or consent of, the Buyer pursuant to Section 7.1.2(b), (e) – (h), (n), (s), (t) or (v) – (y).

5.9.    Ownership of Assets. Except as would not be material to the Group Companies, taken as a whole, each Group Company has good and marketable title to, or, in the case of property held under a Contract, a valid leasehold interest in, or the right to use and otherwise commercially exploit, all of the properties, rights, and assets, whether real or personal and whether tangible or intangible, that are used by it in the conduct of its business. None of the property or assets, whether real or personal and whether tangible or intangible, owned by the Group Companies is subject to any Encumbrance, other than a Permitted Encumbrance. The properties, rights, and assets that are owned, licensed or leased by the Group Companies constitute, and immediately following the Closing will constitute, all of the properties, rights, and assets necessary in all material respects to conduct the business of the Group Companies independent from the Sellers following the Closing as conducted as of the Signing Date (assuming any relevant Consents are obtained and taking into account the operations of the Group Companies in the ordinary course of business following the Signing Date (including acquisitions and dispositions of assets in the ordinary course of business)).

5.10.    Real Property.

5.10.1.    Section 5.10.1 of the Company Disclosure Letter sets forth a true, correct and complete list of all real property (such real property, the “Owned Real Property”) owned by any Group Company, identifying in each case the street address of such Owned Real Property and the owner thereof. Except as set forth on Section 5.10.1 of the Company Disclosure Letter, a Group Company owns good title to the Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. The Company has made available to Buyer, true, complete and correct copies of all title insurance policies, surveys, vesting deeds and any documents evidencing or effectuating Permitted Encumbrances with respect to each Owned Real Property, in each case, to the extent in the Company’s possession or control.

5.10.2.    Section 5.10.2 of the Company Disclosure Letter sets forth a true, correct, and complete list as of the date hereof, including addresses, of each leasehold interest in real property leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, any Group Company (the “Leased Real Property” and together with the Owned Real Property, collectively, the “Real Property”). Section 5.10.2 of the Company Disclosure Letter identifies as of the date hereof, with respect to each portion of the Leased Real Property, each Contract under which such Leased Real Property is occupied or used (the “Real Property Leases”). The Company has made available to Buyer, complete and correct copies of each of the Real Property Leases. Each of the Real Property Leases is legal, valid, binding and enforceable on the applicable Group Company and, to the Knowledge of the Group Companies, each other party thereto.

5.10.3.    There are no Contracts granting to any Person (other than a Group Company) the right of use or occupancy of all or any portion of the Real Property and there is no Person (other than a Group Company) in possession of all or any portion of the Real Property. The Real Property constitutes all of the real property used or occupied by any of the Group Companies and includes all real property necessary or required to operate the business of each of the Group Companies in the ordinary course. The current use by each Group Company of any of the Real Property does not violate any Legal Requirement. The physical condition of the Real Property is suitable and sufficient to permit the continued conduct of the business of each Group Company as presently conducted, subject to usual and customary ongoing maintenance and repair.

5.10.4.    No Group Company (nor any Person for whom such liabilities have been assumed by any Group Company) has released, disposed of, or arranged for the disposal of,

exposed any Person to, or owned, leased, or operated any Real Property contaminated by, any hazardous substance, material or waste, or received any notice of the foregoing, except in each case, as would not be material to the Group Companies, taken as a whole.

5.11.    Intellectual Property.

        5.11.1.    Section 5.11 of the Company Disclosure Letter lists: all registered, issued, and applied-for Intellectual Property which is included in the Group Company Intellectual Property (collectively, the “Registered Intellectual Property”). All such Registered Intellectual Property and other Group Company Intellectual Property is subsisting, and to the Knowledge of the Group Companies, valid and enforceable. A Group Company solely and exclusively owns all right, title, and interest in and to each item of Group Company Intellectual Property. The Group Companies own, or have sufficient rights to, all material Intellectual Property used in or necessary for the operation of the business of the Group Companies, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. Following the consummation of the Transactions, the Group Companies will own all Group Company Intellectual Property, and have the right to use all other Intellectual Property used in their business, on terms substantially identical to those under which the Group Companies owned or had the right to use such Intellectual Property immediately prior to the Closing.

5.11.2.    Section 5.11 of the Company Disclosure Letter identifies each Contract: (a) under which a Group Company uses or licenses any Intellectual Property owned by or that is licensed from a third-party, excluding any Off-the-Shelf Software (the “Inbound IP Contracts”), (b) under which a Group Company has granted any third-party any right or interest in any Group Company Intellectual Property (the “Outbound IP Contracts”) or (c) otherwise relating, in any material respect, to the development, assignment, divestiture, or acquisition of any material Group Company Intellectual Property or otherwise affecting, in any material respect, a Group Company’s ability to use, license, enforce or disclose any material Group Company Intellectual Property (in each case of clauses (b) and (c), other than non-exclusive licenses granted to customers or contractors of the Group Companies pursuant to Contracts entered into in the ordinary course of business) (clause (c), together with the Inbound IP Contracts and Outbound IP Contracts, the “IP Contracts”).

5.11.3.    (a) Within the last six (6) years no Group Company nor the operation of any of their businesses has infringed upon, misappropriated, or otherwise violated any Intellectual Property of any Person, in any material respects and (b) within the last three (3) years, there have been no Actions pending or threatened by or against any Group Company, and no Group Company has sent or received any written charge, complaint, claim, demand, or notice, (i) alleging infringement, misappropriation, or violation of Intellectual Property of any Person (including any demand to refrain from using, or unsolicited offer to grant a license to, any Intellectual Property) or challenging the ownership, use, validity or enforceability of any Intellectual Property, in each case, in any material respects or (ii) relating to any Data Security Requirement or Security Incident. To the Knowledge of the Group Companies, no Person has, within the last three (3) years, infringed upon, misappropriated, or otherwise violated any material Group Company Intellectual Property.

5.11.4.    The Group Companies take commercially reasonable steps and precautions consistent with practices in their industry to protect the confidentiality of all Personal Information and Trade Secrets of their business, including those that are Group Company Intellectual Property. No Trade Secrets constituting Group Company Intellectual Property have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to a written confidentiality agreement with a Group Company or otherwise subject to binding confidentiality obligations. Each Person that has had or currently has access to any such material Trade Secrets owned or used by any Group Company (including any part of any source code constituting Group Company Intellectual Property) is subject to written confidentiality obligations or similar fiduciary obligations regarding the confidentiality and non-disclosure thereof. To the Knowledge of the Group Companies, no Person is in material breach of any agreement or obligation referenced in this Section 5.11.4.

5.1.5.    During the past three (3) years, the Technology Systems have performed adequately for their intended purposes, have been free from all material defects (including viruses or similar malware or other malicious code) and the Technology Systems are sufficient in all material respects for the Group Companies’ business and operations as they have been previously conducted. The Group Companies have used commercially reasonable organizations, technological, and physical safeguards and efforts to protect the confidentiality, integrity, and security of the Technology Systems and all material data and information Processed thereby (including Personal Information and Trade Secrets) from any Security Incident or viruses or similar malware or other malicious code. The Group Companies maintain commercially reasonable back-up, disaster recovery and business continuity plans and procedures, and act in material compliance therewith. The consummation of the Transactions will not materially alter or impair the ownership or right of any Group Company to use any component of the Technology Systems.

5.11.6    During the past three (3) years (i) there has been no Security Incident, (ii) the Group Companies and the conduct of their businesses have been in compliance in all material respects with all Data Security Requirements, and (iii) there have not been any notices, Orders, Actions, or other written correspondence (including from any Governmental Authority) received relating to any contravention (alleged or otherwise) of Data Security Requirements. Each Group Company has in place adequate internal policies and procedures to materially comply with its obligations under Data Security Requirements and maintains and enforces such policies and procedures, in all material respects.

5.12.    Material Contracts.

5.12.1.    Section 5.12 of the Company Disclosure Letter contains a complete and correct list of each of the following Contracts to which a Group Company is party as of the date hereof:

(a)    any Contract relating to the acquisition or disposition of any corporation, partnership, or other business organization or Person and under which a Group Company has material continuing obligations;

(b)    any Contract relating to the acquisition or disposition of any material assets or properties under which a Group Company has material continuing obligations;

(c)    any Contract: (i) concerning or consisting of a partnership, limited partnership, limited liability company, joint venture, teaming, or similar Contract or (ii) otherwise involving a sharing of profits, losses, costs or liabilities or management rights, or (iii) granting any Person any discount, fee waiver, fee reduction or rebate or similar concession with respect to investments by such Person in more than one Advisory Client;

(d)    any Contract relating to confidentiality or non-competition restrictions or that similarly restricts the conduct of the business of the Group Companies or would restrict the conduct of the Buyer or any of its Affiliates after the Closing (other than confidentiality obligations entered into in the ordinary course of business);

(e)    any Contract that contains an exclusive dealing provision, or grants, or agrees to grant, any Person a right of refusal, standstill, first offer, priority, first negotiation or similar right, a right to participate in “co-invest” or other investment opportunities, or a right to “most favored nation” terms;

(f)    (i) any Contract pursuant to which any Group Company has agreed to settle, waive, or otherwise compromise any pending or threatened Action that (x) contains an obligation of a Group Company to pay an amount in excess of $50,000, (y) could reasonably be expected to materially impact the business of any Group Company (or Buyer or any of its Affiliates after the Closing) or (z) pursuant to which any Group Company will have any material outstanding obligation or (ii) any Contract that is a settlement, conciliation or similar Contract with any Governmental Authority in which the Group Companies have an outstanding obligation;

(g)    all Advisory Contracts;

(h)    any material Contract for the distribution or selling of interests of an Advisory Client (other than subscription agreements, side letters or similar agreements), including any material finders agreements, placement agent agreements and external revenue sharing agreements;

(i)    any Contract that contains a “clawback” or similar undertaking requiring the reimbursement or refund of any carried interest, fees or return of any amounts (whether performance-based or otherwise) paid or distributed to any equityholder, member or partner of any Group Company (each such Contract, a “Clawback Agreement”) and any Contracts providing guarantees of such obligations (each such Contract, a “Clawback Guaranty”);

(j)    any Contract that contains a provision under which any Person has been granted a license or other right by a Group Company or Seller with respect to use of any “track record” or performance data;

(k)    any other Contract that is material to the Group Companies and that is not terminable without surviving material obligations at the option of a Group Company on less than ninety (90) days’ notice and without penalty and that by its terms requires, or that otherwise involves, payments by or to a Group Company in excess of $150,000 per year, in each case, other than a Group Company Plan;

(l)    any Contract: (A) relating to Debt in excess of $50,000, (B) relating to the guarantee or assumption of liabilities or obligations of any employee, individual independent contractor or other similar individual service provider of any Group Company, or (C) that obligates any Group Company to, directly or indirectly, make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person or (D) the principal purpose of which is indemnification or the assumption of any Tax or other liability of any Person;

(m)    any Contract containing provisions requiring future contingent or non-contingent “earnout” or similar payments to be made by any Group Company;

(n)    any collective bargaining agreement or other Contract with any Union (each a “CBA”); and

(o)    any Contract for the employment or engagement of any director, officer, employee, individual independent contractor or other similar individual service provider (A) providing for annual base compensation in excess of $200,000 or otherwise restricting any Group Company’s ability to terminate the employment or engagement of such Person at any time for any reason or no reason without penalty or liability, other than any Contract terminable by any Group Company for any reason upon less than thirty (30) days’ notice without incurring any penalty or liability, or (B) providing for the payment or accelerated vesting of any compensation or benefits upon the consummation of the Transactions. Each Contract required to be disclosed on Section 5.12.2 of the Company Disclosure Letter, together with the Real Property Leases and the IP Contracts (all such Contracts, the “Material Contracts”): (i) is a legal, valid and binding obligation of the Group Companies and, to the Knowledge of the Group Companies, each party thereto, and (ii) is in full force and effect and enforceable (except as enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law) against each party thereto and is in full force and effect, except in each case as would not be material to the Group Companies, taken as a whole. The Company has delivered or made available to the Buyer complete and correct copies of all Material Contracts. No Group Company nor, to the Knowledge of the Group Companies, any other party to any Material Contract is (or with notice or lapse of time or both, would be) in breach or violation of, or default under, a Material Contract. No Effect has occurred or circumstance exists that (with or without notice or lapse of time or both) has resulted in or may result in with a breach or violation of or default under, or give any Person the right to declare a default or exercise any material remedy under, or to accelerate the maturity or performance of or to cancel, terminate or modify, any Material Contract, except as would not be material to the Group Companies, taken as a whole. No Group Company has given or received any written notice relating to termination or intention to terminate or any actual, alleged or potential breach under, or renegotiation of any material rights or amounts paid or payable under, any Material Contract, in each case except as would not be material to the Group Companies, taken as a whole.

5.13.    Legal Compliance; Permits; Registrations.

5.13.1.    No Group Company is, or within the past three (3) years has been, in breach or violation of, or default under, any Legal Requirement or Order applicable to the Group Companies except as would not be material to the Group Companies, taken as a whole. Within the past three (3) years (or earlier if unresolved), no Group Company has received any written notice (or, to the Knowledge of the Group Companies, any other notice) from any Person including any Governmental Authority: (i) alleging non-compliance in any material respect with any applicable Legal Requirement or Order and (ii) that such Group Company or any of their respective Representatives or Affiliates must undertake, or bear all or a portion of the cost of, any material remedial action of any nature related to its assets, properties or business. The Company has delivered to the Buyer complete and correct copies of all material filings with Governmental Authorities made by the Group Companies in the past three (3) years that are not otherwise publicly available.

5.13.2.    Except as would not be material to the Group Companies, taken as a whole, the Group Companies have been duly granted all Permits under all Legal Requirements necessary for the conduct of their business. Section 5.13 of the Company Disclosure Letter describes each such Permit and the Governmental Authority responsible for issuing such Permit, in each case, as of the date hereof. Except as would not be material to the Group Companies, taken as a whole, each such Permit is valid and in full force and effect and no Group Company is in breach or violation of, or default under, any such Permit. Within the past four (4) years (or earlier if unresolved), no Group Company has received any written notice from any Governmental Authority alleging non-compliance with any such Permit, except for such instances of non-compliance which would not be material to the Group Companies, taken as a whole.

5.13.3.    No Group Company or Landmark Advisory Client or officer or director thereof or, to the Knowledge of the Group Companies, any other Representatives of a Group Company (with respect to the business of the Group Companies) has been convicted of or pled guilty to any felony or any misdemeanor involving financial dishonesty or a violation of the securities laws in the last five (5) years. Each Group Company and each Landmark Advisory Client is in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption Legal Requirements. The operations of each Group Company and each Landmark Advisory Client are and have been conducted at all times in compliance in all material respects with all applicable Money Laundering Laws. No Group Company, Landmark Advisory Client, nor, to the Knowledge of the Group Companies, any Representative or Affiliate of any Group Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

5.13.4.    Those Group Companies identified as such in Section 5.13 of the Company Disclosure Letter are the only Group Companies that are, or at any time in the past five (5) years were, required to be registered as investment advisers under the Advisers Act or other similar applicable Legal Requirements or Orders (collectively, the “RIAs”).

5.13.5.    The RIAs, where required by applicable Legal Requirements, are, and at all times required by applicable Legal Requirements or Orders have been, duly registered as investment advisers under the Advisers Act and are, and at all times required by applicable Legal Requirements or Orders have been, qualified and licensed as investment advisers in each state and other jurisdiction wherein they are required to be so qualified or licensed, except where the failure to be so registered, qualified, or licensed in such state or other jurisdiction would not be material to the Group Companies, taken as a whole.

5.13.6.    Each RIA has: (i) timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that it was required under applicable Legal Requirements or Orders to file since January 1, 2016, (ii) paid all fees and assessments due and payable in connection therewith, and (iii) maintained within its records a timely updated version thereof in accordance with SEC requirements and other applicable Legal Requirements and Orders, except for such failures that would not reasonably be expected to be material to the Group Companies, taken as a whole. Since January 1, 2016, no Group Company has received any notice from any Governmental Authority that alleges any noncompliance with any applicable Legal Requirement governing the operations of investment advisers. No Group Company is (a) subject to any cease and desist, censure or other disciplinary or similar Order issued by, (b) a party to any Contract, memorandum of understanding or disciplinary agreement with, (c) a party to any commitment letter or similar undertaking to, (d) subject to any order or directive by, or (e) a recipient of any supervisory letter from, any Governmental Authority.

5.13.7.    The Group Companies have made available to the Buyer a true and correct copy of the RIAs’ Uniform Application for Investment Adviser Registration on Form ADV, reflecting all amendments thereto as of the Signing Date. At the time of its delivery to any Advisory Client since January 1, 2016, such Form ADV did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. Since January 1, 2016, all filings with Governmental Authorities made by the RIAs in connection with the operation of the investment advisory business were made in a timely fashion and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

5.13.8.    No RIA and no Person “associated” (as defined in the Advisers Act) with any RIA, is ineligible or disqualified pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or Person “associated” with a registered investment adviser (or has been convicted of any crime, or is or been subject to, any disqualification, in each case that would be a basis for a determination of ineligibility or disqualification, pursuant to Section 203 of the Advisers Act). Within the past five (5) years, no Group Company has received any written notice from any Governmental Authority alleging any such ineligibility or disqualification. No Actions are pending or, to the Knowledge of the Group Companies, threatened that would reasonably be expected to result in any such ineligibility or disqualification or that would otherwise be material to the Group Companies, taken as a whole. No RIA or any “affiliated person” (as defined in the Company Act) thereof is ineligible pursuant to Section 9(a) or 9(b) of the Company Act to serve as an investment adviser to a registered investment company (or in any other capacity contemplated by the Company Act). Each employee of the Group Companies has all Permits and registrations necessary to perform his or her material job functions (including any required registration as an investment adviser representative, lobbyist, salesperson or equivalent with the SEC or any other Governmental Authority) and all such Permits and registrations are in full force and effect, except in each case where such a failure would not be material to the Group Companies, taken as a whole.

5.13.9.    Each RIA has adopted and implemented written policies and procedures as required under Rule 206(4) 7 under the Advisers Act. Complete and correct copies of such policies and procedures (including any material reports or filings under such policies and procedures made since January 1, 2016 relating to compliance of the RIAs and the employees subject thereto) have been made available to the Buyer. Except as otherwise noted in such reports or filings, the RIAs and the employees subject thereto have been in compliance in all material respects with such policies and procedures. Each RIA has reviewed, no less frequently than annually, the adequacy of such policies and procedures and the effectiveness of their implementation.

5.13.10.    Each RIA has designated a chief compliance officer responsible for, inter alia, administering the policies and procedures required under Rule 206(4)-7 under the Advisers Act. Except as would not be material to the Group Companies, taken as a whole, each employee of a RIA has executed an acknowledgement that he or she has received the code of ethics and insider trading policy of such entity.

5.13.11.    Except with respect to Advisory Clients, none of the RIAs acts as investment adviser, investment sub-adviser, general partner, managing member, member, manager, or sponsor to any Person or as trustee of any trust or in any similar capacity under the Advisers Act or any other comparable Legal Requirement. As to each Advisory Client, there has at all times been in full force and effect an Advisory Contract pursuant to which the applicable RIA was performing investment management, advisory or sub-advisory services for such Advisory Client, and each Contract pursuant to which the applicable RIA has received compensation or allocations of gain and/or income respecting their activities in connection with any of the Advisory Clients was duly approved and performed in all material respects in accordance with its terms and Legal Requirements.

5.13.12.     No exemptive Orders, “no-action” letters or similar exemptions or regulatory relief have been obtained by a Group Company from any Governmental Authority, nor are any requests for any such items pending by a Group Company.

5.13.13.     No Group Company is required to be registered, licensed or qualified as a broker-dealer, commodity broker-dealer, introducing broker, commodity pool operator, futures commission merchant, commodity trading advisor, municipal advisor, bank, trust company, real estate broker or insurance agency under applicable Legal Requirements or is subject to any material liability by reason of any failure to be so registered, licensed or qualified. No Group Company has received written notice from any Governmental Authority within the past five (5) years of any Action concerning any failure to obtain any broker-dealer, commodity broker-dealer, introducing broker, commodity pool operator, futures commission merchant, commodity trading advisor, municipal advisor, bank, trust company, real estate broker or insurance agency registration, license or qualification.

5.13.14.     During the past five (5) years, each RIA has complied in all material respects with the Advisers Act and other Legal Requirements that are securities laws, rules or regulations, including Rule 204-2 and Rule 206(4)-2 under the Advisers Act. To the Knowledge of the Group Companies, during the past five (5) years each RIA has satisfied in all material respects its duty of “best execution” (as such term is understood under the Advisers Act) for all Advisory Clients for whom it exercises trading discretion.

5.13.15.     With respect to any material written report of examination (including any deficiency letter), inspection or investigation of a Group Company issued by any Governmental Authority during the past five (5) years, no Governmental Authority has informed such Group Company in writing, and no Group Company is otherwise aware, that (a) any material deficiencies or violations noted in such examination, inspection or investigation have not been resolved to the satisfaction of such Governmental Authority and (b) it intends to take further action on any such matter. A copy of all reports, correspondence or similar documents summarizing the results of any inspection by the SEC or other Governmental Authority (including any deficiency letter) conducted during the past five (5) years have been delivered to the Buyer. There is not pending or underway any such Action against any Group Company by any Governmental Authority.

5.13.16.     Since January 1, 2016, no RIA nor any “covered associate” of an RIA has made a “contribution” to an “official” of a “government entity” that would disqualify or otherwise prevent such RIA from providing investment advisory services for compensation to such government entity either directly or through a “covered investment pool” (pursuant to Rule 206(4)-5 under the Advisers Act). No Group Company has a Contract under which it is paying a placement agent, finder, solicitor or similar person to solicit a “government entity” (as defined in Rule 206(4)-5 under the Advisers Act) to retain a Group Company to provide advisory, research or other services to a “government entity” or to invest in an Advisory Client, including any such Contracts that have been terminated but pursuant to which payments are continuing to be made for prior services. No Group Company, Landmark Advisory Client or, to the Knowledge of the Group Companies, Sub-Advised Client or manager, director, officer, employee or agent of any of the foregoing acting for or on their behalf, has, directly or indirectly used (or promised to use) any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses, in each case, related to political activity.

5.13.17.     Each Landmark Advisory Client (and to the Knowledge of the Group Companies, each Sub-Advised Client) that is a legal entity has been duly organized and is validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing”, is in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted, except for such instances where the failure to do so would not be material to such Advisory Client. Each Landmark Advisory Client (and to the Knowledge of the Group Companies, each Sub-Advised Client) that is a trust has been duly organized and is validly existing and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, except for such instances where the failure to do so would not be material to such Advisory Client. The Company has delivered or made available to Buyer complete and correct copies of the limited partnership agreements (or equivalent operating agreement) of each Landmark Advisory Client as currently in effect. No Landmark Advisory Client (and to the Knowledge of the Group Companies, no Sub-Advised Client) is or has been in violation of any provision of its Organizational Documents or any resolution adopted by its governing body or holders of its Capital Stock. Except for such instances as would not be material to such Advisory Client, all outstanding interests of each Landmark Advisory Client (i) have been issued, offered and sold in compliance with Legal Requirements and applicable Orders and (ii) have been duly authorized and validly issued and are (if applicable) fully paid and (if applicable) non-assessable. Each Landmark Advisory Client has made all filings required to be made with each Governmental Authority in connection with its offers and sales of interests in such Advisory Client. No Group Company or employee, individually or in the aggregate, owns 25% or more of any Advisory Client.

5.13.18.     No Advisory Client, nor any member of the Group Companies, nor any employee, officer, director or personnel of any of the foregoing is ineligible pursuant to Rule 506(d) of Regulation D under the Securities Act to offer or participate in the offering of securities in reliance on Rule 506 of Regulation D under the Securities Act. Nor is there any Action pending or, to the Knowledge of the Group Companies, threatened by any Governmental Authority that would result in the ineligibility of any Advisory Client or any such other Person to offer or participate in an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act. No Landmark Advisory Client is required to be registered as an investment company (as defined in the Company Act). Each Landmark Advisory Client is operating in accordance with the criteria for which such Landmark Advisory Client is eligible for an exemption from registration under the Company Act. No Landmark Advisory Client is or has during any relevant time been deemed to hold “plan assets” within the meaning of Section 3(42) of ERISA. With respect to each Advisory Client listed on Section 5.13.18 of the Company Disclosure Letter (each, a “Plan Advisory Client”), each Group Company has complied in all material respects with the applicable requirements of ERISA, the Code or any other U.S. federal, state or local or non-U.S. law substantially similar to ERISA or Code §4975 (“Similar Law”). To the extent required by ERISA or Code §4975, each Group Company has (i) acknowledged its fiduciary status with respect to each Plan Advisory Client, and (ii) has not engaged in or caused any Plan Advisory Client to engage in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any violation of Similar Law.

5.13.19.     Each Advisory Client has (as applicable) a separate prime broker, custodian or trustee which is a third-party entity independent of the applicable RIA. Each Advisory Client has sufficient collateral to support its current borrowing, except for such instances where the failure to do so would not be material to such Advisory Client. No Advisory Client, and to the Knowledge of the Group Companies, no investor in an Advisory Client, is a “specially designated national” or “blocked person” under, or is located, organized or resident in a country or territory that is the subject of comprehensive sanctions administered by the United States Treasury Department's Office of Foreign Assets Control.

5.13.20.    No Group Company is liable or obligated in connection with, on behalf of, or for any obligations of any Advisory Client, except for such liabilities which would not be material to the Group Companies, taken as a whole.

5.13.21.     As of the Signing Date there are no defaults by any Landmark Advisory Client investors on capital calls or capital contributions with respect to any Landmark Advisory Client and, to the Knowledge of the Group Companies, (a) as of the Signing Date there are no defaults by any Sub-Advised Client investors on capital calls or capital contributions with respect to any Sub-Advised Client and (b) no limited partner or investor in an Advisory Client has expressed its intent to fail to fund a capital call or capital contribution.

5.13.22.     Each Advisory Client currently holds all material Permits under all Legal Requirements that are required in order to permit such Advisory Client to carry on its respective business as presently conducted, and all such Permits are valid and in full force and effect and no Advisory Client is in breach or violation of, or default under, any such Permit. Within the past five (5) years (or earlier if unresolved), no Advisory Client has received any written notice from any Governmental Authority alleging non-compliance with any such Permit, except for such instances of non-compliance which would not have a material adverse effect on such Advisory Client.

5.13.23.     No Advisory Client is currently subject to or in default with respect to any Order relating to any aspect of the business, properties or assets of such Advisory Client.

5.13.24.     No Advisory Client has been found to have committed, is currently charged with or, to the Knowledge of the Group Companies, threatened to be charged with any material violation of any provision of any Legal Requirement or Order.

5.13.25. Each Landmark Advisory Client is in compliance in all material respects with its respective Legal Requirements, investment objectives and policies and the terms and conditions of its governing documents and Advisory Contract. To the Knowledge of the Group Companies, each Sub-Advised Client is in compliance in all material respects with its respective Legal Requirements, investment objectives and policies and the terms and conditions of its governing documents and Advisory Contract. No Landmark Advisory Client offering document, at the time of its use, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each RIA has provided services to its Advisory Clients, calculated all fees and expense payments, and otherwise been in compliance in all material respects with the terms of the applicable Advisory Contract.

5.14.    Litigation; Outstanding Orders.

5.14.1.    There are not, and since January 1, 2018 there have not been, any material Actions pending or, to the Knowledge of the Group Companies, threatened by, against or affecting any Group Company or Landmark Advisory Client or any of their respective Representatives relating to any Group Company or Landmark Advisory Client.

5.14.2.    No Group Company or, to the Knowledge of the Group Companies, Representative of any Group Company is subject to any Order that prohibits such Group Company or Representative from engaging in or continuing any conduct, activity or practice relating to the business of any Group Company. There exist no unresolved deficiencies, violations or exceptions claimed or asserted by any Governmental Authority with respect to any Group Company. Within the past three (3) years, no Group Company has received any notice from any Governmental Authority threatening the imposition of any material Order.

5.15.    Advisory Clients.

5.15.1.    Section 5.15 of the Company Disclosure Letter lists each Advisory Client as of the Signing Date.

5.15.2.    The Base Date Revenue Run Rate set forth on Exhibit F is true and correct, has been prepared in good faith and is based on assumptions that the Group Companies believe in good faith to be reasonable.

5.15.3.    To the extent required to be prepared, the audited balance sheet of each Landmark Advisory Client as of such Landmark Advisory Client’s most recent fiscal year and the related financial statements for such year, as reported by such Landmark Advisory Client’s independent auditors, (a) have been provided to the Buyer, (b) have been prepared in accordance with GAAP, which has been consistently applied except as otherwise disclosed therein, and (c) present fairly in all material respects the financial position and other financial results of such Landmark Advisory Client at the dates and for the periods stated therein. Each audited financial statement from a Landmark Advisory Client is accompanied by an unqualified opinion from the applicable independent auditor. There has been no event, occurrence or change since the dates of such financial statements that would reasonably be expected to result in a material and adverse effect on the financial condition of any Landmark Advisory Client. Since January 1, 2017, all financial statements of each Landmark Advisory Client that were required to be prepared for such Landmark Advisory Client either by the offering materials relating to such Landmark Advisory Client or such Landmark Advisory Client’s Organizational Documents or Legal Requirements have been duly and timely prepared.

5.15.4.    As of the Signing Date, no Group Company has received any notice from any Advisory Client (or any Person that has discretionary authority over the assets of an Advisory Client) indicating its intention to terminate its Advisory Contract. To the Knowledge of the Group Companies there are no material controversies or disagreements between an RIA and any Advisory Client or any investor in an Advisory Client.

5.16.    Tax Matters.

5.16.1.    Each Group Company and Landmark Advisory Client has timely filed, or has caused to be timely filed on its behalf (after giving effect to extensions), all income and other material Tax Returns required to be filed by it. All such Tax Returns are true, complete and correct in all material respects. All income and other material Taxes due and payable by the Group Companies and Landmark Advisory Clients with respect to any such Tax Return (whether or not shown as due thereon) have been paid. The unpaid Taxes of the Group Companies did not, as of the date of the Most Recent Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established solely to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. As of the Closing Date, the unpaid Taxes of the Group Companies will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Group Companies in filing their Tax Returns. Since the Most Recent Balance Sheet Date, no Group Company has incurred any material liability for Taxes arising from extraordinary gains or losses.

5.16.2.    Except as would not, individually or in the aggregate, be a material amount, all Taxes required to have been withheld and paid by a Group Company in connection with amounts paid by a Group Company to any owner, employee, independent contractor or other Person have been withheld and paid to the appropriate Governmental Authority, and the Group Companies have complied in all material respects with all Legal Requirements relating to the reporting of such payments.

5.16.3.    There is no outstanding material audit, examination or other material Action concerning any Tax Return or Taxes filed by or with respect to a Group Company or Landmark Advisory Client or of which a Group Company or Landmark Advisory Client has received a written notice from a Governmental Authority. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against any Group Company or Landmark Advisory Client that are still pending and have not otherwise been satisfied by payment, settlement or withdrawal.

5.16.4.    No Group Company has ever been a member of an affiliated group filing a consolidated, combined, affiliated or unitary Income Tax Return (other than an affiliated group the common parent of which is a Seller or an Affiliate of a Seller) nor does any Group Company have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Legal Requirements), as a transferee or successor, or otherwise under applicable Legal Requirements.

5.16.5.    No Group Company is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes, other than the Company LLC Agreement and any other agreement (a) as to which only the Group Companies are parties or (b) not primarily related to Taxes and entered into in the ordinary course of business.

5.16.6.    No assets of any Group Company are currently subject to any Encumbrances (other than Permitted Encumbrances) imposed on any of their assets as a result of the failure of any such Group Company to pay any Taxes that are due and payable.

5.16.7.    No Group Company has agreed to, or is a beneficiary of, any extension of time with respect to any Tax deficiency or any Tax that may be assessed or collected, or any extension or waiver of a statute of limitations in respect of Taxes of any Group Company, other than, in each case, automatic extensions or waivers in connection with extensions of the due date for filing Tax Returns or extensions or waivers no longer in effect.

5.16.8.    No written claim has been made within the past five (5) years by a Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by such jurisdiction. No Group Company is or has ever been resident in (including by reason of having a permanent establishment in) a country other than the country in which it was organized or incorporated.

5.16.9.    No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) beginning on or after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date (in the case of a change, if such change was made or requested prior to Closing), (ii) Contract with any Governmental Authority entered into prior to Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing, or (v) intercompany transaction entered into prior to Closing or excess loss account as in existence immediately prior to Closing as described in Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Legal Requirements). No Group Company has made an election pursuant to Section 965(h) of the Code.

5.16.10.    Each Group Company is and has since formation been treated as a partnership or disregarded entity for U.S. federal (and applicable state and local) income Tax purposes. No Group Company has made an election to have the Partnership Tax Audit Rules apply to any taxable year beginning before January 1, 2018.

5.16.11.    No Group Company is a party to any Tax exemption, Tax holiday or other Tax reduction Contract with any Governmental Authority. No Group Company has (a) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (b) received or claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act, or (c) deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) (for example, by failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order.

5.16.12.    No Group Company has participated, and no Landmark Advisory Client has directly (or, to the Knowledge of the Group Companies, indirectly) participated, in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

5.16.13.    Each Group Company is in material compliance with all applicable Legal Requirements relating to escheat or unclaimed property.

5.16.14.    No Group Company has any obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Section 409A or 4999 of the Code or otherwise.

5.17.    Employee Benefit Plans.

5.17.1.    For purposes of this Agreement, “Employee Plan” means (a) any plan, program, agreement, policy, or arrangement that is (i) a welfare plan within the meaning of Section 3(1) of ERISA or (ii) a pension plan within the meaning of Section 3(2) of ERISA, or (b) any other employment, individual independent contractor, severance, deferred-compensation, retirement, bonus, incentive, profit-sharing, retention, equity or equity-based, change-of-control, material fringe-benefit, or other compensation or employee benefit plan, program, agreement, policy, or arrangement.

5.17.2.    Section 5.17.2 of the Company Disclosure Letter contains a list of all material Group Company Plans, specifically designating any such Group Company Plan that is a Company-Sponsored Benefit Plan. “Group Company Plan” means each Employee Plan that is sponsored, maintained or contributed to by a Group Company or under which a Group Company has any liability or obligation, whether actual or contingent, including on account of an ERISA Affiliate.

5.17.3.    No Group Company nor any other Person that would, at the relevant time, be considered a single employer with a Group Company under the Code or ERISA has within the past six (6) years sponsored, maintained, contributed to or had any liability or obligation under or in respect of (a) a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (b) a “multiemployer plan” as defined in Section 3(37) of ERISA, (c) a multiple employer plan as described in Section 413(c) of Code or Sections 210, 4063, 4064 or 4066 of ERISA, or (d) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Except as required under Section 601 et seq. of ERISA or a similar state Legal Requirement, no Group Company Plan provides, nor has any of the Group Companies promised to provide, benefits or coverage in the nature of health, life, or disability insurance following retirement or other termination of employment or service.

5.17.4.    Each Group Company Plan that is intended to be qualified under Code Section 401(a) is subject to a favorable determination letter or may rely on a favorable opinion letter from the Internal Revenue Service and, to the Knowledge of the Group Companies, no event has occurred that would reasonably be expected to adversely affect such Tax-qualified status. Each Group Company Plan, including any associated trust or fund, has been established, maintained, funded and administered in all material respects in accordance with its terms and with applicable Legal Requirements. None of the Group Companies has incurred or could reasonably be expected to incur any material penalty or Tax (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code. With respect to each Group Company Plan, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in a material liability to the Group Companies, (ii) to the Knowledge of the Group Companies, no “fiduciary” (as defined in Section 3(21) of ERISA) has breached its fiduciary duties in connection with the administration or investment of the assets of such Group Company Plan and (iii) no Action (other than routine claims for benefits) is pending or, to the Knowledge of the Group Companies, threatened.

5.17.5.    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent event or events) (a) result in any compensatory payment, including severance pay, change in control, retention or other bonus payments, becoming due to any current or former employee, director, individual independent contractor officer, or other individual service provider of a Group Company, (b) result in any increase in the amount of compensation or benefits due to any such Person referenced in clause (a), (c) result in the acceleration of the time of payment, vesting, or funding of any such payments or benefits, (d) result in any “excess parachute payment” within the meaning of Section 280G of the Code, or (e) result in payments with respect to a corporation with respect to which, for purposes of Treasury Regulation Section 1.280G-1
Q&A-6(c) the requirements of Treasury Regulation Section 1.280G-1 Q&A 6(a)(2)(i) are not
met.

5.17.6.    All arrangements that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) are in material compliance with and have been maintained, operated and administered in all material respects in compliance with, the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder. No amounts paid or payable by any Group Company are subject to any Tax or penalty imposed under Section 457A of the Code.

5.17.7.    Without limiting the generality of the foregoing, with respect to each Group Company Plan that is subject to the laws of a jurisdiction other than the United States (a “Foreign Plan”): (i) each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities; (ii) each Foreign Plan intended to receive favorable tax treatment under applicable tax laws has been qualified or similarly determined to receive favorable tax treatment under such tax laws; (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA); and (iv) no Foreign Plan has any material unfunded liabilities that are not reflected or reserved against on the Financials, nor are such unfunded liabilities reasonably expected to arise in connection with the Transactions.

5.18.    Employment Matters.

5.18.1.    No employee of a Group Company is currently represented by a Union with respect to his or her employment by such Group Company, and no Group Company is party to, or otherwise bound by, any CBA. There is, and for the last three (3) years there has been, no labor organizational effort pending or, to the Knowledge of the Group Companies, threatened by, or on behalf of, any Union or group of employees to organize employees of the Group Companies, and no demand for recognition or certification of employees of the Group Companies has been made by, or on behalf of, any Union or group of employees. In the past three (3) years, there has been no actual or, to the Knowledge of the Group Companies, threatened unfair labor practice charge, material labor grievance, material labor arbitration, strike, lockout, work stoppage, slowdown, picketing, handbilling or other material labor dispute against or affecting any Group Company and no such disputes are currently pending or to the Knowledge of the Group Companies, threatened.

5.18.2.    Each Group Company is, and for the last three (3) years has been, in compliance in all material respects with all applicable Legal Requirements respecting labor, employment and employment practices, including all Legal Requirements respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), pensions, employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave, COVID-19, and unemployment insurance. Except as would not result in material liability for the Group Companies, each Group Company has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, pension contributions, severance and termination payments, fees, and other compensation that has come due and payable as of the last payroll date prior to the Signing Date to its current or former employees and individual independent contractors under applicable Legal Requirement or Contract or Group Company policy.

5.18.3.    No employee layoff, facility closure or shutdown (whether voluntary or as a result of any COVID-19 Action), reduction-in-force, furlough, temporary layoff, reduction in salary or wages, or other material workforce changes affecting employees of any Group Company has occurred since March 1, 2020, or is currently contemplated, planned or announced.

5.18.4.    Each Group Company has promptly, thoroughly and impartially investigated all sexual harassment or other discrimination, or retaliation allegations of which it is or has been made aware in the past five (5) years. With respect to any such allegation with potential merit, the applicable Group Company has taken prompt corrective action reasonably calculated to prevent further improper action. None of the Group Companies reasonably expect any material liabilities with respect to any such allegations.

5.18.5.    To the Knowledge of the Group Companies, no current or former employee or individual independent contractor of any Group Company is in any material respect in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation owed to: (i) any Group Company or (ii) any third party with respect to such person’s right to be employed or engaged by any Group Company. To the Knowledge of the Group Companies, no current employee with annualized compensation at or above $300,000, has given and not rescinded notice of termination of his or her employment prior to the one (1) year anniversary of the Closing.

5.18.6.    No Group Company is obligated for amount in excess of its pro rata share of any Clawback Guaranty.

5.18.7.    There are no persons employed in the United Kingdom by any Group Company other than the Landmark UK Employees.

5.19.    Affiliate Transactions. Except as described in Section 5.19 of the Company Disclosure Letter, no Seller, Affiliate, Landmark Partner or Family Party of any Landmark Partner (other than a Group Company): (i) owns any material interest in any (a) material asset used by any of the Group Companies or Advisory Clients, (b) material consultant, service provider, supplier, landlord, creditor or debtor of or to any Group Company or any Advisory Client, or (c) any competitor with any Group Company, other than, in each case, (x) through the Transferred Interests or (y) passive ownership of less than 5% of a class of securities of a Person (individually or in the aggregate with all other Sellers, Landmark Parties, Family Parties of Landmark Partners and their respective Affiliates), (ii) is party to any Contract with any of the Group Companies, in each case, other than any employment or equity related agreement.

5.20.    Insurance. Section 5.20 of the Company Disclosure Letter sets forth a true and complete list as of the Signing Date of all material worker’s compensation, comprehensive property and casualty, liability, directors’ and officers’, errors and omissions, fidelity and other insurance policies and fidelity bonds maintained by or for the benefit of the Group Companies (the “Policies”) and all unresolved claims under the Policies. Copies of the Policies and any material correspondence relating thereto have been made available to Buyer. The Policies are in full force and effect and are sufficient for all applicable Legal Requirements. The Group Companies (i) are not in material default under the provisions of any Policy or (ii) have not received any notice of cancellation or termination or intent to materially increase any premium in respect of any Policy. Taken together, the Policies provide reasonably adequate insurance coverage for the Group

Companies in accordance with customary industry practice. The insurance coverage provided by the Policies has continued in full force and effect without interruption since January 1, 2018, and all premiums due thereon have been timely paid in full. All Policies will terminate or lapse at Closing. There is no self-insurance arrangement affecting the business of the Group Companies or Advisory Clients or any obligation of any Group Company to provide insurance coverage to third parties.

5.21.    Brokers. No Person is or may be entitled to a broker’s commission, finder’s fee, advisor’s fee or similar payment in connection with this Agreement or the Transactions as a result of any arrangement or undertaking entered into by, or on behalf of, a Group Company.

5.22.    Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR ANY ANCILLARY AGREEMENT, THE COMPANY MAKES NO OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING THE SELLERS, THE GROUP COMPANIES, THE BUSINESS OF THE GROUP COMPANIES, THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY INFORMATION FURNISHED OR MADE AVAILABLE TO THE BUYER OR ITS AFFILIATES, ANY OF THEIR RESPECTIVE REPRESENTATIVES, OR ANY OTHER PERSON FOR THEIR BENEFIT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR ANY ANCILLARY AGREEMENT, THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, OR ANY USE BY THE BUYER OR ITS AFFILIATES OR REPRESENTATIVES OF, ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALS DELIVERED TO THE BUYER AND/OR MADE AVAILABLE IN THE DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY) OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS OF THE GROUP COMPANIES, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL RELIEVE ANY PERSON OF ANY LIABILITY FOR ACTUAL FRAUD. EACH REPRESENTATION AND WARRANTY IN THIS ARTICLE 5 IS GIVEN INDEPENDENT EFFECT SO THAT IF A PARTICULAR REPRESENTATION AND WARRANTY PROVES TO BE INCORRECT OR IS BREACHED, THE FACT THAT ANOTHER REPRESENTATION AND WARRANTY CONCERNING THE SAME OR SIMILAR SUBJECT MATTER IS CORRECT OR IS NOT BREACHED, WHETHER SUCH OTHER REPRESENTATION AND WARRANTY IS MORE GENERAL OR MORE SPECIFIC, NARROWER OR BROADER OR OTHERWISE, WILL NOT AFFECT THE INCORRECTNESS OR BREACH OF SUCH PARTICULAR REPRESENTATION AND WARRANTY.

6.    REPRESENTATIONS AND WARRANTIES OF THE BUYER

In order to induce each Seller and the Company to enter into and perform this Agreement and to consummate the Transactions, the Buyer hereby represents and warrants to each Seller and the Company as follows:

6.1.    Organization. The Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite organizational power and authority to conduct its business substantially in the manner in which it is currently being conducted as of the date hereof and to own, lease and operate its properties and assets.

6.2.    Power and Authority. The Buyer has all requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Buyer of the Transactions, has been duly authorized by the Buyer and no other action on the part of the Buyer is necessary to authorize the execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which it is a party or the consummation by the Buyer of the Transactions. This Agreement and the Ancillary Agreements to which it is a party have been duly executed and delivered by the Buyer and, assuming due and valid authorization, execution, and delivery hereof by the other Parties hereto and thereto, constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

6.3.    Authorization of Governmental Authorities. Except for compliance with the HSR Act and the Consents listed on Section 8.1.1 of the Company Disclosure Letter, the execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which it is a party does not, and the consummation by the Buyer of the Transactions will not, require any Order, Consent or Permit of, or filing with or notification to, any Governmental Authority, except, in each case, for such matters which would not have a material adverse effect on the ability of the Buyer to consummate the Transactions.

6.4.    Noncontravention. None of the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party, or the consummation of the Transactions will (with or without the giving of notice or the lapse of time or both) (a) violate any provision of the Organizational Documents of the Buyer, (b) violate any Legal Requirement applicable to the Buyer, (c) result in a breach of, constitute a default under, result in the termination of or a right of termination or cancellation under, or create in any Person the right to accelerate, terminate, modify, cancel, revoke or exercise any other material right or remedy under, or require any Consent under, any Contract to which the Buyer is a party, or (d) result in the creation of any Encumbrance upon any material properties or assets of the Buyer, except, in the case of clause (c) or (d) for such matters which would not have a material adverse effect on the ability of the Buyer to consummate the Transactions.

6.5.    Litigation. There are no Actions pending or threatened in writing against the Buyer which would materially and adversely affect the Buyer’s performance under this Agreement or the consummation by the Buyer of the Transactions.

6.6.    Availability of Funds. The Buyer has and will on the Closing Date have, unrestricted access to immediately available funds sufficient to enable it to pay the Estimated Closing Consideration that is payable in cash at the Closing and to satisfy its other obligations required to be satisfied as of and after the Closing and to pay all of its related fees and expenses.

6.7.    Acquisition for Investment. The Transferred Interests to be acquired by the Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Buyer will not offer to sell or dispose of the Transferred Interests so acquired by it in violation of any of the registration requirements of the Securities Act or any applicable state or other Legal Requirement. The Buyer has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement and the Transactions. The Buyer acknowledges that it has been afforded: (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Sellers and the Group Companies concerning the merits and risks of investing in the Group Companies; (b) access to information about the Group Companies, their results of operations, financial condition, and cash flows, and their business generally, in each case, sufficient to the Buyer’s satisfaction to enable the Buyer to evaluate whether or not to proceed with the execution and delivery of this Agreement and the consummation of the Transactions; and (c) the opportunity to obtain such additional information that the Buyer believes is necessary to make an informed investment decision with respect to the execution and delivery of this Agreement and the consummation of the Transactions.

6.8.    No Brokers. No Person is or may be entitled to a broker’s commission, finder’s fee, advisor’s fee or similar payment from any Seller, any Group Company, or any of their respective Affiliates in connection with this Agreement or the Transactions as a result of any arrangement or undertaking entered into by the Buyer.

6.9.    SEC Documents; Financial Statements.

6.9.1.    Shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed on NYSE. There is no Action (i) pending by Ares, (ii) pending by any other Person and for which Ares has received written notice prior to the Signing Date or (iii) to the knowledge of the Buyer, pending or threatened by any other Person to otherwise to terminate the registration of the Class A Common Stock under the Exchange Act or to delist the Class A Common Stock from NYSE. Ares has not received any notification that the SEC or NYSE is currently contemplating terminating such registration or listing.

6.9.2.    Each of the documents filed by Ares with the SEC (the “SEC Documents”) since January 1, 2018, as of its respective filing date, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the Signing Date, as of their respective filing dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.9.3.    The consolidated financial statements and the related notes thereto of Ares and its consolidated Subsidiaries included or incorporated by reference in the SEC Reports and present fairly in all material respects the financial position of Ares and its consolidated Subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified. Such consolidated financial statements have been prepared in conformity with U.S. GAAP applied on a consistent basis throughout the periods covered thereby; and the other financial information included or incorporated by reference in the SEC Reports has been derived from the accounting records of Ares and its consolidated Subsidiaries, presents fairly in all material respects the information shown thereby, and has been compiled on a basis consistent in all material respects with that of the audited financial statements included or incorporated by reference in the SEC Reports.

6.9.4.    Ares maintains systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are (A) executed in accordance with management’s general or specific authorizations and (B) recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorization, (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (iv) interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the items Ares has filed with the SEC since January 1, 2018 is prepared in all material respects in accordance with the SEC’s rules and guidelines applicable thereto. Except as disclosed in Ares filings with the SEC, since the end of Ares’ predecessors’ most recent audited fiscal year, there has been no change in Ares or its predecessors internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, Ares internal control over financial reporting. Ares is not aware of any material weakness in its internal controls over financial reporting.

6.10.    Due Diligence Review.

6.10.1.    The Buyer acknowledges and agrees that it has conducted, and completed to its satisfaction, such investigations of the Group Companies and their business as it deems necessary and appropriate, and has been furnished or made available to it, the Affiliates of Buyer, any of their respective Representatives, or any other Person for their benefit, information that it has requested from the Sellers, the Group Companies or their Affiliates, or their respective Representatives in connection with the execution and delivery of this Agreement and the consummation of the Transactions. The Buyer further acknowledges and agrees that: (i) no Affiliate of any Seller (other than the Company) is making any representations or warranties whatsoever express or implied, at law or in equity, and the Buyer acknowledges and agrees that, except for such representations and warranties of the Sellers contained in Article 4 of this Agreement and of the Company contained in Article 5 of this Agreement, and (ii) it is purchasing the Transferred Interests, and the interest they represent in the Group Companies and their business, on an AS IS/WHERE IS basis. In making the decision to enter into this Agreement and to consummate the Transactions, other than reliance on the representations and warranties of the Sellers contained in Article 4 of this Agreement and of the Company contained in Article 5 of this Agreement, the Buyer acknowledges and agrees that it has relied solely on its own independent investigation, analysis, and evaluation of the Group Companies and their business. The Buyer further acknowledges and agrees that no Affiliate of Seller (other than the Company), nor any of their respective Representatives, nor any other Person has made any representation or warranty, express or implied, at law or in equity, as to the accuracy or completeness of any information regarding the Group Companies or their business, or the Transactions, other than those expressly set forth in Article 4 or Article 5 of this Agreement.

6.10.2.    In connection with the Buyer’s investigation of the Group Companies and their business, the Buyer has received from or on behalf of the Sellers and the Group Companies certain estimates, projections, and other forecasts and plans, including projected statements of operating revenues and income from operations of the business of the Group Companies. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, and other forecasts and plans, that the Buyer is familiar with such uncertainties, and that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, and other forecasts and plans so furnished to it (including the reasonableness of the disclosed assumptions underlying such estimates, projections, and other forecasts and plans). Accordingly, neither the Sellers, nor any of their respective Affiliates (including the Group Companies), nor any other Person makes any representations or warranties whatsoever with respect to such estimates, projections, or other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, and plans). Notwithstanding the foregoing, nothing in this Section 6.10.2 shall relieve any Person of any liability for Actual Fraud.

6.11.    Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 6 OR ANY ANCILLARY AGREEMENT, BUYER MAKES NO OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING THE BUYER, ITS AFFILIATES, THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR ANY INFORMATION FURNISHED OR MADE AVAILABLE TO THE COMPANY, THE SELLERS, THE LANDMARK PARTNERS, THEIR RESPECTIVE AFFILIATES, ANY OF THEIR RESPECTIVE REPRESENTATIVES, OR ANY OTHER PERSON FOR THEIR BENEFIT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 6 OR ANY ANCILLARY AGREEMENT, BUYER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, OR ANY USE BY THE COMPANY, THE SELLERS, THE LANDMARK PARTNERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF, ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE COMPANY, THE SELLERS, THE LANDMARK PARTNERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL RELIEVE ANY PERSON OF ANY LIABILITY FOR ACTUAL FRAUD. EACH REPRESENTATION AND WARRANTY IN THIS ARTICLE 6 IS GIVEN INDEPENDENT EFFECT SO THAT IF A PARTICULAR REPRESENTATION AND WARRANTY PROVES TO BE INCORRECT OR IS BREACHED, THE FACT THAT ANOTHER REPRESENTATION AND WARRANTY CONCERNING THE SAME OR SIMILAR SUBJECT MATTER IS CORRECT OR IS NOT BREACHED, WHETHER SUCH OTHER REPRESENTATION AND WARRANTY IS MORE GENERAL OR MORE SPECIFIC, NARROWER OR BROADER OR OTHERWISE, WILL NOT AFFECT THE INCORRECTNESS OR BREACH OF SUCH PARTICULAR REPRESENTATION AND WARRANTY.

7.    COVENANTS.

7.1.    Operation of the Business.

7.1.1.    From and after the Signing Date and prior to the Closing or, if applicable, the date on which this Agreement is earlier terminated pursuant to Section 9.1 (the “Termination Date” and such period, the “Interim Period”), and except (a) as may be required by applicable Legal Requirements, (b) with the consent in writing of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (c) as may be expressly required or contemplated by another provision of this Agreement, or (d) as set forth on Section 7.1.1 of the Company Disclosure Letter, the Company shall cause: (i) the Group Companies to conduct their business in the ordinary course and substantially consistent with past practice; (ii) the Group Companies to use reasonable best efforts to conduct their business in accordance with applicable Legal Requirements in all material respects; (iii) the Group Companies to use reasonable best efforts to substantially preserve their tangible and intangible assets, Material Contracts and Permits, and their present relations with their material Advisory Clients, material investors in their Landmark Advisory Clients, suppliers, key employees, officers and investment professionals, Governmental Authorities, and other key business relations, and (iv) use reasonable best efforts to maintain in full force and effect insurance coverage comparable in scope and amount as in effect on the Signing Date.

7.1.2.    During the Interim Period, except (w) as may be required by applicable Legal Requirements, (x) with the consent in writing of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed with respect to sub clauses (b), (d), (e), (f), (h), (m), (n), (r), (t) or (x) below), (y) as may be expressly required or contemplated by another provision of this Agreement, or (z) as set forth on Section 7.1.2 of the Company Disclosure Letter, the Company shall ensure that none of the Group Companies shall:

(a)    enter into any line of business unrelated in any material respect to the business conducted by the Group Companies as of the Signing Date;

(b)    adopt any amendments to its Organizational Documents;

(c)    issue, grant, sell, transfer, encumber, or otherwise dispose of, permit an Encumbrance to be incurred on, redeem, acquire, or authorize the issuance, grant, sale, transfer, Encumbrance or other disposition of, redemption or acquisition of, any of its Capital Stock;

(d)    adopt a plan or agreement of complete or partial liquidation, dissolution, or merger or otherwise consolidate, amalgamate, liquidate, merge, or engage in any similar transaction;

(e)    sell, transfer, lease, offer to sell, abandon, or make any other disposition of any assets or properties, in each case, other than in the ordinary course of business in an amount not to exceed $50,000 individually or $100,000 in the aggregate;

(f)    grant or permit any Encumbrance (other than Permitted Encumbrances) on any of their respective material assets, in each case, other than in the ordinary course of business with respect to assets having a value of no more than $100,000 individually or $250,000 in the aggregate;

(g)    acquire (by merger, consolidation, acquisition of stock or assets, or otherwise) any corporation, partnership, or other business organization or Person or business or division thereof;

(h)    make any investment in another Person, other than another Group Company;

(i)    (i) sell, transfer, lease, offer to sell, abandon, assign, permit an Encumbrance (other than Permitted Encumbrances) to be incurred on, permit to lapse, or otherwise dispose of any material Group Company Intellectual Property (other than (A) items of Intellectual Property expiring at the end of their maximum statutory terms and (B) non-exclusive licenses of Intellectual Property granted by a Group Company to its customers or contractors in the ordinary course of business), (ii) disclose any Trade

Secrets of a Group Company other than in the ordinary course of business pursuant to an agreement or other binding obligation requiring each Person to whom the disclosure was made to maintain the confidentiality of such Trade Secrets and not use such Trade Secrets other than in connection with the purpose of such disclosure, or (iii) make any material adverse change to the operation and security of the Technology Systems or the Group Companies’ policies and procedures with respect to Personal Information, except as required by (A) applicable Legal Requirements, or (B) Data Security Requirements (provided that, with respect to clauses (a), (c), and except regarding Legal Requirements, (d), of the definition of Data Security Requirements, in each case, solely existing as of the Signing Date);

(j)    (i) incur, issue, amend, extend or renew any Debt for money borrowed or any finance or capital lease obligation or (ii) assume, guarantee, endorse or otherwise become responsible for, any Debt for borrowed money, other than for any such Debt that is included in full in the calculation of Estimated Closing Consideration;

(k)    make any loans or advances to any Person;

(l)    make or incur any capital expenditures or purchase obligations requiring payments following the Closing in excess of $250,000 in the aggregate that cannot be canceled without financial penalty upon notice of 60 days or less;

(m)    (i) effect any recapitalization, reclassification, split, reverse split, subdivision or similar transaction with respect to any of its Capital Stock or (ii) declare, set aside or establish a record date with respect to any dividend or other distribution on or in respect of any of the Capital Stock that is payable after the Determination Date;

(n)    (i) cancel, amend, modify, terminate, or grant a waiver of any material rights (including any provision relating to fees or expenses) under any Material Contract, other than (A) terminations or waivers pursuant to the terms of any Material Contract as in effect on the Signing Date or (B) cancellations, amendments, modifications, terminations or waivers in the ordinary course of business, and (ii) other than in the ordinary course of business, enter into any Contract that would satisfy the definition of Material Contract if in effect on the Signing Date;

(o)    increase the compensation or benefits payable or provided to any director, executive officer, employee or other individual service provider, other than (i) in the ordinary course of business to employees whose annual compensation does not exceed $150,000 as of the Signing Date, or (ii) as required by an existing Contract or Employee Plan set forth in Section 5.17 of the Company Disclosure Letter;

(p)    except as otherwise required by applicable Legal Requirements, negotiate, modify, extend, or enter into any CBA, or recognize or certify any Union or group of employees as the bargaining representative for any employees of the Group Companies;

(q)    implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, material salary or wage reductions, or material work schedule changes affecting fifteen (15) or more employees or other such actions that would trigger any obligations under the WARN Act;

(r)    hire, engage, terminate (without cause), furlough or temporarily layoff any employee or other individual service provider with annual compensation in excess of $300,000;

(s)    waive or release any (x) noncompetition, nonsolicitation or other restrictive covenant obligation in favor of any Group Company, or (y) material nondisclosure, noninterference or nondisparagement obligation in favor of any Group Company;

(t)    adopt, terminate, or amend or modify any Group Company Plan or any plan, program, arrangement, practice or agreement that would be a Group Company Plan if it were in effect on the date hereof, or accelerate the time of payment, vesting or funding of any compensation or benefits provided under any Group Company Plan or other arrangement, in each case, other than in the ordinary course of business or to the extent required by applicable Legal Requirements or the terms of any Group Company Plan;

(u)    accept a subscription in respect of any commitment to a Landmark Advisory Client on economic or other material terms that are more favorable in the aggregate to such Person than existing arrangements with other similarly situated investors in such Landmark Advisory Client or substantially comparable Landmark Advisory Clients (including predecessor Landmark Advisory Clients);

(v)    (i) revoke or change any income or other material Tax election, adopt any material Tax election inconsistent with past practice, change any method of Tax accounting, (ii) prepare any Tax Returns in a manner which is materially inconsistent with the past practices of the Group Companies with respect to the treatment of items on such Tax Returns, (iii) incur any material liability for Taxes other than in the ordinary course of business, (iv) file any amended Tax Return or claim for refund of Taxes (v) consent to any extension or waiver of the limitation period applicable to any Action or assessment in respect of material Taxes payable by any Group Company (other than an extension in connection with extensions of the due date for filing Tax Returns), or (vi) settle any claim relating to Taxes;

(w)    (i) change any accounting principles or practices from those employed in the preparation of the Financials except as required under the Financial Statement Standards or (ii) revalue any assets of any Company Group (including the write-off of accounts receivable) other than in the ordinary course;

(x)    release, assign, settle or compromise any Action relating to any Group Company, in each case, (i) involving rights or payments (or related rights or payments) in excess of $500,000 in the aggregate, (ii) imposing material conditions on, or material changes or restrictions relating to the business or operations of any Group Company following the Closing, or (iii) responding to any material, non-routine inquiry of a Governmental Authority without providing Buyer reasonable advance notice of such proposed response and an opportunity to consult with the Group Companies;

(y)    change the fiscal year of any Group Company; or

(z)    agree or commit to take or otherwise cause any of the foregoing actions.

7.1.3.    Notwithstanding the foregoing, nothing in this Agreement, including this Section 7.1, shall forbid the Sellers or any Group Company from, or otherwise require any consent of the Buyer for, (a) any cash dividend or cash distribution prior to the Determination Date from any Group Company, directly or indirectly, to the Sellers or any of its Affiliates, (b) paying or repaying, prior to the date the final version of the Estimated Closing Statement is delivered, any Debt or other liability which is owed by one or more Group Companies, on the one hand, to the Sellers or any of its Affiliates, on the other hand, (c) any COVID-19 Actions (provided, however, that the Company shall consult with the Buyer to the extent reasonably practicable prior to undertaking any COVID-19 Actions and consider in good faith Buyer’s recommendations with respect thereto) or (d) agreeing or committing to take any of the foregoing actions or otherwise causing any of such actions to occur.

7.1.4.    During the Interim Period, and with effectiveness at, and conditioned upon the occurrence of, the Closing, (i) LPI shall and shall cause its Subsidiaries, including Landmark UK, to convey, assign, transfer and deliver to a Subsidiary of the Buyer designated by the Buyer all Business Assets (excluding the FCA License), including (A) all Contracts relating to any leasehold interest in real property leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, Landmark UK, and (B) all Intellectual Property used in or necessary for the Business as of the Signing Date or immediately prior to the Closing Date, and (ii) except as otherwise provided for in this Agreement, the Buyer shall assume any and all liabilities of Landmark UK, whether, known or unknown, fixed or contingent, certain or uncertain, arising prior to, at or after the Closing (the transactions described in this Section 7.1.4, the “Closing UK Transactions”). The Closing UK Transactions shall be effected pursuant to transfer agreements, assignment agreements, and other documentation in form reasonably acceptable to the Buyer and LPI, which agreements shall be effective immediately prior to Closing. If, on the Closing Date, any Consent required to consummate the transfer of an Asset pursuant to the Closing UK Transactions has not been obtained, the Company, the Landmark Partners that own LPI as of the Signing Date, LPI and the Sellers’ Representative shall (i) use their respective reasonable best efforts to obtain such Consent as promptly as reasonably practicable following the Closing and (ii) reasonably cooperate in a mutually agreeable arrangement such that the Buyer or its designees would obtain the benefits and bear the economic burdens associated with the relevant Asset, claim, right or benefit, such that each party is put in the same economic position as if such Consent had been obtained as of the Closing Date to the extent reasonably practicable. To the extent that, following the Closing, the applicable Landmark Partners that own LPI as of the Signing Date and LPI discovers or becomes aware that any Asset owned by LPI or any of its Subsidiaries is a Business Asset (excluding the FCA License), such Landmark Partners and LPI shall, or shall use reasonable best efforts to, transfer and convey such Assets to the Group Companies (without further consideration). Following the Closing, the applicable Landmark Partners that own LPI as of the Signing Date and LPI shall execute or cause to be executed such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such Assets under this Section 7.1.4.

7.1.5.    Without limiting the generality of Section 7.2, as promptly as reasonably practicable following the Signing Date, the Landmark Seller, the Group Companies, LPI and the

Buyer agree to co-ordinate and co-operate with each other in relation to the notifications to the UK Financial Conduct Authority (the “FCA”) required pursuant to SUP 15.3.7 of the FCA’s Supervision Sourcebook (the “Principle 11 Notifications”) in relation to the Closing UK Transaction. The Landmark Seller shall disclose to the Buyer and the Buyer shall disclose to the Landmark Sellers the form of Principle 11 Notifications it intends to submit to the FCA, in each case in good time to allow the recipient with a reasonable opportunity to comment on such Principle 11 Notifications prior to such submission (it being acknowledged and agreed that any such comments shall be considered in good faith by the recipient with the intention that such Principle 11 Notifications are materially consistent in their description of the Closing UK Transactions).

7.1.6.    Without limiting the generality of Section 7.2, the Landmark Seller, the Group Companies and LPI shall, as promptly as reasonably practicable following the Signing Date, take all actions reasonably necessary to cancel Landmark UK’s permissions with the FCA pursuant to SUP 6.4 of the FCA’s Supervision Sourcebook (the “FCA License”) (for the avoidance of doubt, such cancellation to occur only following the Closing), and the Buyer shall provide LPI and Landmark UK with such assistance as either of them may reasonably request in connection with such actions.

7.1.7.    After the Closing Date:

(a)    subject to compliance by the Buyer with the provisions of Section 7.1.7(b), LPI shall take such steps as are reasonably necessary to liquidate Landmark UK (for the avoidance of doubt, subject at all times to compliance with applicable Legal Requirements and statutory duties); and

(b)    the Buyer shall, and shall procure that each Group Company (excluding Landmark UK) and each of its and their respective Affiliates (including, for the avoidance of doubt, any employee, officer, director, consultant or contractor of any Group Company, excluding Landmark UK) shall, until such time as Landmark UK’s permissions with the FCA pursuant to SUP 6.4 of the FCA’s Supervision Sourcebook have been cancelled, promptly provide such assistance and services as may be reasonably requested from time to time by LPI or Landmark UK for the purpose of Landmark UK complying with its regulatory obligations, completing the cancellation of its permissions with the FCA in accordance with Section 7.1.6 or maintaining its positive relationship with the FCA (such assistance and services may include, not be limited to, the provision of access and human resources, in a form and on terms as shall be mutually agreed between LPI and/or Landmark UK and the Buyer from time to time for such purposes, each acting reasonably), it being acknowledged and agreed that the cost of any such arrangement shall be borne exclusively by the Buyer.

7.1.8.    All costs, fees and expenses related to the transactions, filings, and other obligations set forth in Sections 7.1.4, 7.1.5, 7.1.6 and 7.1.7 shall be borne (i) first from any Cash held by Landmark UK, provided that, until Landmark UK’s permissions are cancelled with the FCA, this does not impact Landmark UK’s compliance with applicable regulatory capital requirements, and (ii) second, by Buyer.

7.2.    Reasonable Best Efforts.

7.2.1.    During the Interim Period, subject to the other provisions of this Agreement, each Party shall, and shall cause each of its Affiliates to, use its reasonable best efforts to take promptly, or cause to be taken promptly, all reasonable actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable on its part under this Agreement to consummate and make effective the Transactions. Such actions include preparing and filing all documentation to effect all notices, reports, and other filings and obtaining all Consents, Permits, and Orders necessary to be obtained from any third-party (including any Governmental Authority) in order to consummate the Transactions. Notwithstanding the foregoing, except as otherwise set forth in this Agreement, in no event shall the Buyer, the Seller, any Group Company, or any of their respective Affiliates be required to pay, or agree to pay, any fee, penalty, or other consideration, in each case which is material in amount, to any Person for any such Consent, Permit, or Order.

7.2.2.    Without limiting the generality of Section 7.2.1, each Party shall, as promptly as reasonably practicable following the Signing Date make or cause to be made all pre-Closing notification and other filings required of each of them with all applicable Governmental Authorities set forth on Section 8.1.1 of the Company Disclosure Letter. The Parties shall cause to be filed (i) the notification and report form required under the HSR Act within seven (7) Business Days of the Signing Date and (ii) any documentation or filings required for compliance with Hong Kong Legal Requirements within ten (10) Business Days of the Signing Date. All filing fees payable in connection with any of the foregoing shall be borne by the Buyer.

7.2.3.    Without limiting the generality of Section 7.2.1, each Party shall, and shall cause each of its Affiliates to, use its reasonable best efforts to take or cause to be taken all actions reasonably necessary, including to respond promptly and reasonably to any inquiries or requests for information from Governmental Authorities, to cause the expiration or termination of any applicable waiting periods under the HSR Act, and to obtain any clearance, waiver, approval, or authorization required under the HSR Act and under any other applicable Legal Requirements, in each case, in order to consummate the Transactions.

7.2.4.    Each Party shall, and shall cause each of its Affiliates to, subject to applicable Legal Requirements (a) promptly notify the other Parties of any material communication to that Party or any of its Affiliates from any Governmental Authority (including the Federal Trade Commission and the Antitrust Division of the Department of Justice) with respect to this Agreement and the Transactions and provide an appropriate response to any such communication from any Governmental Authority, (b) permit the other Parties to review in advance any proposed substantive communication to any Governmental Authority and consider in good faith any comments to such communication, (c) not agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation, or other inquiry with respect to this Agreement and the Transactions unless it consults with the other Party in advance, provides reasonable prior notice of the meeting or discussion, and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat, in each case, to the extent practicable, (d) furnish the other Party with copies of all substantive written correspondence, filings (except for the HSR notification and report form itself), and communications between it and its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions, and (e) furnish the other Party with such information and assistance as the other Parties may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Authorities in connection with this Agreement and the Transactions, including any filings necessary or appropriate under the HSR Act and under any other applicable Legal Requirements. Notwithstanding the foregoing, (x) all such materials may be redacted as reasonably necessary to (i) protect legally privileged materials, (ii) remove references concerning valuation and (iii) comply with reasonable confidentiality concerns, contractual arrangements and applicable Legal Requirements; and (y) each Party may designate any non-public information provided to any Governmental Authority as restricted to “Outside Counsel” only, in which case any such information shall not be shared with employees, officers or directors or their equivalents of the other Parties without approval of the Party providing the non-public information.

7.2.5.    The Buyer shall, and shall cause each of its controlled Affiliates to, use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under the HSR Act and under any other applicable Legal Requirements as listed on Section 8.1.1 of the Company Disclosure Letter. Notwithstanding anything to the contrary set forth in this Agreement, such reasonable best efforts (i) shall include an obligation to (a) propose, negotiate, commit to, or agree to effect, by consent decree, hold separate Order, or otherwise, the sale, divestiture, or disposition of any assets or businesses of the Group Companies as reasonably necessary, and (b) otherwise take or commit to take reasonable actions that after the Closing Date would reasonably limit the freedom of the Buyer with respect to, or its ability to retain, one or more businesses, product lines, or assets of the Group Companies (provided that the foregoing actions in this clause (i) shall not reasonably be expected to result in a material adverse effect on the Group Companies) and (ii) shall not include an obligation to (a) contest, litigate or resist (including through any applicable appeals process) any Action which may be instituted by a Governmental Authority challenging the Transactions, (b) seek to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, or other Order that resulted from an Action instituted by a Governmental Authority, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Transactions, (c) propose, negotiate, commit to, or agree to effect, by consent decree, hold separate Order, or otherwise, the sale, divestiture, or disposition of any assets or businesses of the Buyer or any of its Affiliates (other than the Group Companies), and (d) otherwise take or commit to take actions that after the Closing Date would limit the freedom of the Buyer or its Affiliates with respect to, or their ability to retain, one or more businesses, product lines, or assets (other than the Group Companies). Notwithstanding anything in this Agreement to the contrary, after consulting with, and considering in good faith the views of, the Sellers’ Representative, the Buyer shall, on behalf of the Parties, be entitled to direct, control and lead all communications, discussions, negotiations and strategy related to expiration or termination of the waiting period under HSR Act.

7.2.6.    Without limiting the generality of Section 7.2.1, the applicable Group Companies shall use their respective reasonable best efforts to deliver to the Buyer at or prior to the Closing (a) a customary satisfaction and release of the mortgage Encumbrance securing the Owned Real Property and (b) a customary payoff letter with respect to the SVB Loan (as defined in the Company Disclosure Letter) and releases of the Encumbrances related thereto, all such documents to be effective upon receipt of the payoff amounts to be reflected therein.

7.3.    Press Releases and Public Announcements. The initial public announcements or disclosures regarding the Transactions shall be separate press releases of (a) the Buyer (or an Affiliate thereof) and the Company and (b) the Guarantor. Thereafter, no Party nor any of its Affiliates shall issue any press release or make any public announcement or disclosure relating to this Agreement or the Transactions without the prior written approval of the Sellers’ Representative and the Buyer, not to be

unreasonably withheld, conditioned or delayed; provided, that any Party: (i) may issue any such press release or make such public announcement or disclosure that it believes in good faith it is required to make under applicable Legal Requirements (including as required or advisable by any securities exchange or the Exchange Act), (ii) may respond to any requests for information or inquiries from any Governmental Authority, (iii) may provide any Person with previously mutually agreed upon public communications and (iv) may discuss this Agreement or the Transaction with investors (including on earnings calls), so long as such discussion is consistent with information that has been previously publicly disclosed or consistent with talking points previously agreed upon by Buyer and the Sellers’ Representative.

7.4.    Access to Information.

7.4.1.    Subject to applicable Legal Requirements, from and after the Signing Date and prior to the Closing or the Termination Date, the Group Companies shall, upon reasonable prior written notice from the Buyer, permit the Buyer and its Representatives to have reasonable access during normal business hours to the officers, employees, Landmark Advisory Clients (solely with the Company’s prior consent, not to be unreasonably withheld, conditioned or delayed), books and records, Contracts and financial and operating data of the Group Companies and will provide Buyer and its Representatives with such information and access as is reasonably necessary to enroll employees of the Group Companies in new employee benefit plans by the Closing Date; provided that the Buyer and its Representatives shall not be permitted to have access to (a) individual performance or evaluation records, medical histories, personally-identifiable information, or other information, in each case, in violation of applicable Legal Requirements, (b) information that is subject to attorney-client privilege, or (c) information that a Group Company is required to keep confidential pursuant to the terms of any Contract by which such Group Company is bound. Notwithstanding the foregoing, the Company shall reasonably cooperate with the Buyer in any reasonable arrangement proposed by the Buyer which would allow access to any of the materials referred to in the prior clauses (a) through (c) and which do not violate or which would preserve, as applicable, Legal Requirements, privileges, or confidentiality obligations. The Company shall use reasonable best efforts to cause the Group Companies’ Representatives to reasonably cooperate with Buyer and its Representatives to facilitate the access of Buyer pursuant to this Section 7.4.1. In no event shall the Buyer or any of its Affiliates or Representatives contact any Advisory Client, customer, supplier, financing source, or other business relation of the Sellers, the Group Companies, or any of their respective Affiliates with respect to the Transactions without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary set forth in this Agreement, none of Buyer nor any of its Affiliates nor any of their respective Representatives shall be required to obtain consent for any communication: (x) with any Person that is also a client of or investor in Buyer, any of its Affiliates or any of its managed or sponsored investment vehicles, in each case with respect to such client relationship or investment, (y) that is consistent with information that has been previously publicly disclosed or consistent with talking points previously agreed upon by Buyer and the Sellers’ Representative or (z) with any Person who (i) contacts Buyer or any of its Affiliates unsolicited by Buyer or its Affiliates or (ii) acts as an adviser to or consultant for investors in funds managed or sponsored by Buyer or its Affiliates, so long as in each such case such communication is not related to the Transaction.

7.4.2.    The Buyer shall, and shall cause its Representatives and Affiliates to, hold and treat in confidence all documents and information concerning the Sellers, the Group Companies and their respective Affiliates furnished to the Buyer or its Representatives in connection with the

Transactions in accordance with the confidentiality agreement, dated as of September 21, 2020, and as amended and restated as of February 12, 2021, between the Buyer (or its Affiliates), BrightSphere Inc. and the Company (the “Confidentiality Agreement”) provided such documents and information are Confidential Information (as defined in the Confidentiality Agreement). Such Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall apply to the Buyer as if it were a party thereto. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, nothing will prevent Buyer from making any customary disclosure relating to the Transactions to (i) current or potential clients or investors in investment vehicles managed by Buyer or its Affiliates, potential insurers (including for a potential R&W Policy), or current or potential financing sources to Buyer or its Affiliates, subject in each case to a binding confidentiality obligation from such Person, (ii) as may be required pursuant to applicable Legal Requirements (including as required or advisable by any securities exchange), or (iii) rating agencies or Governmental Authorities.

7.4.3.    Notwithstanding the foregoing, each Party (and each employee, representative, or other agent of the Party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of, and Tax strategies relating to, the Transactions and any other document related to the Transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Party relating to such Tax treatment, Tax structure or Tax strategies.

7.5.    Further Assurances. From time to time following the Closing, upon a Party’s written request, the Parties shall execute, acknowledge and deliver all such further conveyances and other instruments and documents, and do and take all such further actions, as may be reasonably necessary or appropriate to make effective the Transactions.

7.6.    Fees and Expenses. Except as otherwise provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the Ancillary Agreements and the Transactions, and whether or not the Closing shall have occurred, (a) incurred by the Buyer shall be paid by the Buyer, and (b) incurred by any Seller or by any Group Company (but in the case of any Group Company, only prior to the Closing) shall be paid by the Sellers.

7.7.    Exclusivity. During the Interim Period, each Seller and the Company shall not, and shall use their respective reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (a) accept, continue, respond to, solicit, initiate, or knowingly encourage any inquiry, proposal, or offer with respect to any Acquisition Proposal, (b) participate in any discussions or negotiations regarding an Acquisition Proposal with any Person, other than the Buyer and its Representatives, or furnish any information to any Person, other than the Buyer and its Representatives, in connection with or in respect of an Acquisition Proposal, or (c) enter into, or authorize the entry into, any binding letter of intent, binding agreement in principle, or definitive agreement or other Contract, arrangement or understanding with, or otherwise cooperate with any Person in connection with, any Acquisition Proposal. The Company and each Seller, as applicable, shall promptly (and in any event within three days after receipt thereof by the Company or such Seller) advise Buyer of any Acquisition Proposal received by them, including the material terms of, and the identity of the Person making, such Acquisition Proposal. Nothing in this Section 7.7 or in any other provision of this Agreement shall limit the ability of the Guarantor or any of its Subsidiaries or Affiliates with respect to transactions involving one or more Subsidiaries of the Guarantor other than a Group Company or with respect to the Guarantor itself.

7.8.    Advisory Client Consents.

7.8.1.    With respect to each Advisory Client, the Company shall, in accordance with applicable Legal Requirements and the applicable Advisory Contracts and Fund Documents, use its reasonable best efforts to obtain, prior to the Closing, the necessary Client Consents to the “assignment” (as defined in the Advisers Act) of each Advisory Contract (including, as applicable, with respect to Advisory Clients that are pooled investment vehicles, the consent of any applicable requisite percentage of the board of directors, advisory committee, investment committee, or investors therein); provided, that in no event shall the Sellers, any Group Company, or any of their respective Affiliates be required to pay, or agree to pay, any fee, penalty, or other consideration to any Person for any such Consents. In connection with requesting or obtaining such Client Consents, in no event shall any Group Company reduce (or offer to reduce) any fee payable by an Advisory Client pursuant to an Advisory Contract or offer any other modification of an Advisory Contract or other inducement that would, in any case, reduce the Revenue Run Rate attributable to such Advisory Client or otherwise materially and adversely affect the economic value of such Advisory Client relationship or materially modify any other term, except as consented to or directed by the Buyer in writing.

7.8.2.    The Buyer shall, and shall cause its Affiliates to, cooperate with the Sellers and the Company in taking the actions and obtaining the Client Consents described in Section 7.8.1. In connection with obtaining such Client Consents, the Company shall provide to the Buyer for review and approval in advance of distribution (which approval shall not be unreasonably withheld, conditioned or delayed) the general forms of the consent notice. The Company shall: (i) further keep the Buyer reasonably informed of the status of obtaining such Client Consents (including any conditions requested and providing copies of correspondence relating to such requests), (ii) provide to the Buyer for review and comment in advance of distribution any other substantive notices or other substantive materials to be distributed by the Company or any of its Subsidiaries to Advisory Clients in order to obtain such Client Consents, and (iii) use reasonable best efforts to consider and incorporate any such comments prior to distribution. Notwithstanding any other provision of this Agreement, prior to the Closing Date, neither the Buyer nor any of its Affiliates nor any of their respective Representatives may, directly or indirectly, contact, in writing or otherwise, any Advisory Client or any other Person who acts as an adviser to or consultant for any Advisory Client with respect to this Agreement or the Transactions without the prior written approval of the Landmark Seller (which approval shall not be unreasonably withheld, conditioned or delayed).

7.8.3.    Prior to the Closing, if requested to do so by the Buyer, the Company shall use its reasonable best efforts, in accordance with applicable Legal Requirements and the applicable Advisory Contracts and Fund Documents, to obtain the Consents necessary to amend or obtain a waiver under the Advisory Contracts of the Advisory Clients listed on Section 7.8.3 of the Company Disclosure Letter with respect to the matters set forth thereon. The Buyer shall, and shall cause its Affiliates to, cooperate with the Sellers and the Company in seeking the Consents described in this Section 7.8.3. In connection with obtaining such Consents, the Company shall provide to the Buyer for review and approval in advance of distribution (which approval shall not be unreasonably withheld, conditioned or delayed) the proposed forms of amendment, wavier or consent. The Company shall: (i) keep the Buyer reasonably informed of the status of obtaining such Consents (including any conditions requested and providing copies of correspondence relating to such requests), (ii) provide to the Buyer for review and comment in advance of distribution any other substantive notices or other substantive materials to be distributed by the

Group Companies to Advisory Clients in order to obtain such Consents, and (iii) consider and use reasonable best efforts to incorporate any such comments prior to distribution. In no event shall the Sellers, any Group Company, or any of their respective Affiliates be required to pay, or agree to pay, any fee, penalty, or other consideration to any Person for any such Consents. Notwithstanding the generality of the foregoing, the Company may at any time elect to not seek, or no longer seek, any such Consent from any Advisory Client if, in the reasonable judgment of the Company, seeking such Consent could reasonably be expected to result in such Advisory Client not providing its Client Consent prior to the Determination Date. In any such case the Company shall give the Buyer reasonably prompt written notice of any such determination and consider in good faith the Buyer’s views with respect thereto.

7.9.    Employee Matters.

7.9.1.    The Buyer shall not, and shall cause its Affiliates (including the Group Companies) not to, take any action on or within 90 days after the Closing Date that would give rise to a notice or payment in lieu of notice obligations under the WARN Act or otherwise cause the Sellers or any of their respective Affiliates to incur any liability under the WARN Act.

7.9.2.    Prior to the Closing, the Company shall take or cause to be taken all actions necessary to terminate the Landmark Partners, LLC 401(k) Retirement Savings Plan (the “Company 401(k) Plan”) in accordance with its terms and the requirements of applicable Law, with such termination to be effective on the day prior to the Closing Date but contingent on the occurrence of the Closing. At least five (5) Business Days prior to the anticipated Closing Date, the Company shall provide to Buyer copies of all documentation (including appropriate board resolutions and plan amendments) necessary to effectuate the foregoing, which documentation shall be subject to the approval (not to be unreasonably withheld) of Buyer.

7.9.3.    The BrightSphere Seller shall take all actions necessary to cause the Continuing Employees (and their dependents) to cease active participation in the health and welfare benefit plans sponsored by the BrightSphere Seller or its ERISA Affiliates (the “BrightSphere Welfare Plans”), including by amending such plans to remove the Group Companies as participating employers. Notwithstanding the foregoing, any employee of any Group Company who is currently receiving long-term disability benefits under a BrightSphere Welfare Plan that provides such benefits, or who becomes eligible for short-term or long-term disability benefits prior to the Closing, shall remain a participant in or be eligible to participate in following the applicable waiting period and receive benefits under the BrightSphere Welfare Plan that provides for long-term disability benefits, subject to the terms of such plan. For the avoidance of doubt, any employee of a Group Company on short-term disability leave shall receive short-term disability benefits from the applicable Group Company following the Closing. For the avoidance of doubt, from and after the Closing, the BrightSphere Seller or its ERISA Affiliates (not including the Group Companies) shall retain or assume the sponsorship of, and all liabilities and obligations under or relating to, any Group Company Plan that is not a Company-Sponsored Benefit Plan.

7.9.4.    To the maximum extent permitted by applicable law, the Group Companies shall provide continuing coverage to any current or former employee of the Group Companies who becomes following Closing, eligible for and so elects continuing coverage under ERISA Section 601 et seq.

7.9.5.    Promptly following the Signing Date, the Group Companies shall (x) distribute to (i) each employee of the Group Companies (other than the Landmark UK Employees) an offer letter in a form provided by the Buyer; provided that, at least two Business Days prior to distribution of such offer letter to employees of the Group Companies (other than the Landmark UK Employees), the Buyer shall provide a draft of such offer letter to the Landmark Seller and the Buyer shall reasonably consider in good faith any revisions to such offer letter proposed by the Landmark Sellter and (ii) each Landmark UK Employee an employment contract in a form provided by the Buyer on at least the same annual base salary and on terms that are otherwise not materially less favorable financially than their current terms, with such offers of employment to take effect on and be conditional upon Closing; provided that, at least two Business Days prior to distribution of such employment contract to each Landmark UK Employee, the Buyer shall provide a draft of such employment contract to the Landmark Seller and Buyer shall reasonably consider in good faith any revisions to such employment contract proposed by the Landmark Seller and (y) provide the Buyer reasonable access to employees of the Group Companies (including Landmark UK) for the purposes of discussing employment and otherwise onboarding such employees with Ares or its Subsidiaries. The Buyer, on the one hand, and the Sellers severally, and not jointly or jointly and severally (and the Landmark Partners, on behalf of the Landmark Seller on a pro rata basis in accordance with their Distribution Percentages), on the other hand, shall each bear 50% of the amount of any losses, judgments, fines, claims, damages, liabilities, and amounts paid in settlement, in connection with any actual or threatened Actions arising out of, relating to, or in connection with (i) the dismissals referred to in Section 7.9.6, (ii) the Settlement Agreements referred to in Section 7.9.6, including all sums agreed by the Parties to be paid to the Landmark UK Employees pursuant to such Settlement Agreements, including those liabilities in respect of accrued holiday pay due at Closing but not taken or carried forward to their Ares employment, but excluding all liabilities relating to the Landmark UK Employees’ accrued and unpaid salary and bonus up to and including Closing, and (iii) any action or omission relating to compliance with the UK Transfer Regulations in relation to Landmark UK Employees.

7.9.6.    At or around the same time as it distributes the offer letters and contracts in accordance with Section 7.9.5(ii), LPI shall cause Landmark UK to give each Landmark UK Employee notice of the termination of their employment with Landmark UK, with such termination to take effect on and be conditional upon Closing. Landmark UK will (i) use its reasonable best efforts to enter into tripartite Settlement Agreements with each of the Landmark UK Employees prior to Closing and (ii) provide AML with such information as it may reasonably request relating to the actions set out in this Section 7.9.6.

7.9.7.    The provisions of this Section 7.9 are solely for the benefit of the Parties and the Ares Group Companies, and nothing contained in this Agreement, express or implied, (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, (ii) shall limit the ability of Buyer or any of its Affiliates (including, after the Closing, the Group Companies) to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, (iii) is intended to confer upon any Person any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment with Buyer for any period, or any right to any particular term or condition of employment, or (iv) shall create any third-party beneficiary or other right in any Person, including any employee or any dependent or beneficiary thereof.

7.10.    Director and Officer Indemnification.

7.10.1.    For a period of six (6) years following the Closing, the Buyer shall, and shall cause the Group Companies to, to the fullest extent both (i) required under the Organizational Documents of the applicable Group Company as of the Signing Date and (ii) permitted under applicable Legal Requirements, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current or former director, officer, member, manager or partner, as the case may be, of the Group Companies, and each such person who served as a director, officer, member, manager, partner, trustee, fiduciary, or in a position of similar import with respect to another corporation, partnership, joint venture, trust, pension, Employee Plan, or other Person at the request or for the benefit of the Group Companies (each, together with such Person’s heirs, executors, administrators, and estate, a “Covered Party”) against any costs or expenses (including advancing attorneys’ fees and other expenses in advance of the final disposition of any claim or Action to each Covered Party to the fullest extent both required under such Organizational Documents and permitted by applicable Legal Requirements), losses, judgments, fines, claims, damages, liabilities, and amounts paid in settlement, in connection with any actual or threatened Actions arising out of, relating to, or in connection with any action or omission occurring or alleged to have occurred in such Covered Party’s capacity as a director, officer, member, manager or partner of the Group Companies or in such Covered Party’s capacity as a director, officer, member, manager, partner, trustee, fiduciary, or in a position of similar import with respect to another corporation, partnership, joint venture, trust, pension, Employee Plan, or other Person before, at, or after the Closing.

7.10.2.    The Buyer shall cause the Group Companies to ensure that all rights to exculpation, indemnification, and advancement of expenses now existing in favor of the Covered Parties as provided in the Organizational Documents of the Group Companies as of the Signing Date shall survive the Closing and shall continue in full force and effect in accordance with their terms for a period of six (6) years following the Closing. From and after the Closing, for a period of six (6) years, the Buyer shall cause the Group Companies not to amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Covered Party.

7.10.3.    The Buyer shall obtain, at the Buyer’s expense and at or prior to the Closing, fully paid “tail” insurance policies (the “D&O Tail”) with respect to directors’ and officers’ liability, employment practices liability, and fiduciary liability insurance for the benefit of the Covered Parties as of the Closing for a term of no less than six (6) years and which otherwise satisfies the requirements set forth on Section 7.10.3 of the Company Disclosure Letter. The Buyer shall, and shall cause the Group Companies to, maintain such D&O Tail in full force and effect for its full term. Notwithstanding anything to the contrary set forth in this Agreement, if the premium for any such D&O Tail exceeds the cost cap set forth on Section 7.10.3 of the Company Disclosure Letter (the “Maximum Premium”), the Buyer may instead obtain a D&O Tail with the greatest coverage available for a cost not exceeding the Maximum Premium.

7.10.4.    The rights of each Person under this Section 7.10 shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the Group Companies, any other indemnification arrangement, the provisions of applicable Legal Requirements, directors’ and officers’, employment practices liability, or fiduciary liability insurance claims under any policy that is or has been in existence with respect to the Group Companies, or otherwise. The provisions of this Section 7.10 shall survive the consummation of the Closing for six (6) years and expressly are intended to benefit, and are enforceable by, each of the Covered Parties, each of whom is an express and intended third-party beneficiary of this Section 7.10.

7.10.5.    In the event the Buyer, the Group Companies, or any of their respective successors or assigns, (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the applicable successors and assigns shall assume the obligations set forth in this Section 7.10, unless assumed by operation of law.

7.11.    Post-Closing Access to Books and Records. The Buyer shall, and shall cause its Affiliates (including the Group Companies) to, afford the Sellers and their respective Representatives, upon reasonable advance notice, reasonable access during normal business hours to books and records of the Group Companies pertaining to the operation of the business of the Group Companies prior to the Closing for a period of five (5) years following the Closing Date to: (a) facilitate preparation for, or the prosecution, defense or disposition of, any Action (other than among the Parties or their Affiliates, it being understood that in such circumstances the applicable Legal Requirements regarding discovery shall apply); (b) prepare and file any Tax Return or election relating to ownership or transfer of the Transferred Interests, or to the Group Companies, or to any audit by any taxing authority of any such returns; and (c) prepare and file other documents required by any Governmental Authority (including as may be required by any securities exchange or pursuant to the Exchange Act). Prior to any such access or assistance, any Person receiving such access or assistance shall enter into a reasonable confidentiality agreement with the disclosing party (or one of its Affiliates) on terms and conditions reasonably acceptable to the applicable parties. Notwithstanding anything to the contrary in this Agreement, the Sellers and their respective Representatives shall not be permitted to have access to: (a) any information in violation of applicable Legal Requirements, (b) information that is subject to attorney-client privilege, (c) information that a Group Company is required to keep confidential pursuant to the terms of any Contract, or (d) competitively sensitive information. Buyer shall reasonably cooperate with the Sellers in any reasonable arrangement proposed by a Seller that would allow access to any of the materials referred to in the clauses (a) through (d) of the prior sentence and that do not violate or that would preserve, as applicable, Legal Requirements, privileges, or confidentiality obligations. The Buyer shall not, and shall cause its Affiliates (including the Group Companies) not to, destroy, alter, or dispose of any material books and records of the Group Companies relating to the matters set forth in the first sentence of this Section 7.11 for a period of five (5) years following the Closing Date.

7.12.    Tax Matters.

7.12.1.    Tax Returns. The Sellers’ Representative shall prepare or cause to be prepared and file or cause to be filed all Pass-Through Income Tax Returns for the Group Companies for Tax periods ending on or prior to the Closing Date, including the U.S. federal Income Tax Return for the Company that ends on the Closing Date as a result of the Transactions. All such Tax Returns filed by the Sellers’ Representative shall be prepared in a manner consistent with the past practice and custom of the Group Companies to the extent consistent with applicable Legal Requirements. The Sellers’ Representative shall provide the Buyer with completed drafts of any such Pass-Through Income Tax Returns that are filed after the Closing Date for the Buyer’s review and comment at least thirty (30) days prior to the due date for filing thereof and shall consider in good faith any changes reasonably requested by the Buyer prior to filing such Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Pass-Through Income Tax Returns for the Group Companies for Straddle Periods. All such Tax

Returns filed by the Buyer shall be prepared in a manner consistent with the past practice and custom of the Group Companies to the extent consistent with applicable Legal Requirements. The Buyer shall provide the Sellers’ Representative with completed drafts of any such Pass-Through Income Tax Returns for the Sellers’ Representative’s review and comment at least thirty (30) days prior to the due date for filing thereof and shall consider in good faith any changes reasonably requested by the Sellers’ Representative prior to filing such Tax Returns. Without the consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed), the Buyer (i) shall not file any amended Pass-Through Income Tax Return for the Group Companies for any Pre-Closing Tax Period or Straddle Period, (ii) shall not make any Tax election with respect to the Group Companies with retroactive effect to any Pre-Closing Tax Period or Straddle Period of the Group Companies, and (iii) shall not voluntarily approach any Governmental Authority with respect to any Pre-Closing Tax Period or Straddle Period, solely in the case of clauses (ii) and (iii), to the extent it could reasonably be expected to affect a Tax liability of any Seller, any direct or indirect beneficial owner or any Seller or any Landmark Partner.

7.12.2.    Tax Contests. After the Closing Date, the Buyer, the Company and the Sellers’ Representative, respectively, shall (and the Buyer and the Company shall cause the Group Companies to) inform the other Parties in writing of the commencement of any Action, claim, audit, investigation, examination, or other proceeding or self-assessment with respect to a Pass-Through Income Tax Return for a Tax period ending on or before or including the Closing Date (a “Tax Contest”). The Sellers’ Representative shall have the right to represent the interests of the Group Companies in, and control, any and all Tax Contests for any Tax period ending on or before the Closing Date; provided, that, the Buyer shall have the right to participate in any such Tax Contest and to employ counsel at its own expense and choice for purposes of such participation. The Sellers’ Representative shall keep the Buyer reasonably informed of any such Tax Contest, shall consult with Buyer regarding the conduct of, and any material positions taken in, any such Tax Contest, and shall not agree or consent to compromise or settle any such Tax Contest without the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). If the Sellers’ Representative does not elect to represent the interests of the Group Companies or control a Tax Contest, or the Tax Contest is for a Straddle Period, then the Buyer shall represent the rights of the Group Companies in, and control, such Tax Contest; provided, that in such case the Sellers’ Representative shall have the right to participate in any such Tax Contest and to employ counsel at its own expense and choice for purposes of such participation; and provided, further, that the Buyer shall keep the Sellers’ Representative reasonably informed of any such Tax Contest, shall consult with the Sellers’ Representative regarding the conduct of, and any material positions taken in, any such Tax Contest, and shall not agree or consent to compromise or settle any such Tax Contest without the Sellers’ Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (x) the Sellers’ Representative shall control the appointment and identity (including any changes) of the partnership representative (and of any designated individual) of the Group Companies for purposes of the Partnership Tax Audit Rules for any taxable period ending on or prior to the Closing Date and (y) the Buyer shall control the appointment and identity (including any changes) of the partnership representative (and of any designated individual) of the Group Companies for purposes of the Partnership Tax Audit Rules for any Straddle Period, and each Party shall reasonably cooperate (and cause their direct and indirect owners to cooperate) with the other Party in connection with the foregoing. Notwithstanding anything to the contrary herein, with respect to any taxable period of any Group Company or the Landmark Seller ending on, prior to or including the Closing Date in which the Partnership Tax Audit Rules apply, such

Group Company and the Landmark Seller shall make the election under Section 6226(a) of the Code unless (x) the Sellers’ Representative has obtained the prior written consent of the Buyer (which shall not be unreasonably withheld, conditioned or delayed), or (y) in the case of any such election in connection with any Action, claim, audit, investigation, examination, or other proceeding with respect to the Landmark Seller that is subject to the Partnership Tax Audit Rules, any “imputed underpayment” would not be economically borne in whole or in part by the Buyer or any of its Affiliates.

7.12.3.    Cooperation. Following the Closing, the Buyer, the Company, the BrightSphere Seller and the Sellers’ Representative shall (and the Company shall cause the Group Companies to) reasonably cooperate as and to the extent reasonably requested by the other Parties in connection with the preparation and filing of any Tax Return required of the Group Companies, and the defense of any Tax Contest or any other claim, audit, litigation or other proceeding, with respect to Taxes or Tax Returns of or with respect to a Group Company for a Pre-Closing Tax Period, all in a manner consistent with this Agreement.

7.12.4.    Tax Treatment with respect to the Transferred Interests.

(a)    The Parties agree that the Buyer is purchasing partnership interests in the Landmark Seller from the Landmark Partners as contemplated by Section 1.708-1(c)(4) of the Treasury Regulations in the Transactions as set forth in the next sentence. The Parties agree to treat, and to cause their Affiliates to treat, (i) the acquisition by the Buyer of the Landmark Transferred Interests from the Landmark Seller, together with the Landmark Seller Liquidation, contemplated by this Agreement as an “assets over” partnership merger of the Landmark Seller into the Buyer subject to Section 1.708-1(c) of the Treasury Regulations in which the Buyer continues as the resulting partnership, (ii) the sale of the Landmark Transferred Interests by the Landmark Seller to the Buyer contemplated by this Agreement (to the extent of any cash received by the Landmark Seller from the Buyer in such sale) as a sale to the Buyer of an interest in the Landmark Seller by any Landmark Partner receiving such cash in the Landmark Seller Liquidation to the Buyer pursuant to Section 1.708-1(c)(4) of the Treasury Regulations, and (iii) the sale of the BrightSphere Transferred Interests by the BrightSphere Seller to the Buyer contemplated by this Agreement in a manner consistent with Situation 1 of Revenue Ruling 99-6, 1999-1 C.B. 432, in each case, for U.S. federal, and, to the extent applicable, state and local Income Tax purposes. Each Landmark Partner consents to the treatment as a sale of a partnership interest in the Landmark Seller as contemplated by clause (ii) of the preceding sentence.

(b)    The Parties agree that, to the extent applicable and permitted under applicable Legal Requirements, the Company’s items of income, gain, loss, deduction and credit for the taxable year that includes the Closing Date will be allocated for U.S.
federal and applicable state and local Income Tax purposes using the “closing of the books” method as described in Section 706(d)(1) of the Code and Treasury Regulation
Section 1.706-1(c) (and corresponding provisions of state or local Income Tax Legal
Requirement where applicable) as of the end of day on the Closing Date. Any deductions available for bonus or other compensatory payments paid or accrued by the Company on or before the Closing Date and which are or have been economically borne by the Sellers, and any other available compensatory deductions available by reason of the Transactions
(including by reason of vesting or otherwise) and that are economically borne by the

Sellers, shall, to the extent “more likely than not” permitted by applicable Legal
Requirements, be allocated to the Sellers and to Tax periods (or portions thereof) ending on or prior to the Closing Date for U.S. federal, and, to the extent applicable, state and local Income Tax purposes.

(c)    The Landmark Seller and each of the Group Companies that is treated as a partnership for U.S. federal income Tax purposes prior to the Closing shall (and the Sellers’ Representative and the Buyer shall cooperate to cause the Landmark Seller and each such Group Company to) make an election under Section 754 of the Code (and any similar provision of applicable state or local law) for the taxable year that includes the Closing Date.

(d)    The Parties agree that (i) any cancellations of Class Mirror Units and Ares Operating Group Units pursuant to clause (y)(ii) of the first sentence of Section 3.1.7(b) are intended to be treated as Tax-free adjustments to the contributions under Section 721 of the Code that occurred by reason of the Partnership Merger and (ii) any cash payments to the Landmark Partners pursuant to Section 3.1.7 are intended to be treated as adjustments to the purchase price paid in the deemed sale of each Landmark Partner’s Interests in the Landmark Seller pursuant to Section 1.708-1(c)(4) of the Treasury Regulations that occurred by reason of the Partnership Merger. The Parties agree to file all Tax Returns consistent with such intent.

7.12.5.    Purchase Price Allocation. Following the Closing, the Buyer shall prepare a draft allocation of the Adjusted Closing Consideration in accordance with the principles set forth on Schedule 7.12.5 (the “Allocation Schedule”), which shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Section 743(b), Section 751 and Section 755 of the Code, with respect to the Transferred Interests (the “Purchase Price Allocation”) and deliver the draft Purchase Price Allocation to the Sellers’ Representative for review and comment. The Parties agree that (i) for purposes of the Purchase Price Allocation, in no event will more than the fair market value of the non-cancellable portion of any Advisory Contract, together with any gain with respect to any “section 1245 property” and any “section 1250 property” to which Section 1245(a) of the Code or Section 1250(a) of the Code, respectively, would apply if such property had been sold at its fair market value (within the meaning of Section 751(c) of the Code) on the Closing Date, be treated as a “hot asset” under Section 751(c)(2) of the Code; provided, that, for purposes of determining the fair market value of the non-cancellable portion of any Advisory Contract that is similar in relevant material respects to those in effect at the time of the original acquisition of an interest in the Company by the BrightSphere Seller, the Parties shall use the same methodologies that were used to make such determination in connection with such acquisition, and (ii) none of the Buyer, the Landmark Seller or any of the Group Companies shall be deemed to receive a payment from another Person under the principles of James M. Pierce Corp. v. Comm., 326 F.2d 67 (8th Cir. 1964), in exchange for assuming any deferred revenue of the Landmark Seller or any of the Group Companies for applicable Tax purposes in connection with the Transactions. The Sellers’ Representative shall cooperate with the Buyer in such preparation. If the Sellers’ Representative has any objection to the Purchase Price Allocation, the Sellers’ Representative shall deliver to the Buyer a statement setting forth its objections and suggested adjustments within thirty (30) days from the delivery of the Purchase Price Allocation (an “Allocation Objections Statement”). The Buyer agrees to consider any objection set forth in the Allocation Objections Statement(s) in good faith. In the case the Buyer does not accept any of the objections of the Sellers’ Representative set forth on the Allocation Objections Statement, the Sellers’ Representative and the Buyer agree to attempt to resolve the associate dispute within twenty (20) days after the Sellers’ Representative provides its objections. If any matter of such dispute is not resolved in this timeframe, the Sellers’ Representative and the Buyer shall submit such matter for resolution to the Arbiter in accordance with the Allocation Schedule, the second sentence of this Section 7.12.5 and the procedures of Section 3.1.7 (without the requirement for a Notice of Disagreement). The Purchase Price Allocation shall be adjusted from time to time to reflect any adjustments to the Adjusted Closing Consideration, as determined for Tax purposes in a manner consistent with this Section 7.12.5. Each Party shall file all Tax Returns consistently with the Purchase Price Allocation as finalized pursuant to this Agreement and shall not take any position that is inconsistent with the Purchase Price Allocation, unless required by applicable Legal Requirements.

7.12.6.    Straddle Periods; Pre-Closing Tax Periods. For purposes of determining the amount of Tax assets or Tax liabilities included in Working Capital and Debt, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of Taxes of the Group Companies that is attributable to the applicable Pre-Closing Tax Period for Taxes that are property, ad valorem or similar Taxes assessed on a periodic basis will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes of the Group Companies that relate to the Pre-Closing Tax Period portion of a Straddle Period will be determined based on an interim closing of the books as of the end of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the applicable Group Company holds an interest will be deemed to terminate at such time); provided, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis. Notwithstanding the foregoing, for purposes of this Agreement, Taxes attributable to the Pre-Closing Tax Period shall exclude any Taxes resulting from actions taken outside the ordinary course of business on the
Closing Date and after Closing or from the incurrence of, receipt or transfer of proceeds of, assumption of or credit support provided in respect of, or otherwise related to, the Financing.

7.12.7.    Transfer Taxes. The Buyer, on the one hand, and the Sellers, on the other hand, shall each bear 50% of the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording, and other similar Taxes, fees, and costs, together with all interest thereon, penalties, fines, costs, additions to Tax and other additional amounts with respect thereto (“Transfer Taxes”), which may be imposed in connection with the Transactions; provided, however, that Sellers shall bear their 50% share solely by inclusion of 50% of Transfer Taxes in Transaction Expenses. The Party required by Legal Requirements to do so shall prepare and file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes in accordance with applicable Legal Requirements and the other Party shall cooperate in such preparation.

7.12.8.    Adjustment to Purchase Price. Subject to Section 7.12.4(d), payments under Section 3.1.7 shall be treated as adjustments to purchase price to the extent permitted by applicable Legal Requirements.

7.13.    Use of Names

7.13.1.    Seller Trademarks. As soon as reasonably practicable following the Closing and in no event later than thirty (30) days after the Closing Date, the Buyer shall cause the Group Companies to (i) cease all use of the Seller Trademarks and (ii) replace any Seller Trademarks incorporated, referenced or contained in any signs, logos, email addresses or signatures, websites, domain names, or other internal or external materials in the Group Companies’ possession or control. The foregoing sentence shall not apply to any uses of the Seller Trademarks (A) for internal archival purposes, (B) as required by applicable Legal Requirements, or (C) to the extent relating to making historical reference to the history of the Group Companies and their prior affiliation with the Sellers (and not constituting trademark infringement under applicable trademark Legal Requirements). In no event shall any Group Company or the Buyer register or apply for registration, or allow any Person to register or apply for registration on their behalf, any Seller Trademarks.

7.13.2.    Company Trademarks. As soon as reasonably practicable following the Closing and in no event later than thirty (30) days after the Closing Date, the Sellers and the Landmark Partners who own LPI as of the Signing Date shall, and shall cause their respective Affiliates (including Landmark Partners Inc. and its Subsidiaries) to, (i) cease all use of the Company Trademarks, (ii) file to change their respective names (and the name of LPI and Landmark UK) with all applicable Governmental Authorities to a name that does not include any Company Trademark and (iii) replace any Company Trademarks incorporated, referenced or contained in any signs, logos, email addresses or signatures, websites, domain names, or other internal or external materials in the Seller’s or its Affiliates’ (or LPI’s and its Subsidiaries’) possession or control. The foregoing sentence shall not apply to any uses of the Company Trademarks (A) for internal archival purposes, (B) as required by applicable Legal Requirements, or (C) to the extent relating to making historical reference to the history of the Sellers and their prior affiliation with the Group Companies (and not constituting trademark infringement under applicable trademark Legal Requirements). In no event shall either Seller or any of its Affiliates (or LPI or its Subsidiaries) register or apply for registration, or allow any Person to register or apply for registration on their behalf, any Company Trademarks.

7.14.    Contributions to Campaigns or Political Action Committees. During the Interim Period, the Group Companies shall not, and shall use reasonable best efforts to require their respective “covered associates” to not, make any contributions to campaigns or political action committees without the prior written consent of Buyer.

7.15.    Notice of Developments.

7.15.1.    During the Interim Period, the Company shall use its reasonable best efforts, to the extent it obtains Knowledge of any of the foregoing, to give reasonably prompt written notice to Buyer of (i) the resignation or termination of any officers of the Company or employees, in each case with a title of vice president or above, (ii) any notice from any Person alleging that the Consent of such Person is required in connection with the Transactions, (iii) any material notice delivered to any Seller or Group Company by any Governmental Authority in connection with the Transactions, (iv) any Action commenced or threatened against any Seller, Group Company or Advisory Client that would have been required to be disclosed in Section 4.6, Section 5.3 or Section 5.8 if such Action had been commenced or been threatened prior to the Signing Date, (v) any Group Company or any of its directors, officers, parties, or members becoming (i) disqualified pursuant to Rule 506(d) of Regulation D under the Securities Act from making an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act or (ii)

subject to any “bad actor” event specified in Rule 506(d)(1) or (vi) the occurrence of any other Effect that has resulted in, or would reasonably be expected to result in, any of the Buyer’s conditions to Closing becoming incapable of being satisfied or a material delay in the satisfaction of any such conditions.

7.15.2.    During the Interim Period, Buyer shall use its reasonable best efforts, to the extent it obtains Knowledge of any of the foregoing, to give reasonably prompt written notice to the Company and the Sellers of (i) any notice from any Person alleging that the Consent of such Person is required in connection with the Transactions, (ii) any material notice delivered to Buyer by any Governmental Authority in connection with the Transactions, (iii) any Action commenced or threatened against Buyer related to the Transactions or (iv) the occurrence of any other Effect that has resulted in, or would reasonably be expected to result in, any of the Sellers’ conditions to Closing becoming incapable of being satisfied or a material delay in the satisfaction of such conditions.

7.15.3.    Notwithstanding anything herein to the contrary, the obligations to make any notification as set forth in Section 7.15 and Section 7.15.2 shall not affect the representations or warranties of any Party or the conditions to Closing of any Party.

7.16.    Financing Cooperation.

7.16.1.    During the Interim Period, the Company shall, and shall cause the Group Companies and their respective Representatives to, use their respective reasonable best efforts to reasonably cooperate with Buyer in connection with the arrangement of the Financing as may be reasonably requested by Buyer. Such cooperation shall include using reasonable best efforts to take the following actions: (i) furnishing Buyer and its Financing Sources with such financial and other reasonably pertinent information regarding the Group Companies as is reasonably requested by Buyer or the Financing Sources, (ii) reasonably assisting with (A) the preparation of pro forma financial information proposed or necessary to be included in any offering memoranda, private placement memoranda, prospectuses, rating agency presentations, bank information memoranda, “public” and “private” marketing materials and similar documents, and (B) projections or other forward looking statements (it being understood that the Buyer shall remain responsible for the preparation of all such financial information, projections, and other forward looking statements); (iii) making appropriate officers and executive employees reasonably available to participate in meetings, conference calls, presentations, due diligence sessions, road shows and drafting sessions, and to reasonably assist in the preparation of offering memoranda, private placement memoranda, prospectuses, rating agency presentations, bank information memoranda, “public” and “private” marketing materials and similar documents; (iv) providing Buyer at least five (5) Business Days prior to the Closing Date with customary requested documentation and other customary requested information with respect to the Group Companies as is reasonably requested in writing by Buyer in connection with the Financing and required by regulatory authorities under applicable “know-your-customer” and Money Laundering Laws; (v) assisting in the preparation of, and executing and delivering, customary definitive financing documentation (including disclosure schedules), guarantees and grants or pledges of collateral; (vi) obtaining assistance (including consenting to the use of their audit reports in materials relating to the Financing and issuing “comfort letters”, in each case, on customary terms) from the Company’s independent accountants with respect to financial information customarily derived from the financial statements of the Company and other financial information customarily included in an offering document; (vii) causing the chief financial officer or other authorized officer with similar responsibilities of the Company (who is or will be such officer immediately after effect to the Closing) to deliver a customary certificate with respect to financial information customarily contained in an offering document that is not covered by a “comfort” letter; (viii) cooperating in the replacement or backstop of any applicable outstanding letters of credit issued; and (ix) taking reasonable corporate or organizational actions reasonably necessary to permit the consummation of the Financing.

7.16.2.    Notwithstanding anything which may be to the contrary in Section 7.16.1, none of the Group Companies, nor any of their respective Representatives, shall be required to take any of the following actions pursuant to such Section or otherwise pursuant to any other provision of this Agreement in connection with the Financing: (a) any action, effort or undertaking that unreasonably interferes with the ongoing normal business operations of the Group Companies; (b) the passing of resolutions or consents to approve or authorize the execution of the Financing or any agreement in connection therewith, in each case that are not contingent upon the occurrence of the Closing or that would be effective prior to the Closing; (c) the execution or delivery of any certificate, document, instrument or agreement, in each case that is not contingent upon the occurrence of the Closing or that would be effective prior to the Closing; (d) any action, effort or undertaking that would, or would reasonably be expected to, result in any representation or warranty of any Seller or the Company in this Agreement being breached (unless waived in writing by Buyer); (e) the payment of any commitment or other similar fee or the incurrence of any other expense, liability or obligation, in each case other than those solely payable following the Closing or that are reimbursed by Buyer; (f) any action, effort or undertaking that would, or would reasonably be expected to result in, any Representative of any Group Company incurring any personal liability; (g) any action, effort or undertaking that would, or would reasonably be expected to result in any, breach of the Organizational Documents of any Group Company, any applicable Legal Requirements, or any Contract (including this Agreement); or (h) the preparation of any financial statements or other information that are not available to the Group Companies and prepared in the ordinary course of their financial reporting practices.

7.16.3.    The Buyer shall reasonably promptly reimburse the Group Companies for any reasonable out-of-pocket expenses (including reasonable out-of-pocket attorneys’ fees) incurred by the Group Companies in connection with the cooperation contemplated by this Section 7.16. Notwithstanding the foregoing, Buyer shall not be responsible for: (i) amounts payable to employees of the Group Companies; or (ii) that would have been incurred in connection with the Transactions had the Financing not been incurred or contemplated. The Buyer shall indemnify and hold harmless the Sellers, the Group Companies and their respective Representatives from and against any and all liabilities to third parties actually suffered or incurred by them in connection with the Financing and any information used in connection therewith (other than information provided to the Buyer in writing by the Group Companies for inclusion in any offering materials relating to the Financing).

7.16.4.    The Buyer confirms and acknowledges that in no event shall the receipt or availability of (i) any funds or financing (including the Financing) by or to the Buyer or any of its Affiliates or (ii) any other financing transaction be a condition to any of the Buyer’s obligations under this Agreement.

7.17.    R&W Policy. The Company shall, and shall cause the other Group Companies and their respective Representatives to, provide such cooperation and assistance as may be reasonably requested by Buyer in connection with the arrangement of any R&W Policy (including providing the Buyer with reasonable assistance for the Buyer to address any diligence related conditional exclusions under the R&W policy). The Buyer shall cause any such R&W Policy to provide that the insurer thereunder shall have no subrogation or other similar rights against any Seller or any of their respective Affiliates, except solely in the case of Actual Fraud. The Buyer shall provide the Sellers’ Representative with a copy of any such R&W Policy on request (if obtained). The Buyer shall not amend the subrogation or third party beneficiary provisions contained in any such R&W Policy, or otherwise amend or modify or waive any provision of the R&W Policy in a manner that would reasonably be expected to have an adverse effect on the Sellers or any of their respective Affiliates, in each case without the prior written consent of the Sellers’ Representative. The Buyer confirms and acknowledges that (a) it shall be solely responsible for the premium and any related taxes, fees, costs and expenses of or for any such R&W Policy and (b) that the effectiveness of any such R&W Policy is not a condition to the Closing.

7.18.    Section 280G. Prior to the Closing, the Company shall (i) solicit from any Person who is a “disqualified individual,” as defined in Section 280G of the Code, of any Group Company and who has a right to any payments or benefits or potential right to any payments and/or benefits in connection with the consummation of the Transactions that would be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of such Person’s rights to any such payments or benefits applicable to such Person to the extent that all remaining payments or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits”) and (ii), if such waiver is obtained from any disqualified individual, submit for approval to the stockholders of the applicable Group Company the Waived 280G Benefits, in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. No later than five (5) Business Days prior to seeking any waiver or approval, the Company shall deliver to the Buyer drafts of all waivers, consents, disclosures, and other documents prepared in connection with the actions described in this Section 7.18 for the Buyer’s review and comment, in order to ensure that the Buyer is satisfied that the stockholder approval will be sought in accordance with Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder. The Group Companies shall not pay any of the Waived 280G Benefits if such payment is not approved by the stockholders of the applicable Group Company as contemplated above. Prior to the Closing Date, the Company shall deliver to the Buyer evidence satisfactory to the Buyer that a vote of the stockholders was received in conformance with Section 280G of the Code and the regulations thereunder, or that such requisite stockholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided.

8.    CLOSING CONDITIONS.

8.1.    Mutual Closing Conditions. The respective obligations of each Party to consummate the Closing shall be subject to the fulfillment (or written waiver by the Sellers’ Representative and the Buyer, if permissible under applicable Legal Requirements) at or prior to the Closing of the following conditions:

8.1.1.    All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the Consents for the consummation of the Transactions required under the Legal Requirements listed on Section 8.1.1 of the Company Disclosure Letter shall have been obtained.

8.1.2.    No Legal Requirement preventing, prohibiting, restraining, or enjoining the consummation of the Closing shall have been enacted after the date hereof and no temporary, preliminary, or permanent Order preventing, prohibiting, restraining, or enjoining the consummation of the Closing shall be in effect.

8.1.3.    The Client Consent Percentage shall be greater than 80.00%.

8.2.    Closing Conditions of the Buyer. The obligation of the Buyer to consummate the Closing shall be subject to the fulfillment (or written waiver by the Buyer, if permissible under applicable Legal Requirements) at or prior to the Closing of the following conditions:

8.2.1.    The Fundamental Representations of the Company and Sellers shall be true and correct in all but de minimis respects as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). The representations and warranties of the Sellers set forth in Article 4 and of the Company set forth in Article 5 (in each case other than such representations and warranties that are Fundamental Representations) shall be true and correct as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where any failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.

8.2.2.    Each of the Sellers and the Company shall have performed in all material respects all of the covenants required to be performed by them under this Agreement at or prior to the Closing.

8.2.3.    Since the Signing Date, no Material Adverse Effect shall have occurred.

8.2.4.    No Effect has occurred that causes or gives rise to any “Key Person Event” (or similarly defined event) under any Material Fund’s constituent document.

8.3.    Closing Conditions of the Sellers. The obligations of the Sellers to consummate the Closing shall be subject to the fulfillment (or written waiver by the Sellers’ Representative, if permissible under applicable Legal Requirements) at or prior to the Closing of the following conditions:

8.3.1.    The representations and warranties of the Buyer set forth in Article 6 shall be true and correct as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where any failure of such representations and warranties to be so true and correct would not have a material adverse effect on the ability of the Buyer to consummate the Transactions.

8.3.2.    The Buyer shall have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing.

9.    TERMINATION AND REMEDIES.

9.1.    Termination of Agreement. This Agreement may be terminated as follows:

9.1.1.    by mutual written consent of the Sellers’ Representative and the Buyer;

9.1.2.    by either the Sellers’ Representative or the Buyer if any Governmental Authority shall have issued an Order, enacted, or enforced a Legal Requirement, or taken any other action permanently preventing, prohibiting, restraining, or enjoining the Closing and such Order, Legal Requirement, or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1.2 shall not be available to the Party seeking to terminate if the failure of such Party or of such Party’s Affiliates to perform any of their obligations under this Agreement required to be performed at or prior to the Closing was the primary cause of the issuance, enactment, or enforcement of such Order, Legal Requirement, or other action;

9.1.3.    by either the Sellers’ Representative or the Buyer, if the Closing does not occur on or before September 30, 2021 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1.3 shall not be available to the Party seeking to terminate if the failure of such Party or of such Party’s Affiliates (or in the case of the Sellers’ Representative, either Seller or either Seller’s Affiliates) to perform any of their obligations under this Agreement required to be performed at or prior to the Closing was the primary cause of the failure of the Closing to occur on or before the End Date;

9.1.4.    by the Sellers’ Representative, if the Buyer shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which such breach or failure to perform (a) would result in a failure of a condition set forth in Sections 8.3.1 or 8.3.2 and (b) (i) cannot be cured by the End Date or (ii) has not been cured within thirty (30) days after the receipt of written notice thereof from the Sellers’ Representative (specifying such breach and referencing this Section 9.1); provided, that the Sellers’ Representative shall not have the right to terminate this Agreement pursuant to this Section 9.1.4 if either Seller or the Company is then in material breach of any of their representations, warranties, covenants, or other agreements contained in this Agreement and such breach would result in a failure of a condition set forth in Sections 8.2.1 or 8.2.2;

9.1.5.    by the Buyer, if either Seller or the Company shall have breached or failed to perform any of their representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform (a) would result in a failure of a condition set forth in Sections 8.2.1 or 8.2.2 and (b) (i) cannot be cured by the End Date or (ii) has not been cured within thirty (30) days after the receipt of written notice thereof from the Buyer (specifying such breach and referencing this Section 9.1); provided, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1.5 if it is then in material breach of any of its representations, warranties, covenants, or other agreements contained in this Agreement and such breach would result in a failure of a condition set forth in Sections 8.3.1 or 8.3.2; and

9.1.6.    by the Sellers’ Representative, if (a) all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied (other than any such conditions that by their terms or by their nature are to be satisfied at the Closing), (b) all of the conditions set forth in Sections 8.1 and 8.2 that by their terms or by their nature are to be satisfied at the Closing are capable of being satisfied as of the date this Agreement is terminated pursuant to this Section 9.1.6, (c) the Company and the Sellers have certified in writing that they are ready, willing and able to consummate the Closing, and (d) the Buyer fails to consummate the Closing by the later of (i) the date the Closing should have occurred pursuant to Section 2.2, and (iii) the tenth (10th) Business Day following written notice by the Sellers’ Representative of an intent to terminate pursuant to this Section 9.1.6 (which notice may be given only after all of the conditions set forth in Sections 8.1. and 8.2 have been satisfied (other than any such conditions that by their terms or by their nature are to be satisfied at the Closing)).

9.2.    Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, written notice thereof shall be given to the other Parties specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 9.1.1) and, except as otherwise set forth in this Section 9.2, this Agreement shall forthwith become null and void and have no further force or effect, without any liability on the part of any Party. Notwithstanding the foregoing, (a) the provisions of Sections 7.3, 7.4.2, 7.6, and 10 shall survive any termination of this Agreement and (b) each Party shall remain liable to the other Parties for any breach by such Party of this Agreement prior to any such termination of this Agreement. In the event of any breach by a Party of this Agreement and any subsequent termination of this Agreement by another Party, the Parties agree that damages for any such breach shall not be limited to reimbursement of expenses or out-of-pocket losses for the non-breaching Party and shall in all such cases include the benefit of the bargain lost by the non-breaching Party, taking into account all relevant matters.

10.    MISCELLANEOUS.

10.1.    No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing and all rights, claims, and causes of action (whether in contract or in tort or otherwise, and whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary shall limit the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will, or will be construed to, prevent a claim (i) brought under the R&W Policy against the issuer thereof or (ii) for Actual Fraud.

10.2.    Release.

10.2.1.    Effective as of the consummation of the Closing, the Buyer and the Company, on behalf of themselves, their respective Affiliates (including the other Group Companies), and their respective direct and indirect directors, officers, members, managers, partners, equityholders, employees, agents, successors and assigns (in each case, other than any Seller Released Party) (in their capacities as such, the “Group Company Releasing Parties”) irrevocably waives, releases, remises, and forever discharges the Sellers, their respective Affiliates (other than the Group Companies), and each of their respective direct and indirect directors, officers, members, managers, partners, equityholders, employees, agents, successors and assigns (in their capacities as such, the “Seller Released Parties”) from any and all Actions, claims, damages, liabilities, obligations, costs, expenses, losses, judgments, fines, debts, or other demands of any kind which any Group Company Releasing Party has had, currently has, or may in the future have against any of the Seller Released Parties, in each case, whether known or unknown, suspected or unsuspected, absolute or contingent, or direct or indirect and arising out of, in connection with, or relating to the Group Companies at any time prior to the Closing, including with respect to the operation of the business of the Group Companies at any time prior to the Closing or any agreement, arrangement, Contract or transaction entered into by any of the Group Companies at any time prior to the Closing in each case, for the avoidance of doubt, solely to the extent arising out of their statuses as Seller Released Parties; provided, that the foregoing releases shall not apply to any claim against a Seller Released Party pursuant to this Agreement, or any Ancillary Agreement or pursuant to any of the Transactions or the transactions contemplated by the Ancillary Agreements (and whether for breach of this Agreement, any Ancillary Agreement or otherwise).

10.2.2.    Effective as of the consummation of the Closing, each Seller, on behalf of itself, its Affiliates, and their respective direct and indirect directors, officers, members, managers, partners (in each case other than any Group Company Released Party), equityholders, employees, agents, successors and assigns (in their capacities as such, the “Seller Releasing Parties”) hereby irrevocably waives, releases, remises, and forever discharges each Group Company, its Affiliates (including the Buyer) and each of their respective direct and indirect directors, officers, members, managers, partners, equityholders, employees, agents, successors and assigns (in their capacities as such, the “Group Company Released Parties”) from any and all Actions, claims, damages, liabilities, obligations, costs, expenses, losses, judgments, fines, debts, or other demands of any kind which any Seller Releasing Party has had, currently has, or may in the future have against any of the Group Company Released Parties, in each case, whether known or unknown, suspected or unsuspected, absolute or contingent, or direct or indirect and arising out, in connection with, or relating to the Group Companies at any time prior to the Closing, including with respect to the operation of the business of the Group Companies at any time prior to the Closing, or any agreement, arrangement, Contract or transaction entered into by any of the Group Companies at any time prior to the Closing, or arising out of or in connection with (A) any Seller Releasing Parties’ right to or interest in any assets or properties of any Group Company or (B) any Capital Stock or other ownership interests any Seller Releasing Party may have in any Group Company; provided, that the foregoing releases shall not apply to any claim against a Group Company Released Party (w) pursuant to this Agreement or any Ancillary Agreement or pursuant to any of the Transactions or the transactions contemplated by the Ancillary Agreements (and whether for breach of this Agreement, any Ancillary Agreement or otherwise) or (x) for indemnification or advancement of expenses, (y) pursuant to any agreement that survives the Transactions, or (z) pursuant to any compensation or benefits owed to the Selling Releasing Parties.

10.2.3.    Each Party is aware that it may hereafter discover facts in addition to or different from those it now knows or believes to be true with respect to the subject matter of the releases provided for in this Section 10.2. However, it is the intention of each Party that such releases shall be effective as a full and final accord and satisfactory release of each and every matter specifically or generally referred to in this Section 10.2. In furtherance of this intention, each Party expressly waives and relinquishes any and all claims, rights or benefits that it may have under Section 1542 of the California Civil Code (“Section 1542”), and any similar provision in any other jurisdiction. Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE
CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST
IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH
IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR
HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Each Party acknowledges and agrees that Section 1542, and any similar provision in any other jurisdiction, if they exist, are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Party agrees that the waiver of Section 1542 and any similar provision in any other jurisdiction is a material portion of the releases intended by this Section 10.2, and it therefore intends to waive all protection provided by Section 1542 and any other similar provision in any other jurisdiction. Notwithstanding anything to the contrary in this Agreement (including this Section 10.2), nothing in this Agreement will, or will be construed to, prevent a claim for Actual Fraud.

10.3.    Notices. All notices, requests, demands, claims, and other communications required or permitted to be delivered, given, or otherwise provided under this Agreement must be in writing and must be delivered, given, or otherwise provided: (a) by hand (in which case, it shall be effective upon delivery); (b) by email (in which case, it shall be effective upon transmission, provided that (i) receipt is confirmed or (ii) the computer record indicates no failure message is generated), (b) by overnight delivery by a nationally recognized courier service (in which case, it shall be effective on the Business Day after being deposited with such courier service), in each case, to the address listed below:

If to the BrightSphere Seller or the Guarantor:

c/o BrightSphere Investment Group, Inc.
Level 53, 200 Clarendon St.
Boston, Massachusetts 02116
Attention: Chief Legal Officer
Email: rhart@bsig.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
191 N. Wacker Drive, 32nd Floor
Chicago, Illinois 60606
Attention: Matthew J. Richards
Email: matthew.richards@ropesgray.com

If to the Landmark Seller:

c/o Landmark Partners LLC
10 Mill Pond Lane
Simsbury, Connecticut 06070
Attention: Timothy L. Haviland; Tina E. St. Pierre
Email: timothy.haviland@landmarkpartners.com; tina.stpierre@landmarkpartners.com with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Prudential Tower, 800 Boylston St.
Boston, Massachusetts 02199
Attention: William E. Mone; Adam M. Leamon
Email: william.mone@ropesgray.com; adam.leamon@ropesgray.com

Any notice to the Company prior to the Closing shall be given to the Sellers as set forth above.

If to the Buyer (or the Company following the Closing):

Ares Holdings L.P.
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Attention: Naseem Sagati Aghili
Email: nsagati@aresmgmt.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, CA 90067-3010
Attention: Jonathan Benloulou, P.C. & Michael A. Woronoff, P.C.
Email: jonathan.benloulou@kirkland.com; michael.woronoff@kirkland.com

Each of the Parties may specify a different address by giving notice in accordance with this Section 10.3 to each of the other Parties hereto.

10.4.    Succession and Assignment; No Third-Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns and all such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof. This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the Parties, except with the prior written approval of (a) the Sellers’ Representative, in the case of assignment by Buyer, or (b) Buyer, in the case of assignment by any other Party. Any attempt to do so without the required consent will be null and void ab initio. Notwithstanding the foregoing, Buyer may assign any or all of its rights, interests or obligations hereunder to any of its Affiliates without obtaining the consent of any other Party; provided that (i) no such assignment shall relieve the Buyer of any of its obligations hereunder and (ii) Buyer may not assign any rights, interests or obligations without the consent of the other Party if such assignment could adversely affect the Sellers’ (or their direct or indirect owners’) expected Tax consequences in connection with the Transactions or cause the Tax treatment set forth in Section 7.12.4 not to apply. Except as set forth in Sections 7.10 , 10.2, 10.15, and 10.16 (each of which shall be for the benefit of, and shall be enforceable by, the Persons named therein), this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

10.5.    Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by the Sellers and the Buyer. No waiver by any Party of any breach or violation of, default under, or inaccuracy in any representation, warranty, covenant, or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty, covenant, or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof.

10.6.    Entire Agreement. This Agreement, the Seller Disclosure Letter, the Company Disclosure Letter, the Confidentiality Agreement, and any other agreements, schedules or certificates delivered in connection with this Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings, and agreements (including any draft agreements) with respect thereto, whether written or oral, none of which shall be used as evidence of the Parties’ intent.

10.7.    Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed by facsimile or .pdf signature by any Party and such signature shall be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

10.8.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements and to otherwise give effect to the intent of the Parties.

10.9.    Headings. The headings contained in this Agreement are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

10.10.    Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.11.    Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise were breached or violated. Each of the Parties hereto agrees that, without any requirement for the posting of any bond or other undertaking, each Party shall be entitled an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court specified in Section 10.13.1, in addition to any other remedy to which they may be entitled, at law or in equity. Each Party hereto further agrees that, in the event of any Action for an injunction or specific performance in respect of any such threatened or actual breach or violation, they shall not assert that a remedy at law would be adequate.

10.12.    Governing Law. This Agreement, the negotiation, terms, and performance hereof, the rights of the Parties hereunder, and all Actions arising in whole or in part under or in connection with this Agreement or any of the Transactions or the legal relationship of the Parties (whether at law or in equity, and whether in contract, tort or otherwise), shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

10.13.    Jurisdiction; Venue; Service of Process.

10.13.1.        Jurisdiction. Each Party to this Agreement, by their execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, solely if the Chancery Court of the State of Delaware does not have or declines to accept jurisdiction over a Party or a particular Action, any state or federal court within the State of Delaware and any appellate court therefrom) (collectively, the “Chosen Courts”) for the purpose of any Action between the Parties hereto arising in whole or in part under or in connection with this Agreement, the negotiation, terms, and performance hereof, the rights of the Parties hereunder, or any of the Transactions or the legal relationship of the Parties (whether at law or in equity, and whether in contract, tort or otherwise), (b) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that they are not subject personally to the jurisdiction of the Chosen Courts, that venue in the Chosen Courts is improper, that their property is exempt or immune from attachment or execution, that any such Action brought in the Chosen Courts should be dismissed on grounds of forum non conveniens or improper venue, that such Action should be transferred or removed to any court other than the Chosen Courts, that such Action should be stayed by reason of the pendency of some other Action in any other court other than the Chosen Courts or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence or prosecute any such Action other than before the Chosen Courts. Notwithstanding the foregoing, (i) a Party hereto may commence any Action in a court other than the Chosen Courts solely for the purpose of enforcing an Order or judgment issued by the Chosen Courts, and (ii) the dispute resolution procedures set forth in Article 3 shall be the sole and exclusive means by which the Parties may resolve any disputes arising thereunder and any resolution of any such dispute in accordance with such dispute resolution procedures shall be valid and binding on the Parties hereto.

10.13.2.        Service of Process. Each Party hereto hereby (a) consents to service of process in any Action between the Parties hereto arising in whole or in part under or in connection with this Agreement, the negotiation, terms, and performance hereof, the rights of the Parties hereunder, or any of the Transactions or the legal relationship of the Parties (whether at law or in equity, and whether in contract, tort or otherwise) in any manner permitted by Delaware law, (b) agrees that service of process made in accordance with clause (a) or made by overnight delivery by a nationally recognized courier service at their address specified pursuant to Section 10.3 shall constitute good and valid service of process in any such Action, and (c) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

10.14.    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NEGOTIATION, TERMS, AND PERFORMANCE HEREOF, THE RIGHTS OF THE PARTIES HEREUNDER, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE LEGAL RELATIONSHIP OF THE PARTIES (WHETHER AT LAW OR IN EQUITY, AND WHETHER IN CONTRACT, TORT OR OTHERWISE). THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF

THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO. THE PARTIES HERETO FURTHER AGREE TO IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY SUCH PROCEEDING AND ANY SUCH PROCEEDING SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.15.    Non-Recourse. This Agreement may be enforced only against, and any Action based upon, arising out of, or related to this Agreement or the Transactions may be brought only against, the Persons that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. With respect to each Party, no direct or indirect past, present, or future Affiliate, director, officer, member, manager, partner, equityholder, employee, agent, or Representative of such Party, and no direct or indirect past, present, or future director, officer, member, manager, partner, equityholder, employee, agent or Representative of any Affiliate of such Party shall have any obligation or liability of any kind (whether in contract or tort, at law, in equity or otherwise, or based upon any theory that seeks to impose liability upon of a Person against any Person related to such other first Person) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of such Party or for any claim based on, arising out of, or related to this Agreement or the Transactions. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent or limit an action based upon, or relieve any Person from any liability by such Person for, Actual Fraud.

10.16.    Waiver of Conflicts.

10.16.1.    Ropes & Gray LLP (“Ropes”) has acted as legal counsel to the Sellers, the Company, and certain of their respective Affiliates (including the Group Companies) prior to the Closing, and intends to continue to act as legal counsel to the Sellers and certain of their Affiliates following the Closing, including in connection with any potential disputes arising out of or relating to the Transactions. As such, the Buyer and the Company, on behalf of themselves and their respective Affiliates (including the Group Companies), hereby waive any conflicts that may arise in connection with Ropes representing the Sellers and their respective Affiliates following the Closing in connection with any matter arising out of or relating to the Transactions, including any dispute related thereto or arising therefrom. Without limiting the generality of the foregoing, in the event that a dispute arises between or among the Buyer and any of its Affiliates (including, after the Closing, the Group Companies), on the one hand, and the Sellers and any of their respective Affiliates, on the other hand, arising out of or relating to the Transactions, each of the Parties, on behalf of themselves and their respective Affiliates, hereby agrees (a) that Ropes may represent the Sellers and their respective Affiliates in such dispute even though the interests of the Sellers and their respective Affiliates may be directly adverse to those of the Buyer and its Affiliates (including, after the Closing, the Group Companies), and (b) that even though Ropes may have represented the Group Companies in a matter substantially related to such dispute, to waive any conflict of interest in connection with such representation by Ropes.

10.16.2.        The Parties further agree that, as to (i) all communications among Ropes and the Group Companies prior to Closing, and (ii) all attorney work product of Ropes, in each case, that relates in any way to the Transactions, the attorney-client privilege, the expectation of client confidence, and all other rights to any evidentiary privilege belong solely to the Sellers and shall solely be controlled by the Sellers and shall not pass to or be claimed by the Buyer, or, after the Closing, the Group Companies, it being the intention of the Parties that all rights of any Person under or with respect to such attorney-client privilege, work product protection, or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection, or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, the Sellers. Notwithstanding the foregoing, none of the Group Companies or the Sellers is waiving, and each of the Group Companies shall be entitled to enforce, any such attorney-client privilege in connection with any Action not involving a Party to this Agreement.

10.16.3.    The Parties agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 10.16. The Buyer acknowledges and agrees, on behalf of itself and its Affiliates (including, after the Closing, the Group Companies) that each has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Ropes. This Section 10.16 is for the benefit of Ropes (including its partners and employees), which is an intended third-party beneficiary of this Section 10.16.

10.17.    Sellers’ Representative.

10.17.1.        The Sellers’ Representative is appointed and authorized by each Seller to serve as the representative of such Seller with respect to the matters expressly set forth in this Agreement to be performed by the Sellers’ Representative and as the attorney-in-fact and agent for and on behalf of each such Seller for purposes of the matters expressly set forth in this Agreement to be performed by the Sellers’ Representative. The initial Sellers’ Representative (the “Sellers’ Representative”) shall be the BrightSphere Seller and the BrightSphere Seller hereby accepts such appointment. The initial Sellers’ Representative may resign such position at any time, and in such case, or if the Sellers’ Representative becomes unable or unwilling to continue in its capacity as Sellers’ Representative, a replacement shall be appointed by the Sellers acting jointly by written consent. Notice and a copy of the written consent appointing such new representative shall be delivered to the Buyer reasonably promptly thereafter. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by the Buyer.

10.17.2.    A decision, act, Consent or instruction of the Sellers’ Representative hereunder will constitute a decision, act, Consent or instruction of all Sellers and will be final, binding and conclusive, and the Buyer may rely conclusively (without further evidence of any kind whatsoever) upon any such decision, act, Consent or instruction of the Sellers’ Representative as being the decision, act, Consent or instruction of all Sellers, including with respect to (A) any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and (B) any other action taken, purported to be taken or omitted to be taken on behalf of any Seller by the Sellers’ Representative, in each case, as fully and legally binding upon such Seller. The Buyer will be relieved from any liability to any Person for any acts done by it in accordance with any such decision, act, consent or instruction of the Sellers’ Representative. The Buyer shall have the right to deal with the Sellers’ Representative and Landmark Investment Holdings GP LLC on behalf of any and all Sellers with respect to all matters expressly set forth in this Agreement to be performed by the Sellers’ Representative and Landmark Investment Holdings GP LLC.

10.17.3.    The Sellers’ Representative shall be empowered to take such actions contemplated to be taken by the Sellers’ Representative under this Agreement and such other actions reasonably related thereto, in each as it may deem necessary or appropriate in connection with or to consummate the Transactions, including: (i) taking all actions and making all filings on behalf of such Sellers with any Governmental Authority or other Person necessary to effect the consummation of the Transactions; (ii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of Government Authorities with respect to, and otherwise administering and handling any claims under this Agreement or the Ancillary Agreements on behalf of such Sellers; and (iii) taking all other actions that are either necessary or appropriate in its judgment for the accomplishment of the foregoing or contemplated by the terms of this Agreement.

10.18.    Guaranty

10.18.1.        Guarantor unconditionally and irrevocably guarantees (the “Guaranty”) to Buyer the due and punctual performance by BrightSphere Seller (and any permitted assignees thereof) of all of BrightSphere Seller’s obligations to Buyer (and any permitted assignees thereof) pursuant to this Agreement (including pursuant to Section 3.1) in each case, subject to the terms, conditions and limitations set forth in this Agreement (the “Guaranteed Obligations”). The foregoing sentence is a continuing guaranty of the full and punctual discharge and performance of the Guaranteed Obligations. Should BrightSphere Seller default in the discharge or performance of all or any portion of the Guaranteed Obligations, the obligations of the Guarantor hereunder shall become immediately due and, if applicable, payable.

10.18.2.        The Guarantor’s obligations under the Guaranty shall not be affected by, and shall continue in effect irrespective of: (i) any change in the corporate existence, structure or ownership of the Company, BrightSphere Seller or the Guarantor or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or BrightSphere Seller or any of their respective assets; (ii) any modification, amendment or waiver of, or any Consent to departure from the terms and conditions of, this Agreement; (iii) any modification, limitation or discharge of the obligations of the BrightSphere Seller or the Guarantor that may result from any bankruptcy, reorganization or similar proceeding involving the BrightSphere Seller; (iv) any change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of the Guaranteed Obligations; (v) any escrow arrangement or other security for any Guaranteed Obligations; (vi) the existence of any claim, set off or other right that the Guarantor may have at any time against the BrightSphere Seller or the Landmark Seller, whether in connection with any Guaranteed Obligations or otherwise; (vii) the addition, substitution or release of any Person now or after the Signing Date liable with respect to the Guaranteed Obligations or otherwise interested in the Transactions (including any other guarantor); (viii) the adequacy of any other means the Buyer or any other Person may have of obtaining payment of the Guaranteed Obligation; or (ix) any lack of authority of any officer, director or other person acting or purporting to act on behalf of the BrightSphere Seller.

10.18.3.        Guarantor represents and warrants to Buyer as follows: (i) Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of State of Delaware and has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance of this Agreement by Guarantor have been duly authorized by all requisite corporate action on the part of Guarantor, and no other proceedings or actions on the part of Guarantor are necessary therefor; (iii) assuming due authorization, execution and delivery by Buyer, this Agreement constitutes the legal, valid and binding obligation of Guarantor, and is enforceable against Guarantor in accordance with its terms, subject to Legal Requirements of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Legal Requirement governing specific performance, injunctive relief and other equitable remedies; and (iv) none of the execution, delivery or performance by Guarantor of this Agreement will contravene, conflict with or result in a violation of any Legal Requirements to which Guarantor is subject or bound, in each case, other than for any such contraventions, conflicts or violations that would not have a material adverse effect on Guarantor’s ability to perform its obligations under this Section 10.18.

10.19.    Nondisclosure.         For two years following the Closing Date, each Seller shall not, and shall use reasonable best efforts to cause its Affiliates (to the extent that any such Affiliate has received Confidential Information prior to the Closing) not to, directly or indirectly, disclose any Confidential Information to any Person (other than Buyer or its Affiliates). The preceding sentence will not prohibit disclosure of Confidential Information by a Seller or its Affiliates: (i) to the extent necessary to comply with, or enforce rights under this Agreement or any Ancillary Agreement; (ii) to the extent requested in writing by Buyer; (iii) in connection with the defense or prosecution of any Action arising from or relating to this Agreement or any Ancillary Agreement; (iv) as required by applicable Legal Requirements; (v) to the extent necessary to perform his or her duties and responsibilities as an employee of the Buyer or its Affiliates; or (vi) to Representatives of any Seller who have a need to know in connection with any of the foregoing.

[Remainder of the page intentionally left blank – signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Equity Purchase Agreement as of the date first above written.

THE SELLERS:

BRIGHTSPHERE (LANDMARK) LLC

By:_______________________________________
Name:
Its:

LANDMARK INVESTMENT HOLDINGS LP

By:_______________________________________
Name:
Its:

THE COMPANY:

LANDMARK PARTNERS, LLC

By:_______________________________________
Name:
Its:

THE GUARANTOR:

BRIGHTSPHERE INVESTMENT GROUP INC.

By:_______________________________________
Name:
Its:

LPI:

LANDMARK PARTNERS, INC.

By:_______________________________________
                        Name:
                         Its:

[LANDMARK PARTNERS:

[Signature Page to Equity Purchase Agreement]

By:_______________________________________
Name:]

THE BUYER:

ARES HOLDINGS L.P.

By:_______________________________________
Name:
Its:

THE SELLERS’ REPRESENTATIVE:

BRIGHTSPHERE (LANDMARK) LLC

By:_______________________________________
Name:
Its:

[Signature Page to Equity Purchase Agreement]